                                                               EXHIBIT (a)(1)(A)

THE INFORMATION IN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO PURCHASE ANY UNITS OF LIMITED PARTNER INTEREST.

SUBJECT TO COMPLETION

                           OFFER TO PURCHASE FOR CASH

           ALL THE OUTSTANDING LIMITED PARTNERSHIP UNITS (THE "UNITS")

                                       OF

                    AMERICAN RETIREMENT VILLAS PROPERTIES II,
                        A CALIFORNIA LIMITED PARTNERSHIP,

                                       AT

                                  $___ PER UNIT

                               TO LIMITED PARTNERS

                                       BY

                           ARVP II ACQUISITION, L.P.,

                    A CALIFORNIA LIMITED PARTNERSHIP OF WHICH

                            ARV ASSISTED LIVING, INC.

                             IS THE GENERAL PARTNER

                                       AND

            SOLICITATION OF CONSENTS TO A PROPOSAL TO EFFECT A MERGER

         THE OFFER, THE WITHDRAWAL RIGHTS RELATED TO THE OFFER AND THE SOLICITATION PERIOD FOR THE CONSENTS WILL EXPIRE AT 5:00 P.M., PACIFIC TIME, ON ___________, 2004, UNLESS WE EXTEND THE OFFER (AS SO EXTENDED, THE "EXPIRATION DATE.")

         THE OFFER AND CONSENT SOLICITATION ARE SUBJECT TO CERTAIN RISKS DESCRIBED UNDER "SPECIAL FACTORS -- RISK FACTORS" BEGINNING ON PAGE 3 OF THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS OR DELIVER YOUR CONSENT.

         THE ENTITY MAKING THE OFFER AND SOLICITING YOUR CONSENT IS ARVP II ACQUISITION, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("PURCHASER"). WE ARE A CALIFORNIA LIMITED PARTNERSHIP OF WHICH ARV ASSISTED LIVING, INC., A DELAWARE CORPORATION ("ARV"), IS THE GENERAL PARTNER. ARV IS ALSO THE GENERAL PARTNER OF AMERICAN RETIREMENT VILLAS PROPERTIES II, A CALIFORNIA LIMITED PARTNERSHIP, THE SUBJECT OF THE OFFER (THE "PARTNERSHIP"). ARV ALSO DIRECTLY OWNS APPROXIMATELY 52.5% OF THE UNITS OF THE PARTNERSHIP. NO AFFILIATE OF ARV OTHER THAN PURCHASER IS MAKING THE OFFER OR SOLICITING YOUR CONSENT. IN THIS DOCUMENT, THE TERMS "PURCHASER," "WE," "US" AND "OUR" REFER TO ARVP II ACQUISITION, L.P. FOR A DESCRIPTION OF THE RELATIONSHIP BETWEEN ARV, PURCHASER AND THE PARTNERSHIP, SEE "SPECIAL FACTORS -- TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS; INTEREST IN SECURITIES OF THE PARTNERSHIP."

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE CONSENT BY LIMITED PARTNERS OF THE PARTNERSHIP WHO COLLECTIVELY HOLD MORE THAN 50% OF THE UNITS NOT HELD BY ARV TO THE MERGER PROPOSAL DESCRIBED UNDER "THE CONSENT SOLICITATION," ALTHOUGH WE RESERVE THE RIGHT TO WAIVE THIS CONDITION OR TO EXTEND THE OFFER, SUBJECT TO THE TERMS AND CONDITIONS CONTAINED WITHIN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT. SEE "THE TENDER OFFER -- CONDITIONS TO THE OFFER."

         A HOLDER OF UNITS (A "UNITHOLDER"), OTHER THAN ARV, MAY TENDER ANY OR ALL UNITS THAT IT OWNS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    IMPORTANT INFORMATION ON TENDERING YOUR UNITS OR CONSENTING TO THE MERGER

         Any Unitholder desiring to tender his or her Units and/or consent to the Merger Proposal should complete and sign the YELLOW Agreement of Assignment and Transfer and/or the GREEN Consent Form (copies of which are enclosed with this Offer to Purchase and Consent Solicitation Statement) in accordance with their instructions and mail or deliver them to the Information Agent at the address or facsimile number set forth below.

         If legal title to your Units is held through an IRA, Keogh or similar account, we will send on your behalf a copy of your completed Agreement of Assignment and Transfer and/or Consent Form to your custodian to obtain your custodian's confirmation. If your Units are held through an IRA, Keogh or similar account, you should send these documents to the Information Agent not less than one week prior to the Expiration Date so that we have time to obtain your custodian's confirmation prior to the Expiration Date. You may also send your completed Agreement of Assignment and Transfer and/or Consent Form to your custodian to obtain your custodian's confirmation and then mail or deliver them to the Information Agent at the address or facsimile number set forth below prior to the Expiration Date in accordance with the instructions set forth in this document.

         Questions or requests for assistance or additional copies of this Offer to Purchase and Consent Solicitation Statement, the Agreement of Assignment and Transfer or the Consent Form may be directed to the Information Agent at the toll free number set forth below.

                     The Information Agent for the Offer is:

                          ACS Securities Services, Inc.
      Attn: American Retirement Villas Properties II, a California limited partnership
                           3988 N. Central Expressway
                              Building 5, 6th Floor
                                Dallas, TX 75204
                              Tel.: (866) 275-3707
                               Fax: (866) 275-3710

January [  ], 2004.

                                TABLE OF CONTENTS

                                                                                                                   PAGE
SUMMARY TERM SHEET...............................................................................................     i

INTRODUCTION.....................................................................................................     1

SPECIAL FACTORS..................................................................................................     3
   1.    Risk Factors............................................................................................     3
   2.    Background to the Offer and the Merger..................................................................     5
   3.    Purpose of the Offer and the Merger; Future Plans.......................................................     5
   4.    Fairness of the Offer and the Merger....................................................................     6
   5.    Determination of the Offer Price........................................................................    11
   6.    Alternatives Considered to the Offer and the Merger.....................................................    25
   7.    Effects of the Offer....................................................................................    26
   8.    Effects of the Merger...................................................................................    27
   9.    Transactions, Negotiations and Agreements; Interest in Securities of the Partnership....................    28
   10.   Certain United States Federal Income Tax Considerations.................................................    29
   11.   Forward-Looking Statements..............................................................................    33

THE PARTNERSHIP..................................................................................................    34
   1.    Description of the Partnership..........................................................................    34
   2.    Business Risks..........................................................................................    44
   3.    Source and Amount of Funds for the Offer and the Merger.................................................    47
   4.    Selected Historical Financial Data for the Partnership..................................................    47
   5.    Projections for the Partnership Properties; Budgets.....................................................    48
   6.    Dividends and Distributions.............................................................................    49

THE TENDER OFFER.................................................................................................    50
   1.    Terms of the Offer; Expiration Date.....................................................................    50
   2.    Acceptance for Payment and Payment for Units............................................................    50
   3.    Procedure for Accepting the Offer and Tendering Units...................................................    51
   4.    Withdrawal Rights.......................................................................................    55
   5.    Extension of Tender Period; Termination; Amendment......................................................    56
   6.    Conditions to the Offer.................................................................................    57
   7.    Certain Legal Matters; Required Regulatory Approvals....................................................    59

THE CONSENT SOLICITATION.........................................................................................    61
   1.    Record Date; Outstanding Units; Voting Rights...........................................................    61
   2.    The Merger Proposal; Effective Time of the Merger Proposal..............................................    61
   3.    The Merger; Required Approvals..........................................................................    62
   4.    Solicitation Period.....................................................................................    63
   5.    Voting and Revocation of Consents.......................................................................    63
   6.    Effective Time of the Merger............................................................................    65
   7.    No Special Meeting......................................................................................    66
   8.    Interests of Certain Persons in the Matters to be Acted Upon............................................    66

   9.    Costs of the Consent Solicitation.......................................................................    66

OTHER MATTERS....................................................................................................    66
   1.    Certain Fees and Expenses...............................................................................    66
   2.    Available Information; Incorporation by Reference.......................................................    67
   3.    No Dissenter's Rights...................................................................................    68
   4.    Miscellaneous...........................................................................................    68

SCHEDULE I

SCHEDULE II

ANNEX A - Merger Agreement

                               SUMMARY TERM SHEET

         This summary highlights important and material information contained in this Offer to Purchase and Consent Solicitation Statement but is intended as an overview only. To fully understand the Offer and the Consent Solicitation described in this document and for a more complete description of the terms of the Offer and the proposal to which we are seeking your consent, you should carefully read this entire Offer to Purchase and Consent Solicitation Statement, the annexes and schedules to the Offer to Purchase and Consent Solicitation Statement, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and Consent Solicitation Statement, and the Agreement of Assignment and Transfer and the Consent Form (which are enclosed with this Offer to Purchase and Consent Solicitation Statement). Section and heading references are included to direct you to a more complete description of the topics contained in this summary. Any terms not defined in this summary are defined in the complete Offer to Purchase and Consent Solicitation Statement and any terms defined in this summary have the same meaning in the complete Offer to Purchase and Consent Solicitation Statement.

GENERAL INFORMATION ABOUT THE OFFER AND THE MERGER PROPOSAL

WHAT TRANSACTIONS ARE CONTEMPLATED BY THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT?

     -    This Offer to Purchase and Consent Solicitation Statement relates to:

          - The Offer: Our tender offer to purchase all of the outstanding limited partnership units of the Partnership, or Units, not owned by ARV Assisted Living, Inc., or ARV, at the Offer Price of $___ in cash per Unit pursuant to the terms and conditions of the Offer; as well as

          - The Consent Solicitation: A solicitation for consents to a proposed merger transaction, called the Merger, pursuant to which Unitholders (other than ARV or its subsidiaries) will receive $___ in cash for each Unit owned if the Merger is consummated, subject to the terms of the merger agreement, which we refer to as the Merger Agreement, in the form attached as Annex A. We reserve the right to make changes to the Merger Agreement at any time prior to effecting the Merger so long as those changes do not adversely effect the interests of Unitholders that have consented to the proposed merger transaction and the Merger.

     - The Partnership charges a transfer fee to any purchaser of Units for the transfer of Units. This fee is equal to the lesser of $150 and the Partnership's actual costs and expenses incurred in connection with such transfer. This fee is intended to compensate the Partnership for the costs and expenses incurred in connection with transferring the Units on the books of the Partnership, and the Partnership believes that these costs and expenses have been in excess of $150. While this fee is customarily imposed upon sellers of Units, we will pay this fee to the Partnership in connection with any transfer of your Units to us in the Offer. Therefore, the Partnership transfer fee will not reduce the Offer Price you will receive if you tender your Units in the Offer.

     - We refer to the tender offer as the Offer and we refer to our proposal to consent to the principal terms of the Merger Agreement and the Merger as the Merger Proposal, each as described in this Offer to Purchase and Consent Solicitation Statement.

     See "THE TENDER OFFER" and "THE CONSENT SOLICITATION."

HOW DO THE OFFER AND THE MERGER RELATE TO EACH OTHER?

     - The Offer and the Merger are separate and independent transactions. The same Offer Price per Unit will be paid to Unitholders in both the Offer and the Merger. Unitholders whose tendered Units are accepted for purchase will not be entitled to also receive $___ per Unit if the Merger is consummated.

     - In certain circumstances which are discussed below, the Offer could be completed and the tendered Units would be accepted for purchase, even if the Merger is not consummated. If we complete the Offer and purchase the tendered Units, but do not consummate the Merger, Unitholders who have not tendered will remain as Unitholders. See "SPECIAL FACTORS -- Risk Factors -- If the Offer is completed but the Merger is not effected, non-tendering Unitholders may be harmed."

     - If the Merger is not consummated, Unitholders who did not tender their Units in the Offer will not be entitled to any payment per Unit.

     - In other circumstances, the Merger could be consummated, even if the Offer is not completed and the tendered Units are not accepted for purchase; nevertheless, Unitholders other than ARV and its subsidiaries, including those who tendered in the Offer, will receive the Offer Price for each Unit they hold.

     - It is a condition to the completion of the Offer that we receive, among other things, the consent to the Merger Proposal from Unitholders holding a majority of the Units that are not held by ARV and its subsidiaries.

     - If there are fewer than 300 Unitholders after completion of the Offer, and we do not complete the Merger, the Partnership may stop filing financial statements and other information with the Securities and Exchange Commission, or SEC, in which case, information about the Partnership would not be made publicly available and we would anticipate a reduction in the Partnership's expenses. As of the date of this Offer to Purchase and Consent Solicitation Statement, there were 1,636 Unitholders in the Partnership other than ARV.

     See "THE TENDER OFFER" and "THE CONSENT SOLICITATION."

ARE WE ASKING YOU TO SELL YOUR UNITS?

     - Yes. We are offering to buy all of your Units for the Offer Price of $___ in cash per Unit pursuant to the terms and conditions of the Offer.

     See "THE TENDER OFFER -- Terms of the Offer; Expiration Date."

ARE WE ASKING YOU TO CONSENT TO A PROPOSAL?

     - Yes. We are asking you to consent to the Merger Proposal to approve the principal terms of the Merger Agreement and the Merger. If the Merger is consummated, each Unit not owned by ARV or its subsidiaries would be converted into the right to receive the Offer Price which will be paid to a Unitholder upon surrender of his or her Units.

     - We and ARV, as the general partner of the Partnership, have already approved the terms of the Merger Agreement.

     See "THE CONSENT SOLICITATION -- The Merger Proposal; Effective Time of the Merger Proposal."

MAY YOU TENDER YOUR UNITS BUT NOT CONSENT TO THE MERGER PROPOSAL?

     - Yes. However, you should be aware that completion of the Offer is conditioned upon the receipt of valid written consents to the Merger Proposal by Unitholders who collectively hold more than 50% of the Units that are not held by ARV or its subsidiaries. Consequently, if you decide to tender your Units to us but do not also deliver your consent to the Merger Proposal, your failure to consent will reduce the likelihood that the Offer will be completed and that we will purchase the Units you may have tendered. We have the right, subject to compliance with the regulations of the SEC, to waive this condition, but we are under no obligation to do so.

     See "THE CONSENT SOLICITATION -- The Merger; Required Approvals."

THE PURCHASER AND ARV

WHO IS THE PURCHASER?

     - We are named ARVP II Acquisition, L.P. and are also referred to as the Purchaser. We are a California limited partnership wholly-owned indirectly by ARV. ARV is privately-owned and is the general partner of American Retirement Villas Properties II, a California limited partnership, which we refer to as the Partnership. The Units issued by the Partnership are the subject of the Offer. ARV also owns approximately 52.5% of the Units of the Partnership. No affiliate of ARV, other than the Purchaser, is making the Offer or soliciting your consent. The Purchaser is also seeking your consent to the Merger Proposal. We and the Partnership are the parties to the Merger, and, if the Merger is consummated, we would be merged with and into the Partnership.

     See "SCHEDULE I -- ARVP II Acquisition, L.P."

WHO WOULD ACQUIRE MY UNITS IN THE OFFER AND PAY THE CASH CONSIDERATION IN THE MERGER?

     - We would buy your Units in the Offer at the Offer Price per Unit tendered. We would also pay the cash consideration equal to the Offer Price for each Unit that is not purchased in the Offer (other than those owned by ARV or its subsidiaries) if the Merger is consummated, subject to the terms of the Merger Agreement.

     See "THE TENDER OFFER -- Terms of the Offer; Expiration Date" and "THE CONSENT SOLICITATION -- The Merger Proposal; Effective Time of the Merger Proposal."

WHO IS ARV?

     - ARV is a privately-owned, fully integrated provider of assisted living accommodations and services in the United States. ARV operates, acquires and develops assisted living communities that offer a combination of housing, personalized support services and healthcare in a non-institutional setting. ARV's assisted living communities are designed to respond to the individual needs of elderly residents who require assistance with certain activities of daily living, but who do not require the intensive nursing care provided in a skilled nursing facility.

     See "SCHEDULE I -- ARV."

ARE WE AFFILIATED WITH ARV, THE GENERAL PARTNER OF THE PARTNERSHIP?

     - Yes. We are wholly-owned by ARV, the general partner of the Partnership. In addition, all of our activities are carried out by ARV employees, since we do not have any employees of our own. As a result of ARV's relationship with the Partnership, ARV may have a conflict of interest with respect to the Offer and our solicitation of your consent to the Merger Proposal, which we refer to as the Consent Solicitation. See "SPECIAL FACTORS -- Risk Factors -- ARV, the general partner of the Partnership, may have a conflict of interest with respect to the Offer and the Consent Solicitation."

THE OFFER AND THE MERGER

HOW MUCH WILL YOU RECEIVE FOR EACH UNIT?

     - In the Offer, we are offering $___ in cash per Unit, less the amount of any cash distributions made or declared with respect to the Units on or after the date of this Offer to Purchase and Consent Solicitation Statement until the date on which we purchase the Units tendered pursuant to the Offer (to the extent that we do not receive such distributions with respect to any Units accepted for payment). Any non-cash distribution made or declared during this time will be held by each tendering Unitholder for our account and transferred to us or exercised for our benefit, in which case the proceeds of such exercise will be promptly remitted to us. We refer to this amount as the Offer Price. See "THE TENDER OFFER."

     - In the Merger, Units that are not owned by ARV or its subsidiaries would be converted into the right to receive $___ in cash per Unit, less the amount of any cash distributions made or declared with respect to the Units on or after the date of this Offer to Purchase and Consent Solicitation Statement until the date on which the Merger is consummated (to the extent that we do not receive such distributions with respect to any such Units), subject to the terms of the Merger Agreement. Any non-cash distribution made or declared during this time will be held by each Unitholder for our account and transferred to us or exercised for our benefit, in which case the proceeds of such exercise will be promptly remitted to us. Upon consummation of the Merger, a Unitholder will receive this price in cash upon surrender of his or her Units. See "THE CONSENT SOLICITATION."

     - The Partnership charges a transfer fee to any purchaser of Units for the transfer of Units. This fee is equal to the lesser of $150 and the Partnership's actual costs and expenses incurred in connection with such transfer. This fee is intended to compensate the Partnership for the costs and expenses incurred in connection with transferring the Units on the books of the Partnership, and the Partnership believes that these costs and expenses have been in excess of $150. While this fee is customarily imposed upon sellers of Units, we will pay this fee to the Partnership in connection with any transfer of your Units to us in the Offer. Therefore, the Partnership transfer fee will not reduce the Offer Price you will receive if you tender your Units in the Offer.


     - The same price in cash per Unit will be paid to Unitholders tendering in the Offer, if completed, and to all Unitholders, other than ARV and its subsidiaries, in the Merger, if consummated, subject to certain distributions, if any, the Partnership makes to Unitholders. Therefore, we also refer to the price to be paid to Unitholders in the Merger for each of their Units as the Offer Price. See "SPECIAL FACTORS -- Determination of the Offer Price."


HOW WAS THE OFFER PRICE DETERMINED?

     - In establishing the $___ Offer Price proposed to be paid in the Offer and the Merger, we took into account a variety of factors, including ARV's assessment of the underlying value of the Partnership's assets, based upon our own analysis, independent appraisals and recent prices at which the Units have been transferred between third parties. For more information see "SPECIAL FACTORS -- Determination of the Offer Price."

WHAT IS THE MARKET VALUE OF YOUR UNITS?

     - There is no established public market for the Units, although there is a limited secondary market for the Units. Market prices for the Units have been reported to the Partnership in transactions involving informal secondary sales and third party "mini-tender" offers. During the past two years, the average tender offer price per Unit in "mini-tender" offers of which the Partnership is aware was $312.50 per Unit. Based on a hypothetical sale of five Units and the $150 Partnership transfer fee customarily paid by a tendering Unitholder, during the past two years, the average net tender offer price per Unit in these "mini-tender" offers would be $282.50 per Unit.

     See "SPECIAL FACTORS -- Fairness of the Offer and the Merger;" "SPECIAL FACTORS -- Determination of the Offer Price" and "Schedule II -- Information Concerning Secondary Market Sales Reported to the Partnership During the Last Two Fiscal Years."

WHY ARE WE BOTH PURSUING THE OFFER AND SEEKING APPROVAL OF THE MERGER PROPOSAL?

     - We are making the Merger Proposal and seeking to complete the Merger in order to acquire the entire equity interest in the Partnership, which would enable us to make the Partnership a private, wholly-owned subsidiary of ARV.

     - We are pursuing the Offer to increase our interest in the Partnership by acquiring additional Units, even if we are unable to consummate the Merger.

     - Even if you tender your Units, your consent to the Merger Proposal is important since we are not obligated to complete the Offer and purchase any tendered Units if we do not receive valid consents from Unitholders holding a majority of the Units not held by ARV or its subsidiaries.

     See "SPECIAL FACTORS -- Purpose of the Offer and the Merger; Future Plans."

WHAT ARE THE BENEFITS TO A UNITHOLDER FROM THE OFFER AND THE MERGER?

     - Both the Offer and the Merger provide you an opportunity to achieve immediate liquidity for your investment in the Partnership. We will pay you the Offer Price per Unit tendered in the Offer if we complete the Offer and accept the tendered Units for payment. If you do not tender your Units in the Offer, you still would receive the Offer Price per Unit if the Merger is consummated, subject to the terms of the Merger Agreement.

     - The Offer, if completed, will also provide tendering Unitholders an opportunity to eliminate future record-keeping and tax filing requirements. The Merger will provide these benefits for all Unitholders not affiliated with ARV.

     - The Partnership charges a transfer fee to any purchaser of Units for the transfer of Units. This fee is equal to the lesser of $150 and the Partnership's actual costs and expenses incurred in connection with such transfer. This fee is intended to compensate the Partnership for the costs and expenses incurred in connection with transferring the Units on the books of the Partnership, and the Partnership believes that these costs and expenses have been in excess of $150. While this fee is customarily imposed upon sellers of Units, we will pay this fee to the Partnership in connection with any transfer of your Units to us in the Offer. Therefore, the Partnership transfer fee will not reduce the Offer Price you will receive if you tender your Units in the Offer.

     See "SPECIAL FACTORS -- Purpose of the Offer and the Merger; Future Plans."

WHAT EFFECTS WOULD THE MERGER HAVE ON THE PARTNERSHIP?

     -    As a result of the Merger:

          - We or one of our affiliates would own directly or indirectly all of the Units. In this case, we will have the voting rights associated with being the sole Limited Partner of the Partnership and owning all of the Units;

          - We or one of our affiliates would acquire the entire equity interest in the Partnership which would give us an interest in 100% of the Partnership's profits, losses and distributions; and

          - You and the Partnership's other current public Unitholders would no longer have any interest in the Partnership's future earnings or growth. Furthermore, the Partnership would no longer be a public entity and its financial statements would no longer be made publicly available.

     - Accomplishing the Merger would allow the Partnership to reduce its expenses, including the significant expenses associated with being a public entity, and would provide ARV increased flexibility in managing the Partnership's assets.

     See "SPECIAL FACTORS -- Purpose of the Offer and the Merger; Future Plans," and "Effects of the Merger."

WHAT EFFECTS WILL THE OFFER HAVE ON THE PARTNERSHIP, IF THE MERGER IS NOT CONSUMMATED?

     - In certain circumstances, we may complete the Offer but not consummate the Merger, in which case we may not acquire the entire equity interest in the Partnership. In this case:

          - We expect that the Partnership will not be able to achieve much, if any, of the expense reduction;

          -    ARV will increase its ownership of Units;

          - Unitholders who do not tender their Units will remain Limited Partners in the Partnership having the same rights and benefits they have now, although, since fewer Units will be outstanding, there may be less liquidity for the Units; and

          - If there are fewer than 300 Unitholders after completion of Offer, the Partnership may stop filing financial statements and other information with the SEC, in which case, information about the Partnership would not be made publicly available and we would anticipate a reduction in the Partnership's expenses. As of the date of this Offer to Purchase and Consent Solicitation Statement, there were 1,636 Unitholders in the Partnership other than ARV.

          See "SPECIAL FACTORS -- Effects of the Offer."

ARE THE OFFER AND THE MERGER SUBJECT TO THE SAME CONDITIONS?

     - No. While some of the conditions to the Offer and the Merger are similar, the conditions to the Offer and the Merger are not the same. In particular, if we and ARV own less than 90% of the Units after the Offer is completed, the Merger will be conditioned upon the California Commissioner of Corporations' approval of the terms and conditions of the Merger and determination that such terms and conditions are fair. The Offer is not conditioned upon this approval or any similar determination of fairness by the California Commissioner of Corporations or anyone else. We may complete the Offer and purchase the Units tendered prior to any fairness hearing by the California Commissioner of Corporations. Even if a hearing is held before the Offer is completed and we fail to obtain a favorable determination and approval, we may still complete the Offer and purchase the Units tendered, subject to the terms of the Offer.

          See "THE TENDER OFFER -- Conditions to the Offer" and "THE CONSENT SOLICITATION -- The Merger; Required Approvals."

WHAT BENEFITS DO WE EXPECT TO ENJOY IF THE MERGER IS CONSUMMATED?

     - If we consummate the Merger, ARV would enjoy the benefits that come from owning all of the Units and being the sole Limited Partner, which include:

          - The right to receive distributions after the sale of any Partnership properties;

          - The right to benefit in any appreciation in the value of the Partnership properties;

          - The sole right to make decisions about the Partnership's business or the management of the Partnership properties; and

          - The reduction in some of the Partnership's expenses, including those associated with preparing stand-alone audited financial statements and SEC reporting.

          See "SPECIAL FACTORS -- Effects of the Merger."

DO WE HAVE THE FINANCIAL RESOURCES TO PAY THE OFFER PRICE WITH RESPECT TO ALL OF THE UNITS SUBJECT TO THE MERGER AND THE OFFER?

     - Yes. If we consummate the Merger or if we purchase all of the Units we are seeking in the Offer, the aggregate amount of cash that we would need to pay Unitholders with respect to their Units and to pay related fees and expenses would be approximately $___________. ARV has committed to contribute to us, from its cash on hand, all of the cash necessary to complete the Offer and the Merger and to pay related fees and expenses. ARV has the financial resources to meet this commitment.

     See "THE PARTNERSHIP -- Source and Amounts of Funds for the Offer and the Merger."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE OFFER AND THE MERGER AND WHAT MUST YOU DO TO PREVENT THE IMPOSITION OF BACKUP WITHHOLDING TAX AND OTHER UNITED STATES FEDERAL WITHHOLDING TAXES?

     - The sale of Units in the Offer or the receipt of cash for the Units in the Merger will be treated as a taxable transaction for United States federal income tax purposes.

     - To prevent the possible application of backup withholding tax with respect to payment of the purchase price for Units purchased in the Offer, you must provide your taxpayer identification number and must certify in the Agreement of Assignment and Transfer, under penalties of perjury, that (i) the tax identification number provided in the

          Agreement of Assignment and Transfer is your correct taxpayer identification number; and (ii) you are not subject to backup withholding tax, either because you have not been notified by the Internal Revenue Service, or the IRS, that you are subject to backup withholding tax as a result of your failure to report all interest or dividends, or because the IRS has notified you that you are no longer subject to backup withholding tax.

     - To avoid the imposition of a 10% withholding tax under Section 1445 of the Internal Revenue Code, you are also required, under penalties of perjury, to properly complete and sign a certificate included with the Agreement of Assignment and Transfer that includes your name, address and taxpayer identification number, and that certifies that you are not a non-United States person.

     See "SPECIAL FACTORS -- Certain United States Federal Income Tax Considerations."

WILL YOU GET DISSENTERS' RIGHTS IN THE OFFER OR THE MERGER?

     - No. Dissenters' rights are not available in the Offer or the Merger. See "OTHER MATTERS -- No Dissenters' Rights."

THE OFFER

HOW LONG DO YOU HAVE TO DECIDE IF YOU WANT TO TENDER YOUR UNITS?


     - You have until 12:00 a.m., Eastern time, on _________, 2004, or the Expiration Date, to tender your Units. We may extend the Offer in our discretion. If we extend the Offer, then we will make a public announcement not later than 9:00 a.m., Eastern time, on _________, 2004, the business day after the Offer is scheduled to expire. See "THE TENDER OFFER -- Terms of the Offer; Expiration Date."


HOW DO YOU TENDER YOUR UNITS?

     - In order to validly tender your Units, you must complete sign, date and return the YELLOW Agreement of Assignment and Transfer, which we refer to as the Agreement of Assignment and Transfer, to the Information Agent in the enclosed postage-paid envelope or by facsimile at (866) 275-3710.

     - If legal title to your Units is held through an IRA, Keogh or similar account, we will send on your behalf a copy of your completed Agreement of Assignment and Transfer to your custodian to obtain your custodian's confirmation. However, in this case, you should send to the Information Agent your completed Agreement of Assignment and Transfer not less than one week prior to the Expiration Date so that we have time to obtain your custodian's confirmation prior to the Expiration Date. You may also send your completed Agreement of Assignment and Transfer to your custodian to obtain your custodian's confirmation and then return the Agreement of Assignment and Transfer to the Information Agent prior to the Expiration Date.

     - If you deliver the Agreement of Assignment and Transfer by facsimile, you must also return the original documents, which originals, only, may be received after the Expiration Date provided that the facsimile is received prior to or on the Expiration Date.

     See "THE TENDER OFFER -- Procedure for Accepting the Offer and Tendering Units."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     -    The Offer is conditioned upon, among other things:

          - The approval of the Merger Proposal by Unitholders holding a majority of the Units that ARV and its subsidiaries do not hold;

          - The non-occurrence of certain events before the Expiration Date, such as legal or governmental actions that would prohibit the purchase of Units or a material adverse change with respect to the Partnership or its business; and

          - After the Expiration Date and before payment for the Units, our failure to receive any governmental regulatory approvals necessary to complete the Offer.

     - There are no conditions to the Offer based on the availability of financing.

     - Subject to satisfaction of the other conditions described in this Offer to Purchase and Consent Solicitation Statement, we intend to purchase any and all Units that are validly tendered and not withdrawn upon expiration of the Offer.

          For more information see "THE TENDER OFFER -- Conditions to the
          Offer."

WHAT SECURITIES AND HOW MANY OF THEM ARE SOUGHT IN THE OFFER?

     - We are offering to purchase all of the outstanding Units (other than Units held by ARV or its subsidiaries) upon the terms of and subject to the conditions to the Offer, from any Unitholder who validly tenders his or her Units.

     - As of the date of this Offer to Purchase and Consent Solicitation, there were 35,019.880 Units issued and outstanding, of which ARV owns 18,322.314. We believe that the Units not held by ARV are held by persons unaffiliated with the Partnership and ARV. Subject to complying with applicable rules and regulations of the SEC, and the satisfaction or our waiver of all conditions to the Offer, we intend to purchase all Units validly tendered. See "THE TENDER OFFER -- Terms of the Offer; Expiration Date."

DO YOU HAVE TO PAY ANY BROKERAGE OR TRANSFER FEES TO TENDER YOUR UNITS?

     - If you are the record owner of your Units and you tender Units in the Offer, then you will not have to pay any brokerage or similar fees. However, if legal title to your Units is held through an IRA, Keogh or similar account, then your custodian may charge you a fee in connection with any confirmation they may be required to make. You should consult your custodian to determine whether any other charges will apply.

     - The Partnership charges a transfer fee to any purchaser of Units for the transfer of Units. This fee is equal to the lesser of $150 and the Partnership's actual costs and expenses incurred in connection with such transfer. This fee is intended to compensate the Partnership for the costs and expenses incurred in connection with transferring the Units on the books of the Partnership, and the Partnership believes that these costs and expenses have been in excess of $150. While this fee is customarily imposed upon sellers of Units, we will pay this fee to the Partnership in connection with any transfer of your Units to us in the Offer. Therefore, the Partnership transfer fee will not reduce the Offer Price you will receive if you tender your Units in the Offer.

CAN YOU WITHDRAW UNITS THAT YOU HAVE TENDERED?

     - Yes, you may withdraw your tendered Units at any time until the Expiration Date. If and to the extent that tendered Units have not been accepted for payment by _______, 2004 (60 days after the date of this Offer to Purchase and Consent Solicitation Statement), you may also withdraw your tendered Units at any time thereafter. We will be deemed to have accepted your validly tendered Units, subject to the terms of and conditions to the Offer, on the Expiration Date, unless we terminate or extend the Offer. To withdraw Units that you have tendered, you must deliver to the Information Agent a written notice of withdrawal with the required information while you still have the right to withdraw. See "THE TENDER OFFER -- Withdrawal Rights."

IF YOU ACCEPT THE OFFER, HOW WILL YOU GET PAID?


     - If the conditions to the Offer are satisfied (or waived) and we complete the Offer and accept your Units for payment, you will receive payment for the Units that you tendered promptly following the Expiration Date. See "THE TENDER OFFER -- Acceptance for Payment and Payment for Units."


WILL THE OFFER AFFECT YOUR UNITS IF YOU DO NOT TENDER?

     - If the Offer is completed and you do not tender your Units, unless the Merger is consummated, then:

          - If there are fewer than 300 Unitholders after the Offer, the Partnership may stop filing financial statements and other information with the SEC, in which case, information about the Partnership would not be made publicly available and we would anticipate a reduction in the Partnership's expenses; and

          - There may be decreased liquidity of the Units, which will likely have an adverse effect on the market price of your Units.

     - If we consummate the Merger, whether or not you tender your Units, then all of your Units will be converted into the right to receive the Offer Price or, if tendered and the Offer is completed, purchased in the Offer.

          See "SPECIAL FACTORS -- Effects of the Offer."

THE MERGER

WHO IS ENTITLED TO CONSENT TO THE MERGER PROPOSAL?

     - You are entitled to consent to the Merger Proposal if you were a Limited Partner of record on January __, 2004. If you beneficially owned Units as of this date, you may instruct the record owner of the Units as of this date to consent to the Merger Proposal on your behalf. See "THE CONSENT SOLICITATION -- Record Date; Outstanding Units; Voting Rights."

HOW DO YOU CONSENT TO THE MERGER PROPOSAL?

     - In order to consent to the Merger Proposal, you must complete, sign, date and return the GREEN Consent Form, which we refer to as the Consent Form, to the Information Agent in the enclosed envelope with pre-paid postage or by facsimile at (866) 275-3710.

     - If legal title to your Units is held through an IRA, Keogh or similar account, we will send on your behalf a copy of your completed Consent Form to your custodian to obtain your custodian's confirmation. However, in this case, you should send your completed Consent Form to the Information Agent not less than one week prior to the Expiration Date so that we have time to obtain your custodian's confirmation prior to the Expiration Date. You may also send your completed Consent Form to your custodian to obtain your custodian's confirmation and then return the Consent Form to the Information Agent prior to the Expiration Date.

     - If delivery is by facsimile, you must also return the original Consent Form, which original, only, may be received after the Expiration Date provided that the facsimile is received prior to or on the Expiration Date.

     - Your vote on the Merger Proposal is very important. Your failure to return the enclosed Consent Form as explained above will have the same effect as not consenting to the Merger Proposal; it will constitute a vote against the Merger Proposal. See "THE CONSENT SOLICITATION -- Voting and Revocation of Consents."

HOW DO YOU REVOKE YOUR CONSENT TO THE MERGER PROPOSAL?

     - You may revoke your executed and returned Consent Form with respect to the Merger Proposal at any time prior to the earlier of:

          - The time at which we receive sufficient consents to adopt the Merger Proposal; and

          -    The Expiration Date.

     - Thereafter, all Consent Forms previously executed and delivered and not revoked will become irrevocable.

     - In order to revoke your consent, you must execute and deliver to the Information Agent a subsequently dated Consent Form or written notice. See "THE CONSENT SOLICITATION -- Voting and Revocation of Consents."

HOW LONG DO YOU HAVE TO CONSENT TO THE MERGER PROPOSAL?


     - You may submit your completed and signed Consent Form now. For your Consent Form to be accepted, it must be received by the Information Agent no later than 12:00 a.m., Eastern time, on _______, 2004, unless we extend the Expiration Date of the Offer, in which case the new Expiration Date will be the last date on which your Consent Form will be accepted. See "THE CONSENT SOLICITATION -- Solicitation Period."


WHY ARE WE SOLICITING YOUR CONSENT TO THE MERGER PROPOSAL?

     - We are soliciting your consent to the Merger Proposal so that we can acquire the entire equity interest in the Partnership through the Merger. See "SPECIAL FACTORS -- Purpose of the Offer and the Merger; Future Plans."

WHAT ARE THE CONDITIONS TO THE MERGER?

     - We intend to consummate the Merger if the conditions below, which we refer to as the Merger Threshold Conditions, are satisfied (as well as other conditions to the Merger):

          - We acquire enough Units in the Offer so that, together with the Units already owned by ARV and its subsidiaries, we own at least 90% of the Units, which would allow us to consummate a "short-form" merger under California law; or

          - The Merger Proposal is approved by Unitholders who collectively hold more than 50% of the Units not held by ARV and its subsidiaries and, as required by California law, unless the Merger Proposal is approved by all Unitholders, the California Commissioner of Corporations has also approved the terms and conditions of the Merger and the fairness of such terms and conditions. We plan to seek this approval of the Commissioner promptly if the Merger Proposal is so approved by Unitholders.

     - These requirements of California law are intended to provide you with certain procedural and substantive protections regarding the fairness of the terms and conditions of the Merger Agreement and the Offer Price to be paid upon the cash out of the Units in the Merger. See "THE CONSENT SOLICITATION -- The Merger; Required Approvals."

     - We and ARV, as the general partner of the Partnership, have already approved the terms of the Merger Agreement.

IS IT POSSIBLE THAT WE WILL CONSUMMATE THE MERGER ON A DIFFERENT DATE THAN THE DATE ON WHICH WE COMPLETE THE OFFER?

     - Yes. We intend to complete the Offer and purchase all of the Units that have been validly tendered to us and not withdrawn once all of the conditions to the Offer have been satisfied. Unless we own at least 90% of the Units upon completion of the Offer, we are unlikely to be able to satisfy the Merger Threshold Conditions until sometime after we have completed the Offer because of the requirement to hold the California fairness hearing. Therefore, tendering Unitholders may have their Units accepted for payment prior to the time that the California fairness hearing is held and would not be aware of the results of the hearing. See "THE TENDER OFFER -- Conditions to the Offer" and "THE CONSENT SOLICITATION -- The Merger; Required Approvals."

IS THERE ANY WAY THAT THE OFFER COULD BE COMPLETED, BUT THE MERGER WOULD NOT BE CONSUMMATED?

     - Yes. While we intend to complete the Merger if the Offer is completed, we are not obligated to do so in any of the following circumstances:

          -    The Merger Threshold Conditions are not satisfied;

          - We fail to receive any material third party consent or any other material governmental consent to the Merger;

          - There is a temporary restraining order, preliminary or permanent injunction or other order or decree that could reasonably be expected to have (i) a material adverse effect on us, ARV or the Partnership or (ii) the effect of preventing the consummation of the Merger; or

          - There is pending or threatened litigation or a governmental action or proceeding challenging the Merger that could reasonably be expected to have a material adverse effect on us, ARV or the Partnership.

     - Notwithstanding our intention to complete the Merger if the above conditions are satisfied, we reserve the right to waive any and all conditions to the Merger or to abandon the Merger whether or not the Offer is completed or the Merger Threshold Conditions or the other conditions to the Merger are satisfied.

     - For more information about the conditions to the Merger, you should read Annex A to this Offer to Purchase and Consent Solicitation Statement for the full text of the proposed Merger Agreement.

     - If the Offer is completed but the Merger is not effected, Unitholders who have not tendered may be harmed. See "SPECIAL FACTORS -- Risk Factors -- If the Offer is completed but the Merger is not effected, non-tendering Unitholders may be harmed."

HOW WILL THE SPECIAL LIMITED PARTNERS BE TREATED IN THE MERGER?

     - The Partnership's four special limited partners, whom we refer to as the Special Limited Partners, have economic interests in the Partnership that differ from yours. Consequently, a Special Limited Partner would receive in the Merger an amount in cash for its special limited partnership interest that differs from that which we are offering you, but which is based on the Offer Price. The amount that a Special Limited Partner would receive in the Merger has been determined by us to equal approximately the amount this Special Limited Partner would have received under the Partnership's Agreement of Limited Partnership, which we refer to as the Partnership Agreement, in a deemed liquidation of the Partnership, assuming the assets of the Partnership had been sold for aggregate consideration that would have resulted in each Unit receiving the Offer Price in this deemed liquidation. Except for its rights to distributions, allocations, and credits, each Special Limited Partner is deemed to hold one Unit under the Partnership Agreement and California law, including for purposes of voting on certain matters concerning the Partnership, including the Merger Proposal. In addition, we or ARV may acquire the Special Limited Partner interests directly in negotiated transactions separate from the Offer and the Merger. The Special Limited Partners are not affiliated with ARV or us. See "SPECIAL FACTORS -- Fairness of the Offer and the Merger."

FUTURE PLANS AND EFFECTS

WHAT WILL WE DO IF WE COMPLETE THE OFFER AND PURCHASE THE TENDERED UNITS BUT DO NOT CONSUMMATE THE MERGER?

     - If we are unable for any reason to effect the Merger, then we may seek to acquire additional Units through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of these methods on such terms and at such prices as we shall determine, which may be different from the terms and price paid in the Offer. We also reserve the right to dispose of Units that we have acquired or may acquire.

          See "SPECIAL FACTORS -- Purpose of the Offer and the Merger; Future Plans."

WILL THE PARTNERSHIP CONTINUE AS A PUBLIC ENTITY IF THE OFFER IS COMPLETED BUT THE MERGER IS NOT COMPLETED?

     - If the Merger is not completed, the Partnership may stop filing financial statements and other information with the SEC if there are fewer than 300 Unitholders. In that event, information about the Partnership would not be made publicly available. See "SPECIAL FACTORS -- Effects of the Offer."

WILL THE PARTNERSHIP CONTINUE AS A PUBLIC ENTITY IF THE MERGER IS COMPLETED?

     - If the Merger is completed, the Partnership will no longer be publicly owned, and its financial statements and other important information regarding the Partnership and its business will no longer be publicly available. See "SPECIAL FACTORS -- Effects of the Merger."

WHAT HAPPENS IF YOU DO NOT TENDER YOUR UNITS IN THE OFFER AND YOU VOTE AGAINST THE MERGER PROPOSAL, BUT THE MERGER PROPOSAL NEVERTHELESS RECEIVES THE REQUIRED UNITHOLDER APPROVAL?

     - Whether or not you tender your Units in the Offer or vote against the Merger Proposal, if:

     -    the Merger Threshold Conditions are satisfied; and

     -    the other conditions to the Merger are satisfied or waived,

     then we will seek to complete the Merger, even if you did not consent to the Merger Proposal or tender your Units in the Offer. If the Merger is consummated, your Units will be cashed out in the Merger at the Offer Price whether or not you tendered any Units in the Offer and even if you voted against the Merger Proposal. Thereafter, you will own no interest in the Partnership.

     See "THE CONSENT SOLICITATION -- The Merger; Required Approvals."

QUESTIONS ABOUT THE OFFER OR THE MERGER

WHOM CAN YOU CALL WITH QUESTIONS ABOUT THE OFFER OR THE MERGER?

  - If you have questions or need assistance tendering your Units or consenting to the Merger Proposal, please call ACS Securities Services, Inc., the Information Agent, toll free at (866) 275-3707. The Information Agent may also call you directly to answer any questions you may have regarding the Offer or the Merger.

TO: ALL HOLDERS OF LIMITED PARTNERSHIP UNITS OF AMERICAN RETIREMENT VILLAS PROPERTIES II, A CALIFORNIA LIMITED PARTNERSHIP.

                                  INTRODUCTION

         We are offering to purchase all of the outstanding units of limited partnership interest in the Partnership (the "Units") not owned by ARV or its subsidiaries at a purchase price of $___ per Unit, in cash, less the amount of any cash distribution made or declared with respect to the Units on or after the date of this Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase and Consent Solicitation Statement") until the date on which we purchase the Units tendered, to the extent that we do not receive those distributions with respect to any Units accepted for payment (the "Offer Price"), upon the terms of and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which together constitute the "Offer").

         We are also soliciting Unitholders who have been admitted as limited partners of the Partnership ("Limited Partners") to consent to a proposal (the "Merger Proposal") to approve the principal terms of the merger agreement, substantially in the form attached as Annex A (the "Merger Agreement"), and the merger to be consummated pursuant to the Merger Agreement (the "Merger"). We refer to this solicitation as the "Consent Solicitation." Limited Partners of record as of January ___, 2004 (the "Record Date") are entitled to consent to the Merger Proposal in the Consent Solicitation. Pursuant to the Merger Agreement, each Unit not owned by ARV or its subsidiaries would be converted in the Merger into the right to receive cash at the Offer Price (or $___ per Unit, as reduced by certain distributions).

         The entity making the Offer and soliciting your consent is ARVP II Acquisition, L.P. ("Purchaser"). We are a California limited partnership and wholly-owned indirectly by ARV Assisted Living, Inc., a privately-owned Delaware corporation ("ARV"). ARV is the general partner of American Retirement Villas Properties II, a California limited partnership, the subject of the Offer (the "Partnership"). No affiliate of ARV other than Purchaser is making the Offer or soliciting your consent. In this document, the terms "Purchaser," "we," "us" and "our" refer to ARVP II Acquisition, L.P. For a description of the relationship between ARV, the Partnership and Purchaser, see "SPECIAL FACTORS -- Transactions, Negotiations and Agreements; Interest in Securities of the Partnership."

         As of January ___, 2004 (the "Offer Date"), ARV owned 18,322.314 Units, or approximately 52.5% of all outstanding Units, and we did not own any Units. ARV is the sole general partner of the Partnership.

         The Partnership charges a transfer fee to any purchaser of Units for the transfer of Units. This fee is equal to the lesser of $150 and the Partnership's actual costs and expenses incurred in connection with such transfer. This fee is intended to compensate the Partnership for the costs and expenses incurred in connection with transferring the Units on the books of the Partnership, and the Partnership believes that these costs and expenses have been in excess of $150. While this fee is customarily imposed upon sellers of Units, we will pay this fee to the Partnership in connection with any transfer of your Units to us in the Offer.

         The Offer is conditioned on, among other things, the consent to the Merger Proposal by limited partners of the Partnership who collectively hold more than 50% of the Units not held by ARV or its subsidiaries.

         The Offer allows Unitholders who hold their Units directly to dispose of Units without incurring the sales commissions or transfer fees typically associated with transfers of Units arranged through brokers or other intermediaries. Unitholders that file federal tax returns and who sell all of their Units or whose Units are cashed out in the Merger will also eliminate the need to report form K-1 information for the Partnership with their federal tax returns covering years after 2004.

         We are making the Offer to increase ARV's ownership in the Partnership. We are soliciting consents to the Merger Proposal to acquire the entire equity interest in the Partnership. We intend to cause the Partnership to effect the Merger with us pursuant to Article 7.5 of the California Revised Limited Partnership Act (the "California Revised LP Act") as soon as practicable following completion of the Offer and the satisfaction of the following conditions, among others:

         - we acquire enough Units in the Offer so that, together with the Units already owned by ARV and its subsidiaries, we own at least 90% of the Units, which would allow us to consummate a "short-form" merger under California law; or

         - the Merger Proposal is approved by Unitholders who collectively hold more than 50% of the Units not held by ARV and its subsidiaries and, as required by California law, unless the Merger Proposal is approved by all Unitholders, the California Commissioner of Corporations has also approved the terms and conditions of the Merger and the fairness of such terms and conditions.

         While we reserve our right to do so, we have no plan to change the management or operations of the Partnership prior to the consummation of the Merger.

         FOR A DETAILED DESCRIPTION OF THE CONDITIONS TO THE OFFER, PLEASE SEE "THE TENDER OFFER -- CONDITIONS TO THE OFFER" AND FOR A DETAILED DESCRIPTION OF THE CONDITIONS TO THE MERGER, PLEASE SEE "THE CONSENT SOLICITATION -- THE MERGER; REQUIRED APPROVALS." WE RESERVE THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS OR CONDITIONS TO THE OFFER. SEE "THE TENDER OFFER -- TERMS OF THE OFFER; EXPIRATION DATE" AND "THE TENDER OFFER -- CONDITIONS TO THE OFFER."

         THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT AND THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER AND CONSENT FORM CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER AND THE MERGER.

                                 SPECIAL FACTORS

1.       RISK FACTORS

         We urge you to carefully consider the risks and other factors discussed below in deciding whether to tender your Units or consent to the Merger Proposal.

ARV, THE GENERAL PARTNER OF THE PARTNERSHIP, MAY HAVE A CONFLICT OF INTEREST WITH RESPECT TO THE OFFER AND THE CONSENT SOLICITATION.

         ARV is our general partner and we are therefore under ARV's control. All of our activities are carried out by ARV employees, since we do not have any employees of our own. The directors and officers of ARV owe fiduciary duties to ARV. ARV, however, owes fiduciary duties to the Partnership and the Limited Partners that may conflict with the fiduciary duties of its officers and directors to ARV or to us. Although ARV has employed an independent appraiser to assess the value of the Partnership's properties, these conflicting fiduciary duties may prevent ARV from evaluating the Offer objectively and may cause ARV to take actions (or refrain from taking actions) and make decisions in connection with the Offer or the Consent Solicitation that may not be in the best interests of Unitholders. NO INDEPENDENT COMMITTEE OR REPRESENTATIVE OF ARV OR THE PARTNERSHIP HAS BEEN APPOINTED OR RETAINED TO NEGOTIATE THE TERMS OF THE OFFER OR THE CONSENT SOLICITATION ON YOUR BEHALF.

         The Partnership has in the past and is currently being represented by legal counsel who has also represented and is currently representing ARV and certain of its affiliates in various matters, and Unitholders will not be represented by separate legal counsel. No provisions have been or will be made to allow Unitholders to obtain legal representation at the expense of the Partnership.

         As the sole owner of the purchaser in the Offer, which is also a party to the Merger, ARV will benefit from any future cash flow attributable to, and any future appreciation of, the Partnership's properties with respect to any Units we purchase in the Offer or own upon completion of the Merger.

         We believe that the fairness factors enumerated in " -- Fairness of the Offer and the Merger," and the fact that you are free to make your own decision whether to tender your Units in the Offer or consent to the Merger Proposal, provide significant procedural safeguards to minimize the effects of the potential conflicts of interest inherent in this transaction.

THE OFFER PRICE MIGHT NOT ACCURATELY REFLECT THE VALUE OF YOUR UNITS.

         Our objectives and motivations in establishing the Offer Price might conflict with your interests as Unitholders in receiving the highest price for your Units. Although we cannot predict the future value of the Partnership's properties or other assets, the Offer Price could be significantly less than the net proceeds per Unit that you could realize from a liquidation of the Partnership following a future sale of its properties.

         If you tender your Units and we accept your Units for payment, or if you decline to tender your Units to us or consent to the Merger Proposal but we nevertheless effect the Merger, you will lose the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership.

TENDERING YOUR UNITS OR CONSUMMATION OF THE MERGER MAY RESULT IN A TAX LIABILITY TO YOU.

         The sale of Units in the Offer or the receipt of cash for your Units in the Merger will be treated as a taxable transaction for United States federal income tax purposes. Depending on your adjusted tax basis for your Units, tendering your Units in the Offer or receiving cash for your Units upon completion of the Merger will cause you to recognize a gain or loss for tax purposes. Assuming we do not terminate the Offer and the Consent Solicitation, we expect to purchase tendered Units or consummate the Merger by December 31, 2004, in which case, if you are a calendar-year taxpayer, you will recognize any gain or loss on the sale of your Units in the 2004 taxable year. See " -- Certain United States Federal Income Tax Considerations."

IF THE OFFER IS COMPLETED BUT THE MERGER IS NOT EFFECTED, NON-TENDERING UNITHOLDERS MAY BE HARMED.

         It is possible in certain circumstances for us to acquire Units in the Offer but not effect the Merger. For example, we could receive a significant number of Units pursuant to the Offer, but not enough Units so that, together with those Units owned by ARV, we hold directly or indirectly more than 90% of the outstanding Units following completion of the Offer. If this occurs, unless the Merger Proposal is approved by all Unitholders or the approval of the California Commissioner of Corporations is obtained, we will be unable to consummate the Merger. In addition, if there are other unsatisfied conditions or legal or regulatory delays or impediments to the Merger, we may not be able to effect the Merger promptly or at all.

         If after the Offer the number of Unitholders falls below 300, we intend to deregister the Units under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, the Partnership would not be obligated to and would not make annual and quarterly filings with the SEC and information about the Partnership would be less available to you.

         In addition, if you continue to hold Units after completion of the Offer, there may be increased illiquidity of these Units since there will be fewer Units held by the public. This increased illiquidity would likely adversely affect the market price of your Units.

PAYMENT FOR THE UNITS IN THE OFFER COULD BE OTHERWISE DELAYED AND IS SUBJECT TO CERTAIN CONDITIONS.

         We are not obligated to complete the Offer unless all of the conditions to the Offer are satisfied or waived. In addition, upon the terms of and subject to the conditions to the Offer (including those specified in "THE TENDER OFFER -- Conditions to the Offer"), we reserve the right, in our sole discretion, at any time and from time to time:


     - To extend the period of time during which the Offer or Consent Solicitation is open, which would delay acceptance of any Units;



     - To terminate the Offer and not accept any Units if any of the conditions specified in the section, "THE TENDER OFFER -- Conditions to the Offer," cannot be satisfied; and

     -    To amend the Offer in any respect.

THE OFFER MAY BE COMPLETED AND TENDERED UNITS ACCEPTED FOR PAYMENT PRIOR TO THE FAIRNESS HEARING HELD BY THE CALIFORNIA COMMISSIONER OF CORPORATIONS.

         While the Merger is conditioned upon the approval and determination by the California Commissioner of Corporations that it is fair (unless ARV and its subsidiaries own at least 90% of the Units after the Offer is completed or all of the Unitholders approve the Merger Proposal), the Offer is not conditioned upon this approval or any similar determination of fairness by the California Commissioner of Corporations or anyone else. We may complete the Offer and purchase the Units tendered prior to any fairness hearing by the California Commissioner of Corporations. Even if a hearing is held and we fail to obtain a favorable determination and approval, we may still complete the Offer and purchase the Units tendered, subject to the terms of the Offer. See "THE CONSENT SOLICITATION -- The Merger; Required Approvals."

2.       BACKGROUND TO THE OFFER AND THE MERGER


         On April 23, 2003, Prometheus Assisted Living LLC became the sole owner of all of the outstanding shares of ARV common stock that it did not own pursuant to a "going private" merger transaction. As a result of this transaction, ARV became a privately-owned company. Thereafter, ARV began a re-evaluation of its businesses, assets and investments. In connection with this re-evaluation, ARV explored various alternatives regarding the Partnership consistent with its goal of operating as a privately-owned company with wholly-owned assets. Consistent with this strategy, ARV is working to simplify its business by unwinding or restructuring its joint venture and similar agreements. In addition, particularly since ARV had become a privately-owned company, ARV sought to reduce the Partnership's significant operating expenses incurred as a result of being a publicly reporting entity, which totaled $96,548 in 2002. This amount is the cost that was directly incurred by the Partnership to meet its reporting obligations as a public company and does not include indirect costs, such as an allocation of salaries of ARV personnel who provide services to the Partnership necessary to satisfy these obligations. In addition, the Partnership received benefits in the form of lower costs for services from the fact that ARV, its general partner, was a public company. As ARV is now a private company and, as a result of additional obligations arising from the Sarbanes-Oxley Act of 2002, ARV expects both the direct and indirect expenses of the Partnership to meet its reporting obligations as a public company to increase in the future. In light of these considerations, on November 19, 2003, ARV's board of directors met in order to discuss the Offer and the Merger. After considering various alternatives and discussions with its legal advisors, ARV's board of directors, acting by unanimous written consent, authorized the filing of this Offer to Purchase and Consent Solicitation Statement and the Merger on January 13, 2004. In September 2003, ARV became wholly-owned by Atria, Inc. (now known as Atria Senior Living Group, Inc.) as a result of a series of transactions which did not result in a change in the beneficial ownership of ARV. For more information on ARV and certain of its affiliates, see Schedule I. For more information on ARV's relationship with the Partnership, see "-- Transactions, Negotiations and Agreements; Interests in Securities of the Partnership."


3.       PURPOSE OF THE OFFER AND THE MERGER; FUTURE PLANS


         We are making the Offer to increase ARV's ownership in the Partnership. We are soliciting consents to the Merger Proposal to acquire the entire equity interest in the Partnership. We are also making the Offer and seeking to effect the Merger to provide Unitholders with liquidity for their investment in the Partnership and to thereby also offer Unitholders an opportunity to eliminate costly record-keeping and tax filing requirements incurred as a result of holding an interest in a partnership. In addition, as noted above, we expect legal and compliance costs to substantially increase in the years to come due complying with certain requirements of the Sarbanes-Oxley Act of 2002 that will be effective with respect to the Partnership in 2005. Completion of the Offer and the Merger is consistent with ARV's plan to seek to eliminate joint venture and other third party entity interests from its portfolio, thereby simplifying its internal accounting and reporting procedures.


         We intend, as soon as practicable after completing the Offer and the satisfaction of certain conditions, to cause the Partnership to effect the Merger. In the Merger, the outstanding Units not owned by ARV or tendered to us in the Offer will be converted into the right to receive cash in an amount equal to the price per Unit payable in the Offer, subject to the terms of the Merger Agreement.

         Accomplishing the Offer and the Merger would allow ARV to enjoy the following benefits:

     - The right to receive distributions after the sale of any Partnership properties;

     - The right to benefit in any appreciation in the value of the Partnership properties;

     - The right to make decisions about the Partnership's business or the management of the Partnership properties; and

     - The reduction in some of the Partnership's expenses, including those associated with preparing stand-alone audited financial statements, and SEC reporting.

         ARV has received numerous queries from many Unitholders over the years seeking to dispose of their Units in order to both liquidate their investment and eliminate the need to report form K-1 information for the Partnership with their federal tax returns. We believe that the Offer and the Merger represent a beneficial opportunity to Unitholders for them to achieve immediate liquidity for their investment and to avoid continued record keeping and tax filing requirements.

         If we are unable for any reason to effect the Merger, then we may seek to acquire additional Units through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Units that we have acquired or may acquire.

         If the Merger is not effected, but we receive and accept sufficient tenders to reduce the number of Unitholders to below 300, we intend to deregister the Units under the Exchange Act. As a result, the Partnership would not be obligated to and would not make annual and quarterly filings with the SEC and information about the Partnership would be less available to you.

         While we reserve the right to do so, we do not expect to change the board of directors of ARV, the general partner of the Partnership, or the management or operations of the Partnership prior to effecting the Merger.

4.       FAIRNESS OF THE OFFER AND THE MERGER

         Because we are wholly-owned by ARV, the general partner of the Partnership, we are an "affiliate" of the Partnership for purposes of Rule 13e-3 under the Exchange Act. Accordingly, under Rule 13e-3, we and ARV have considered the fairness of the Offer and the Merger to the unaffiliated Unitholders of the Partnership.

         We and ARV reasonably believe that the Offer and the Merger are substantively fair to the unaffiliated Unitholders of the Partnership. The terms of the Offer and the Merger, however, were established unilaterally by ARV and were not negotiated with the Partnership or any representative for Unitholders. EXCEPT AS FOLLOWS, WE ARE NOT MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER YOUR UNITS OR CONSENT TO THE MERGER PROPOSAL. YOU SHOULD MAKE THAT DECISION ONLY AFTER CONSULTING WITH YOUR FINANCIAL AND TAX

ADVISORS AND CAREFULLY CONSIDERING THE INFORMATION SET FORTH IN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT.


          In reaching our and ARV's determination that the Offer and the Merger are substantively fair to Unitholders, we and ARV considered the following factors:


     - The terms of the Offer and the Merger would provide a prompt means for you to receive cash for all or a portion of your Units, especially in light of the limited market for the Units.


     - The Offer Price is in excess of recent indications of the market price for the Units. The Offer or the Merger will allow you to liquidate your investment in the Partnership at a cash price of $___ per Unit. The Units are not listed on any exchange and information about the market price for the Units is not readily available. However, during the past two years, the average tender offer price per Unit in "mini-tender" offers of which the Partnership is aware was $312.50 per Unit. Based on a hypothetical sale of five Units and the $150 Partnership transfer fee customarily paid by a tendering Unitholder, during the past two years, the average net tender offer price per Unit in these "mini-tender" offers would be $282.50 per Unit and the high and low net tender offer price per Unit in these "mini-tender" offers of which the Partnership is aware would be $69 and $295, respectively. We did not consider the high and low net tender offer price per Unit in determining the Offer Price. See " -- Determination of the Offer Price" and "Schedule II -- Information Concerning Secondary Market Sales Reported to the Partnership During the Last Two Fiscal Years."



     - The Offer Price is more than the amount that we and ARV believe might be obtained if the Partnership were to sell its assets and liquidate. The amount that might be available to distribute to Unitholders would vary depending upon the timing of any such sale and distribution, the proceeds realized in connection with a sale of the Partnership's assets, the liabilities existing at the time and various other factors that are not under the control of ARV or us. Based upon appraisals of the Partnership properties and ARV's own assessment of the value of the Partnership's properties and other assets, we and ARV believe that the distributable cash per Unit upon a liquidation would be approximately $262. This amount could be higher or lower depending upon the foregoing and other factors. The Offer Price represents a ___% premium over this amount. We and ARV believe that the Offer Price provides Unitholders the opportunity to promptly receive cash for some or all of their Units if they do not wish to be subject to the possible delays and risks of a possible liquidation and are willing to forego the possibility that in a liquidation they might receive substantially higher values per Unit than is represented by the Offer Price.


     - Under the Partnership Agreement, if the Partnership sells any of its senior citizen or other similar facilities, ARV, as the general partner of the Partnership, may be entitled to receive a subordinated real estate commission. Under the Partnership Agreement, this commission may not exceed the lesser of (i) 50% of the amount which is customarily charged in arms-length transactions by others rendering similar services as an on-going public activity in the localities where the facilities are located (the "Competitive Real Estate Commission") or (ii) 3% of the sales price of such facility; provided that all real estate brokerage commissions or similar fees paid to all persons involved in the sale does not exceed the lesser of 6% of the sales price or the Competitive Real Estate Commission. The payment of this commission would reduce the amount that Unitholders would receive in the event of such a sale of the Partnership's properties upon a liquidation of the Partnership or otherwise. ARV's liquidation analysis assumes that no brokerage fee would be paid to ARV.


     - The Offer Price per Unit plus aggregate distributions paid to date per Unit by the Partnership since inception will equal approximately $______. This represents approximately a ___% return of the original investment in a Unit by someone who invested in the Partnership at its inception.

     - The assisted living market has been experiencing significant volatility due to certain risks, such as increasing operating costs, the increasing supply of new assisted living alternatives and additional government regulation and oversight. These risks and the resulting uncertainty have constrained the ability to access capital markets efficiently in the assisted living industry. Our purchase of your Units would reduce your exposure to the volatility of the assisted living market.


     - Our purchase of your Units would eliminate your exposure to the risk of obsolescence in the Partnership properties. Because the average age of the Partnership's portfolio is approximately 25 years old, we and ARV believe a portion of the portfolio is vulnerable to new competition and may require substantial capital expenditures in the future to remain competitive. We and ARV also believe that changing consumer preferences and evolving models for senior housing may eventually result in obsolescence of some of the properties.



     - During fiscal year 2000, former general partners Gary L. Davidson, John A. Booty, John S. Jason and Tony Rota (collectively, the "Special Limited Partners") elected to have their general partnership interests in the Partnership converted to special limited partnership interests. As former general partners who ceased to be general partners, the holders of Special Limited Partner units are entitled to the allocations, distributions, and credits to which their previous general partner's interest which has been so converted would otherwise have been entitled. Under the Partnership Agreement and California law, the holders of Special Limited Partner interests are treated as Limited Partners of the Partnership for certain purposes and are governed by the provisions of the Partnership Agreement applicable to Limited Partners other than provisions pertaining to distributions and allocations to Limited Partners, as further described below. Each Special Limited Partner is deemed to hold one Unit under the Partnership Agreement and California law and is deemed to be a Limited Partner for purposes of voting on certain matters concerning the Partnership, including the Merger Proposal. We are not making the Offer to the Special Limited Partners because their interest in the Partnership constitutes a separate "class" of security from the Units under federal securities law because, among other reasons, each Special Limited Partner interest represents an economic interest in the Partnership different from that of the Units and result from the conversion of a general partnership interest formerly held by the holders of the Special Limited Partnership Units, as further described below. In addition, because the Special Limited Partner interests are held by only four persons, these interests are not registered under the federal securities laws and, should we decide to acquire the Special Limited Partner interests in the future, we would be able to do so in separately-negotiated transactions rather than through a broadly-disseminated tender offer. We are not seeking the consent of the Special Limited Partners to Merger Proposal because each Special Limited Partner is entitled to only one vote on each matter to be voted on by the limited partners (including the Merger Proposal), and thus, so long as the Merger Threshold Conditions are satisfied, we do not require the consent of the Special Limited Partners in order to effect the Merger. Because of the differing rights and different situations regarding the issuance of and consideration paid for the interest held by the Special Limited Partners, we do not consider the amount or value of any consideration to be received by the Special Limited Partners to effect the fairness of the Offer or the Merger to the Unitholders.


          The Special Limited Partners are generally entitled to be allocated 0.99% of the Partnership's (i) profits and losses (other than cost recovery deductions) for financial statement and income tax purposes; and (ii) cash available for distribution from operations. The Special Limited Partners are also entitled to be allocated 0.99% of distributions upon any sale, refinancing or other disposition of the Partnership's real properties (subject to adjustments for certain negative capital account balances), until the Limited Partners have received an amount equal to 100% of their capital contributions (less the amount of distributions received from a prior sale or financing) plus an amount ranging from 8% to 10% (depending upon the timing of the Limited Partner's investment) of their capital contributions per annum, cumulative, but not compounded, from the date of each Limited Partner's investment. The cumulative return is to be reduced, but not below zero, by the aggregate amount of prior distributions from all sources. Thereafter, distributions are made 15% to ARV and the Special Limited Partners and 85% to the Limited Partners.


          In light of these different economic interests in the Partnership, the SLP Offering Price differs from that which we are offering to Unitholders. Each Special Limited Partner would receive $_____ in cash in the Merger for its special limited partnership interest (the "SLP Merger Price"), pursuant to the terms of the Merger Agreement. The
          SLP Offering Price is based on the same calculation and methodology we used in determining the Offer Price. The SLP Merger Price has been determined by us to equal approximately the amount a Special Limited Partner would have received under the Partnership Agreement in a deemed liquidation of the Partnership assuming the assets of the Partnership had been sold for aggregate consideration that would have resulted in each Unit receiving the Offer Price in this deemed liquidation. In addition, we or ARV may acquire the Special Limited Partner interests directly in negotiated transactions separate from the Offer and the Merger. In addition, ARV has deducted the Special Limited Partners' share of liquidation proceeds from the total estimated proceeds available for distribution in arriving at its final computation of liquidation value per Unit. See " -- Determination of the Offer Price."



     - We and ARV do not believe that book value of the Units is relevant to the fairness of the Offer or the Merger. The book value of the Partnership properties less the secured debt for each property, as of September 30, 2003, would result in a negative price per Unit since the Partnership properties have been depreciated for accounting purposes to a level substantially below their potential market value. Accordingly, we and ARV did not consider book value in determining the Offer Price or the fairness of the Offer or the Merger.



     - We and ARV do not believe that going concern value of the Partnership is relevant to the fairness of the Offer or the Merger, because the Partnership is not really an operating business. Its only assets, other than cash, are the Partnership properties, which are managed by ARV as assisted living facilities in which rental units are leased to individuals as tenants. The Partnership has no other operations. Because going concern value typically reflects independent value for the goodwill of a business as a going concern, over and above its asset values, those factors are not present here. Accordingly, we and ARV did not consider going concern value of the Partnership in determining the fairness of the Offer or the Merger.


     - The Offer and the Merger provide the opportunity for you to sell your Units without incurring brokerage and other costs typically associated with market sales. The Partnership also charges a transfer fee to any purchaser of Units for the transfer of Units. This fee is equal to the lesser of $150 and the Partnership's actual costs and expenses incurred in connection with such transfer. This fee is intended to compensate the Partnership for the costs and expenses incurred in connection with transferring the Units on the books of the Partnership, and the Partnership believes that these costs and expenses have been in excess of $150. While this fee is customarily imposed upon sellers of Units, we will pay this fee to the Partnership in connection with any transfer of your Units to us in the Offer.

          For a more detailed description of the valuation methodologies employed by the general partner to determine the fairness of the Offer and the Merger to you, see " -- Determination of the Offer Price."

          The consent to the Merger Proposal by a majority of the Unitholders, other than ARV and its subsidiaries, is required as a condition for us to complete the Offer. Furthermore, unless we acquire at least 90% of the Units in the Offer, together with the Units already owned by ARV, this consent is also one of the conditions for us to effect the Merger. The Partnership as an entity does not have a board of directors, and ARV is the only entity or person acting on its behalf. Furthermore, as noted above in item 1 of "Risk Factors," no independent committee or representative has been appointed or retained to negotiate the terms of the Offer or the Merger on your behalf. Nevertheless, we and ARV reasonably believe that the Offer, and the Merger, if approved by a majority of Unitholders other than ARV, are procedurally fair to you in light of the following factors:

     - You can determine individually whether to tender your Units in the Offer, and the number to be tendered.

     - The Offer is conditioned upon our receipt of consents to the Merger Proposal by more than 50% of the Unitholders other than ARV and its subsidiaries.

     - Unless we acquire enough Units through the Offer so that, together with the Units already owned by ARV, we own at least 90% of the Units, the Merger can only be consummated if:

               - all Unitholders other than us, ARV or any of its other subsidiaries, consent to the principal terms of the Merger Agreement and the Merger; or

               - the terms and conditions of the Merger are approved by the California Commissioner of Corporations at a fairness hearing conducted pursuant to the California Corporations Code.

     - If we do acquire enough Units through the Offer so that, together with the Units already owned by ARV, we own at least 90% of the Units, we would be entitled to effect a "short-form" merger under California law which does not require that the principal terms of the Merger Agreement or the Merger be approved by all Unitholders or that the Merger be approved by the California Commissioner of Corporations.

     - If the Offer and the Merger are completed, Unitholders that do not tender their Units in the Offer will receive the same amount of cash per Unit in the Merger that they would have received had they tendered their Units in the Offer, pursuant to the terms of the Merger Agreement, subject to any adjustments for distributions the Partnership makes to Unitholders.

          You should be aware that while some of the conditions to the Offer and the Merger are similar, the conditions to the Offer and the Merger are not the same. In particular, while the

Merger is conditioned upon the approval and determination by the California Commissioner of Corporations that it is fair (unless ARV and its subsidiaries own at least 90% of the Units after the Offer is completed or all of the Unitholders consent to the Merger Proposal), the Offer is not conditioned upon this approval or any similar determination of fairness by the California Commissioner of Corporations or anyone else. We may complete the Offer and purchase the Units tendered prior to any fairness hearing by the California Commissioner of Corporations. Even if a hearing is held and we fail to obtain a favorable determination and approval, we may still complete the Offer and purchase the Units tendered, subject to the terms of the Offer.

         We and ARV also considered the following factors, which we considered to be negative from the perspective of the unaffiliated Unitholders, in our consideration of the fairness of the terms of the Offer, and the Merger, if applicable:

         - Due to their conflicted position, ARV's directors may not be able to evaluate the Offer or the Merger objectively, and they may cause ARV to take actions (or refrain from taking actions) and to make decisions in connection with the Offer or the Merger that may not be in the best interests of Unitholders.

         - The senior officers of ARV have participated in our consideration of the Offer and the Merger.

         - Following the sale of your Units in the Offer or the Merger, you would cease to participate in the future earnings or growth, if any, of the Partnership or benefit from increases, if any, in the value of your holdings in the Partnership.

         - Historically, there has been a relatively limited public market for the Units. As a result of the tender of Units by Unitholders, this public market may become even more limited. Those Unitholders who do not tender their Units may suffer increased illiquidity and decreased market value, particularly because ARV intends to seek termination of the registration of the Units under the Exchange Act following completion of the Offer, if possible.


         - Because the Partnership was formed prior to January 1, 1991, under the California Revised LP Act, the law under which the Partnership is governed, Unitholders do not have dissenters' rights or similar rights with respect to the Offer or the Merger. Accordingly, Unitholders will not have the right to have their Units appraised or to have the value of their Units paid to them if they disapprove of the Offer Price.



         In determining that the Offer and the Merger are fair to the unaffiliated Unitholders of the Partnership, we and ARV considered the above factors as a whole and did not assign specific or relative weights to them. Because we were formed by ARV solely for the purpose of conducting the Offer and consummating the Merger, we have adopted the conclusions and analyses of ARV with respect to its determination as to the fairness of the Offer and the Merger.


5.       DETERMINATION OF THE OFFER PRICE

         Because the price that will be paid to Unitholders per Unit in the Offer will be the same price that will be paid per Unit to Unitholders in the Merger, subject to adjustments for certain distributions the Partnership makes to Unitholders, references to Offer Price include the price to be paid per Unit in the Merger, as the context requires.





         To determine our Offer Price, we took into account our general experience in the real estate and assisted living industries and took into account: (a) our estimate of what we believe to be a probable value of the Units on a liquidation basis; (b) prices at which the Units have been sold in the secondary market by third parties during the past two years, as reported to the Partnership; and (c) the price offered for the Units in two "mini-tender offers" by a third party during the past year. There have been no other tender offers for the Units during the past two years of which we are aware. Each of these methods is discussed below.


         Since these valuation methods are dependent upon varying market and economic conditions, no assurance can be given that the possible values presented here reflect the total range of possible values. In light of the nature of the Partnership and its assets, we believe that an analysis of the net proceeds that might be distributable after a sale of the Partnership's assets and a liquidation of the Partnership is likely to result in the highest value per Unit. Accordingly, our primary emphasis in evaluating the Offer Price relative to hypothetical values of the Units was based on that methodology.

         The results of these analyses are summarized in the chart below.

                          SUMMARY OF VALUATION RESULTS

                                                                                            Per Unit
                                                                                            --------
Offer Price................................................................                  $ _____
Alternative Methods:
   Estimated liquidation value.............................................                  $262 (1)
   Weighted Average Sales Price per Unit during the past two years as
       reported to the Partnership.........................................                  $289 (2)
   Weighted Average Net Sales Price per Unit during the past two years as
       reported to the Partnership.........................................                  $272 (3)
   Average Tender Offer Price per Unit offered by third parties during the
       past two years as reported to the Partnership.......................                  $313 (4)
   Average Net Tender Offer Price per Unit offered by third parties during
       the past two years as reported to the Partnership...................                  $283 (5)

----------------
(1) The estimated liquidation value is based on three estimated fair market values for the Partnership properties described below under "-- (A) Liquidation Valuation Method."

(2) See "--(B) Prices of Units in Secondary Market Sales Reported to the Partnership" below and "Schedule II - Information Concerning Secondary Market Sales Reported to the Partnership During the Last Two Fiscal Years."

(3) The Weighted Average Net Sales Price per Unit takes into account the $150 transfer fee customarily paid by a selling Unitholder. See "-- (B) Prices of Units in Secondary Market Sales Reported to the Partnership" below and "Schedule II - Information Concerning Secondary Market Sales Reported to the Partnership During the Last Two Fiscal Years."

(4)  See "--(C) Recent Tender Offers" below.

(5) The average Net Tender Offer Price per Unit is based upon a hypothetical sale of five Units and the $150 transfer fee customarily paid by a tendering Unitholder. See "-- (C) Recent Tender Offers" below.

         (A)      LIQUIDATION VALUATION METHOD

         Liquidation value is a measure of the price at which the assets of the Partnership would sell if disposed of by the Partnership in an arm's-length transaction to a willing buyer that has access to relevant information regarding the assets, reduced by the Partnership's liabilities and reasonable reserves for contingencies and the costs of liquidation. The liquidation value of the Units is an analysis of the net distributable proceeds that would flow to Unitholders following a theoretical sale of the Partnership properties and liquidation of the Partnership's remaining assets within a year.


         You should bear in mind that the hypothetical liquidation value is based on certain assumptions that we have made. These assumptions relate to the net operating income of the Partnership and the capitalization rates that might be used by prospective buyers if the assets of the Partnership were to be sold. We also assumed transaction fees and expenses of approximately 5% of the gross liquidation value in the hypothetical sales, consisting of a U.S. Housing and Urban Development, or HUD, transfer fee of 0.5%, a third-party broker commission of 3.0%, and legal fees and other expenses typically associated with a sale of a HUD-encumbered property of 1.5%. The assumptions used have been determined by us in good faith, and, where appropriate, are based upon current and historical information regarding the Partnership and our belief as to current real estate and capital market conditions. Actual results from a liquidation may vary from those set forth herein based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar properties, the manner in which the real estate properties of the Partnership are sold, changes in availability of capital to finance acquisitions of real estate properties and actual transaction fees and expenses.


         The liquidation analysis assumes that the Partnership's real estate properties are sold at their estimated current values and that the net proceeds of the liquidation are allocated to Unitholders, the Special Limited Partners and ARV in accordance with the Partnership Agreement.

         VALUATION OF THE PARTNERSHIP PROPERTIES


         In valuing a Unit on a liquidation basis, we used two sources of possible values of the Partnership's properties: (i) the results of an income capitalization analysis for valuing rental property performed by ARV and (ii) valuations derived from an independent appraisal received by ARV with respect to the Partnership properties, as set forth in "-- Appraisals." Another possible method of valuing the Partnership properties would be analyzing third party offers for the properties; however we did not use this method, because there have been no third party offers for the Partnership properties in the last year of which we are aware. The income capitalization analysis and the appraisal methodologies are described below.

         INCOME CAPITALIZATION APPROACH. The income capitalization approach is one of three standard methods used to estimate market value of rental property, and involves applying a capitalization rate to a property's annual net operating income. The other two methods are the cost approach and the sales comparison approach. The cost approach values land by comparison with other sites in the area that have recently been sold. The cost to reproduce or replace the improvements, less any loss of value due to physical deterioration, functional or external obsolescence is then estimated and added to the land value, indicating a total value estimate for the property. The sales comparison approach values the improved property by comparison with other properties of similar design, utility and use that have recently sold. The sales are analyzed based on units of comparison, such as purchase price per square foot, income per square foot, or gross income multipliers. Because the financial information on which the income capitalization approach is based is more readily available than the information required to use the other two approaches to estimate value, we have used the income capitalization approach in our analysis.

         Under the income capitalization approach, the capitalization rate is a percentage rate of return commonly applied by purchasers of comparable real estate to property income to determine the present value of income property. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. We used property net operating income, as defined below, for the properties through the twelve months ended September 30, 2003. We based our selection of capitalization rates on our analysis and judgment of the location, condition and future viability of each Partnership property, and on other publicly available data.

         All financial data contained in this Offer to Purchase and Consent Solicitation Statement for the twelve months ended September 30, 2003 is unaudited.

         THE EVALUATION OF A PROPERTY'S LOCATION AND CONDITION, AND THE DETERMINATION OF AN APPROPRIATE CAPITALIZATION RATE FOR A PROPERTY, IS SUBJECTIVE IN NATURE, AND OTHERS EVALUATING THE SAME PROPERTY MIGHT USE A DIFFERENT CAPITALIZATION RATE AND DERIVE A DIFFERENT PROPERTY VALUE, WHICH MIGHT BE HIGHER OR LOWER THAN THE VALUE WE DETERMINED.

         As a preliminary step in the portion of our liquidation analysis based on the income capitalization approach, we determined the property net operating income for each Partnership property as follows.

         Industry practice is to value real estate properties on an unleveraged basis. We based our valuation on property net operating income ("NOI"), which we defined as direct property operating revenue, less operating expenses, management fees and capital expense charges. We defined direct property operating revenue as total revenues (taken from the Partnership's financial statements for the relevant periods), less non-operating income items, such as certain interest income and Partnership transfer fees. We defined operating expenses as all expenses directly incurred by the Partnership properties, except Partnership administrative fees, interest expense, depreciation and amortization.

         Under the Partnership Agreement, ARV receives a property management fee equal to 5% of revenues of the Partnership. To estimate capital expense charges, we assume that the properties require $500 of routine capital expense charges per residential unit per year. We believe NOI to be an appropriate supplemental measure of property-level financial performance for the purpose of valuing each property. Others evaluating the same properties might use different assumptions and derive different net operating incomes, which would then yield property values that might be higher or lower than the values we determined.

                                                          Trailing Twelve Months Ended September 30, 2003
                                        ----------------------------------------------------------------------------------
                                         Operating         Operating        Management         Capital       Net Operating
                                          Revenue           Expense             Fee          Expenditures       Income
                                        ------------     ------------      ------------      ------------    -------------
Retirement Inn of Burlingame            $  1,781,824     $ (1,323,072)     $    (89,091)     $  (33,500)     $    336,161
Retirement Inn of Campbell                 2,123,487       (1,349,474)         (106,174)        (35,000)          632,839
Retirement Inn of Daly City                1,800,036       (1,296,450)          (90,002)        (47,500)          366,085
Retirement Inn of Freemont                 1,728,811       (1,371,441)          (86,441)        (34,000)          236,929
Retirement Inn of Fullerton                1,170,898       (1,057,722)          (58,545)        (34,000)           20,631
Montego Heights Lodge                      3,428,917       (2,517,803)         (171,446)        (81,500)          658,168
Retirement Inn of Sunnyvale                3,009,075       (2,181,526)         (150,454)        (61,500)          615,596
Valley View Lodge                          5,076,408       (2,418,145)         (253,820)        (62,500)        2,341,942
Covina Villa                               1,434,394       (1,278,220)          (71,720)        (31,000)           53,454
Inn at Willow Glen                         2,232,004       (1,769,190)         (111,600)        (41,500)          309,713
                                        ------------     ------------      ------------      ----------      ------------
                                        $ 23,785,853     $(16,563,044)     $ (1,189,293)     $ (462,000)     $  5,571,516
                                        ============     ============      ============      ==========      ============


         Having determined property net operating income for each Partnership property, we estimated the value of the Partnership properties based on the income capitalization approach as follows. First, we determined the capitalization rates based on our knowledge and experience in the assisted living and real estate industries, including our experience operating and financing our business. We believe that arm's-length purchasers would base their purchase offers on a capitalization rate similar to that used by us. However, there is no single correct capitalization rate and others might use different rates. We also believe a prospective purchaser of any of the Partnership properties would negotiate a reduction in price to address any deferred maintenance items at the property. Despite the age of the Partnership properties, we have not made any adjustments to values to reflect potential deferred maintenance projects at the properties. We used NOI for each of these properties for the twelve months ended September 30, 2003, and then divided such amount by the capitalization rate to derive an estimated gross property value for each Partnership property.


         Based on the above, we estimated the values of the Partnership properties based on the income capitalization approach to be:

                                        NET OPERATING                 ESTIMATED GROSS
                                            INCOME        CAP RATE     PROPERTY VALUE
                                        -------------     --------    ---------------
Retirement Inn of Burlingame             $   336,161       11.25%      $  2,988,094
Retirement Inn of Campbell                   632,839       11.25%         5,620,787
Retirement Inn of Daly City                  366,084       11.25%         3,254,086
Retirement Inn of Fremont                    236,929       11.25%         2,106,037
Retirement Inn of Fullerton                   20,631       11.25%           183,383
Montego Heights Lodge                        658,168       11.25%         5,850,381
Retirement Inn of Sunnyvale                  615,596       11.25%         5,485,295
Valley View Lodge                          2,341,942       11.00%        21,290,385
Covina Villa                                  53,454       11.50%           464,814
Inn at Willow Glen                           309,713       11.50%         2,693,157
                                         -----------                   ------------
      Total                              $ 5,571,517                   $ 49,936,419
                                         ===========                   ============

         Even though we believe that NOI is an appropriate supplemental measure of property-level financial performance for the purpose of valuing each property, you should understand that NOI:

         - does not represent cash flow from operations as defined by generally accepted accounting principles as accepted in the United States of America, or GAAP;

         - should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance;

         -        is not an alternative to cash flows as a measure of liquidity;
                  and

         - is not indicative of cash flows from operating, investing and financing activities.

         Below is a reconciliation of NOI to net income of each Partnership property as well as to the net income of the Partnership on a consolidated basis as reported in its financial statements:

                                                      TRAILING TWELVE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)

                                                                                                                    VALLEY
                               COVINA   INN AT    MONTEGO  R.I. OF    R.I. OF  R.I. OF  R.I. OF  R.I. OF   R.I. OF   VIEW
                                VILLA WILLOW GLEN HEIGHTS BURLINGAME CAMPBELL DALY CITY FREMONT FULLERTON SUNNYVALE  LODGE   TOTAL
                               ------ ----------- ------- ---------- -------- --------- ------- --------- --------- -------  ------
                                                                      (IN THOUSANDS)
NET OPERATING INCOME (NOI)     $  53     $ 310    $  658   $  336      $ 633    $ 366    $ 237   $  21     $ 616    $ 2,342  $5,572
Add:
  Capital expenditure
  add-back (1)                    31        42        82       34         35       48       34      34        62         63     465
  Interest income (2)              -         1         3        1          2        2        1       2         4          2      18
  Other non-operating
  income                           0         0         0       (3)         3        0       (1)      0         0          0      (1)
                               -----     -----    ------   ------      -----    -----    -----   -----     -----    -------  ------
    Total income adjustments      31        43        85       32         40       50       34      36        66         65     482
Less:
  Interest expense                 -         -       656      266        151      325      243     178       746        954   3,519
  Depreciation &
  amortization                   116       132       348       89        105       96       76      83       170        273   1,488
  Partnership
  administration fees              6        21         7        3         41        0        1       -        (1)       135     213
                               -----     -----    ------   ------      -----    -----    -----   -----     -----    -------  ------
    Total expense adjustments    122       153     1,011      357        297      422      320     261       915      1,362   5,220
                               -----     -----    ------   ------      -----    -----    -----   -----     -----    -------  ------
NET INCOME  (LOSS)  PRIOR
TO NON-PROPERTY RELATED
ADJUSTMENT                     $ (38)    $ 200    $ (268)  $   11      $ 376    $  (6)   $ (49)  $(204)    $(233)   $ 1,045  $  834
NON-PROPERTY RELATED
ADJUSTMENT (3)                                                                                                                  (65)
                                                                                                                             ------
NET INCOME                                                                                                                   $  769
                                                                                                                             ======

(1) We assumed a standard charge of $500 per residential unit for capital expenses relating to the property.

(2) Interest income for each property represents interest on rents paid to the Partnership with respect to the property.

(3) Includes certain revenues and expenses of the Partnership that are not directly received or incurred by each Partnership property.


         APPRAISALS. We also evaluated the property values established by recent appraisals of the Partnership properties. These appraisals were rendered by Cushman & Wakefield, an independent real estate valuation advisory firm (the "Appraiser"). In the past two years, ARV has neither retained the Appraiser to render any appraisal nor paid the Appraiser any other compensation, although the Appraiser has been used by lenders that have participated in the financing of some of ARV's assets to render appraisals to these lenders. ARV retained the Appraiser based upon its reputation as a real estate valuation advisory firm with experience in the valuation of real property assets similar to those comprising the Partnership properties. The Appraiser is being paid a fee by ARV of $46,500 for the Appraisals (defined below).

         In November 2003, the Appraiser delivered its appraisals of the Partnership properties to ARV (the "Appraisals"). The aggregate appraised value of the Partnership properties set forth in the Appraisals was $48,850,000. The Appraisals cover only the Partnership properties and do not constitute a recommendation to you as to whether you should tender your Units in the Offer or consent to the Merger Proposal.

The values set forth in the Appraisals, as of November 14, 2003, are as follows:

                                                  Value
                                               Established
                                              ------------
Retirement Inn of Burlingame                  $  3,250,000
Retirement Inn of Campbell                       4,750,000
Retirement Inn of Daly City                      3,250,000
Retirement Inn of Fremont                        2,450,000
Retirement Inn of Fullerton                      2,200,000
Montego Heights Lodge                            6,100,000
Retirement Inn of Sunnyvale                      6,300,000
Valley View Lodge                               17,000,000
Covina Villa                                     1,600,000
Inn at Willow Glen                               1,950,000
                                              ------------
     Total:                                   $ 48,850,000
                                              ============

         The Appraiser based its valuation of the Partnership properties on a physical inspection of the site and improvements, an evaluation of the market and competition, and an analysis of historical financial data as represented by the Partnership and its representatives. The Appraiser used three approaches in developing an opinion of value: cost, sales comparison and income capitalization. A final value opinion was chosen that either corresponded to one of the approaches to value, or was a correlation of all of the approaches used in the Appraisals.

         In the cost approach, the Appraiser formed an opinion of the cost of all improvements, depreciating them to reflect value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs were then added for a total value.

         In the sales comparison approach, the Appraiser utilized sales of comparable properties, adjusted for differences, to indicate a value for the subject property.

         In the income capitalization approach, the Appraiser first determined the income-producing capacity of the property by utilizing contract rents on leases in place and by estimating a market rent from rental activity at competing properties. Deductions were then made for vacancy and collection loss. Historical operating expenses were adjusted using competitive properties as a benchmark. The resulting net operating income was capitalized at an overall capitalization rate to derive an opinion of value. As a result of these adjustments, the Appraiser's determination of net operating income may differ substantially from the net operating income used in our analysis of the properties.

         In performing the income capitalization approach for Retirement Inn of Burlingame, the Appraiser used an income capitalization rate of 11.5% on projected net operating income of

$366,524. The Appraiser's results for Retirement Inn of Burlingame are summarized in the table below:

                                              Retirement Inn
                                              of Burlingame
                                              --------------
Cost Approach                                   $3,900,000
Sales Comparison Approach                       $3,300,000
Income Capitalization Approach                  $3,200,000

 Final Value Conclusion                         $3,250,000

         In performing the income capitalization approach for Retirement Inn of Campbell, the Appraiser used an income capitalization rate of 11.5% on projected net operating income of $538,880. The Appraiser's results for Retirement Inn of Campbell are summarized in the table below:

                                               Retirement Inn
                                                of Campbell
                                               --------------
Cost Approach                                    $3,950,000
Sales Comparison Approach                        $4,800,000
Income Capitalization Approach                   $4,700,000

 Final Value Conclusion                          $4,750,000

         In performing the income capitalization approach for Retirement Inn of Daly City, the Appraiser used an income capitalization rate of 11.5% on projected net operating income of $366,464. The Appraiser's results for Retirement Inn of Daly City are summarized in the table below:

                                               Retirement Inn
                                                of Daly City
                                               --------------
Cost Approach                                    $4,200,000
Sales Comparison Approach                        $3,400,000
Income Capitalization Approach                   $3,200,000

 Final Value Conclusion                          $3,250,000

         In performing the income capitalization approach for Retirement Inn of Fremont, the Appraiser used an income capitalization rate of 11.5% on projected net operating income of $282,356. The Appraiser's results for Retirement Inn of Fremont are summarized in the table below:

                                                 Retirement Inn
                                                   of Fremont
                                                 --------------
Cost Approach                                      $3,200,000
Sales Comparison Approach                          $2,500,000
Income Capitalization Approach                     $2,400,000

 Final Value Conclusion                            $2,450,000

         In performing the income capitalization approach for Retirement Inn of Fullerton, the Appraiser used an income capitalization rate of 11.5% on projected net operating income of $248,224. The Appraiser's results for Retirement Inn of Fullerton are summarized in the table below:

                                               Retirement Inn
                                                of Fullerton
                                               --------------
Cost Approach                                    $2,600,000
Sales Comparison Approach                        $2,200,000
Income Capitalization Approach                   $2,200,000

 Final Value Conclusion                          $2,200,000

         In performing the income capitalization approach for Montego Heights Lodge, the Appraiser used an income capitalization rate of 11.5% on projected net operating income of $704,378. The Appraiser's results for Montego Heights Lodge are summarized in the table below:

                                              Montego Heights
                                                  Lodge
                                              ---------------
Cost Approach                                   $8,500,000
Sales Comparison Approach                       $5,700,000
Income Capitalization Approach                  $6,100,000

 Final Value Conclusion                         $6,100,000

         In performing the income capitalization approach for Retirement Inn of Sunnyvale, the Appraiser used an income capitalization rate of 11.5% on projected net operating income of $723,158. The Appraiser's results for Retirement Inn of Sunnyvale are summarized in the table below:

                                               Retirement Inn
                                                of Sunnyvale
                                               --------------
Cost Approach                                    $7,400,000
Sales Comparison Approach                        $6,300,000
Income Capitalization Approach                   $6,300,000

 Final Value Conclusion                          $6,300,000

         In performing the income capitalization approach for Valley View Lodge, the Appraiser used an income capitalization rate of 11.25% on projected net operating income of $1,939,693. The Appraiser's results for Valley View Lodge are summarized in the table below:

                                                Valley View
                                                   Lodge
                                                -----------
Cost Approach                                   $ 8,600,000
Sales Comparison Approach                       $16,900,000
Income Capitalization Approach                  $17,200,000

 Final Value Conclusion                         $17,000,000

         In appraising the value of Covina Villa, the Appraiser concluded that the cost approach and the sales comparison approach are not relevant since the building is owned subject to a ground lease that expires in 2037. During the term of the ground lease, any transfer of the building would be subject to the consent of the ground lessor. At the end of the ground lease term, ownership of the building reverts to the ground lessor. Due to the length of the remaining term of the ground lease, the Appraiser used the income capitalization approach to assess the value of the property. The Appraiser used an income capitalization rate of 12.25% on projected net operating income of $197,149 to reflect the finite term of the Partnership's right to lease the ground. The income capitalization approach yielded a value of $1,600,000.

         In appraising the value of Inn at Willow Glen, the Appraiser concluded that the cost approach and the sales comparison approach are not relevant since the building is leased under an operating lease that expires in 2007 with an option to extend until 2017. During the term of the operating lease, any transfer of the building would be subject to the consent of the lessor. At the end of the operating lease term, the Partnership would no longer have any right to use the property. Due to the limited term remaining on the operating lease, the Appraiser used a discounted cash flow approach assuming $303,007 of net operating income in year one, growing at a constant rate of 3.5% per year until 2017, discounted back using a factor of 15.5%. The discounted cash flow approach yielded a value of $1,950,000.

         The Appraisals were made in accordance with the accepted techniques, standards, methods and procedures of the Appraisal Institute and were certified by the Appraiser. YOU SHOULD NOTE, HOWEVER, THAT APPRAISALS ARE ONLY ESTIMATES OF CURRENT VALUE AND ACTUAL VALUES REALIZABLE UPON SALE MAY BE SIGNIFICANTLY DIFFERENT. ARV has not retained the Appraiser in the past to render any appraisal, although the Appraiser has been used to render appraisals by lenders that have participated in the financing of some real estate of other partnerships affiliated with ARV. ARV has not commissioned any current appraisals of the Partnership properties other than the Appraisals, because ARV believes that appraisals by the Appraiser reasonably reflect the fair market value of the properties appraised. While we and ARV took the Appraisals into account in determining the Offer Price, the Appraisals were not determinative of the Offer Price.

         The Appraisals are available for inspection and copying at the principal executive offices of ARV during its regular business hours by any interested Unitholder or such Unitholder's representative who has been so designated in writing. In addition, the Appraisals have been filed as an exhibit to the Partnership's Form 8-K, dated December 15, 2003, which is a publicly available filing with the SEC, and are incorporated herein by reference. See "OTHER MATTERS -- Available Information; Incorporation by Reference."


         FINAL LIQUIDATION VALUATION OF PARTNERSHIP PROPERTIES. We then determined a final gross property value for each Partnership property, based on a comparison of the income capitalization approach and the Appraisal. First, we averaged the value assigned by the Appraiser ($48,850,000) and the value arrived at by ARV using the income capitalization approach ($49,927,531). Using this method, we determined that $49,388,766 was therefore the fairest approximation of the market value for the properties.


         After determining our final estimated gross property value for each Partnership property, we then estimated our estimated net sale value for each Partnership property by adjusting the final estimated gross property value for closing costs and other expenses of the hypothetical liquidation. Specifically, we deducted mortgage balances as of September 30, 2003. The resulting amounts represent our estimate of the net sale proceeds that might be realized by the Partnership on a hypothetical sale of the Partnership properties.

Estimated Gross Property Value for Partnership Properties....................      $ 49,388,766
     Mortgages...............................................................       (41,575,521)
     Closing Costs, Commissions, Charges(1)..................................        (2,469,438)
                                                                                   ------------
Estimated Net Proceeds from Hypothetical Property Sales......................      $  5,343,807
                                                                                   ============

(1) The above estimate of closing costs, commissions and charges is based upon our assumption that transaction fees and expenses will be approximately 5% of the gross liquidation value in the hypothetical sales, consisting of a U.S. Housing and Urban Development, or HUD, transfer fee of 0.5%, a broker commission of 3.0%, and legal fees and other expenses typically associated with a sale of a HUD-encumbered property of 1.5%.

         VALUATION OF OTHER PARTNERSHIP ASSETS


         The Partnership's total other net assets consist of cash ($3,533,805) and net working capital ($371,659), as of September 30, 2003. We defined net working capital as current assets less current liabilities. Therefore, the other Partnership's assets are valued at $3,905,464 ($112 per Unit) as of September 30, 2003.


         FINAL COMPUTATION OF LIQUIDATION VALUE PER UNIT

         We estimated the total value of the equity of the Partnership by adding together the estimated net value of the Partnership properties on a hypothetical sale of the Partnership properties, as set forth above, adding the estimated amount of available cash to the Partnership and the value of the non-real estate assets of the Partnership, and deducting the liabilities of the

Partnership. Using this net equity value, we determined the proceeds that could be paid to Unitholders under the Partnership Agreement in the event of a hypothetical liquidation of the Partnership within one year, based on the terms of the Partnership Agreement. Accordingly, pursuant to the Partnership Agreement, 99% of the estimated liquidation proceeds are assumed to be distributed to Unitholders and an aggregate of 1% of the estimated liquidation proceeds are assumed to be distributed to ARV, as the general partner of the Partnership, and the Special Limited Partners.

Total Estimated Net Proceeds from Hypothetical Property Sales...................  $ 5,343,807
Value of Other Assets...........................................................    3,905,464
                                                                                  -----------
         Total Estimated Liquidation Proceeds Available for Distribution........  $ 9,249,271
General Partner Share of Liquidation Proceeds...................................         (925)
Special Limited Partners' Share of Liquidation Proceeds.........................      (91,568)
                                                                                  -----------
Total Estimated Unitholder Distribution:........................................  $ 9,156,778
         Number of Units........................................................       35,020
                                                                                  -----------
         Estimated Proceeds per Unit............................................  $    261.47
                                                                                  ===========

         The liquidation analysis is theoretical only and for the purpose of providing an alternative analysis for your use in comparison with the Offer Price. The Partnership is prohibited from repaying any of the loans currently encumbering the Partnership properties at least until 2006 (see "THE PARTNERSHIP -- Description of the Partnership," for a description of the restrictions by property) and thereafter, there are substantial penalties for prepayment, declining from 5% to 1% of the outstanding loan balance. Due to these and other HUD-related restrictions, any potential buyer of the Partnership properties would have to assume the existing debt and be approved by HUD.

         Because of these conditions, we assumed transaction fees and expenses of approximately 5% of the gross liquidation value in the hypothetical sales, representing a HUD transfer fee of 0.5%, a third-party broker commission of 3.0%, and legal fees and other expenses typically associated with a sale of a HUD-encumbered property of 1.5%.

         Under certain circumstances ARV would be entitled to one-half of any brokerage commission paid in connection with the sale of a property (see "-- Fairness of the Offer and the Merger"). We assumed that ARV did not receive a brokerage commission.

         (B)      PRICES OF UNITS IN SECONDARY MARKET SALES REPORTED TO THE
                  PARTNERSHIP

         Secondary market sales information may not be a reliable measure of value because of the limited number of any known trades and the limited number of Units involved. There is no formal, established public trading market for the Units, and secondary sales activity for the Units is limited to sporadic sales which occur within an informal secondary market or in connection with third party tender offers for Units. Because the Units are not listed on any exchange or quoted on the Nasdaq National Market, privately negotiated sales and sales through intermediaries are the primary means available to Unitholders to liquidate an investment in the Units. While some information is available through private publications regarding the prices at which such secondary sales transactions in the Units have been made, these publications expressly disclaim the accuracy and reliability of the information regarding such trades.

         For a list of each secondary market sale reported to the Partnership during the last two completed fiscal years, including the Sales Prices per Unit, the Net Sales Prices per Unit and the number of Units sold in each transaction, see "Schedule II - Information Concerning Secondary Market Sales Reported to the Partnership During the Last Two Fiscal Years" which has been included with this Offer to Purchase and Consent Solicitation Statement.

         The Partnership Agreement requires the purchaser of Units to pay to the Partnership the lesser of the actual costs and expenses incurred in connection with the substitution or $150. The Partnership believes that these costs and expenses have been in excess of $150. Based upon our discussions with brokers who have in the past effected such transactions in the Units and the terms of the past "mini-tender" offers of which we are aware, we have determined that the $150 transfer fee is customarily paid by the seller of the Units. In the Offer, we will pay this fee to the Partnership in connection with any transfer of your Units to us in the Offer.

         "Sales Price per Unit" refers to the per Unit price at which Units were sold in these transactions, as reported to the Partnership, before any deductions for the Partnership transfer fee.

         "Net Sales Price per Unit" refers to the net price at which each Unit was sold in each transaction, which we arrived at by:

         - Subtracting the $150 Partnership transfer fee from the aggregate sales price reported to the Partnership (that is, the Sales Price per Unit multiplied by the number of Units sold) in each sale transaction between parties unaffiliated with us or ARV during the past two years; and then

         - Dividing this amount by the number of Units sold in each such sale transaction.

We determined the "Weighted Average Sales Price per Unit" by:

         - Multiplying the Sales Price Per Unit in each sale transaction between parties unaffiliated with us or ARV during the past two years by the number of Units sold in each such transaction; and then

         - Dividing the sum of each of these products by the total number of Units sold in these transactions during this period.

We determined the "Weighted Average Net Sales Price per Unit" by:

         - Multiplying the Net Sales Price Per Unit in each sale transaction between parties unaffiliated with us or ARV during the past two years by the number of Units sold in each such transaction; and then

         - Dividing the sum of each of these products by the total number of Units sold in these transactions during this period.

         We believe that the Weighted Average Net Sales Price per Unit is a useful measure by which to evaluate recent secondary market sales reported to the Partnership because it provides a per Unit average net sales price for transactions during this period while also taking into account the $150 transfer fee customarily paid by a selling Unitholder in each transaction.

         The calculation of the Weighted Average Sales Price per Unit and the Weighted Average Net Sales Price per Unit also reduce the effect that transactions in a small number of Units or those at prices significantly higher or lower than average over the past two year period would have in the calculation of a simple average of recent Sales Prices per Unit or Net Sales Prices per Unit. However, you should note that, because they are averages, the Weighted Average Sales Price per Unit and the Weighted Average Net Sales Price per Unit (i) are lower than the Sales Price per Unit and the Net Sales Price per Unit in the most recent transactions reported to the Partnership and (ii) do not represent the actual sales price or proceeds received by a selling Unitholder in any particular transaction.

         Because of the limited and inefficient nature of the market for the Units, we do not believe that the prices at which Units have traded in the past should be relied upon as a complete and accurate representation of the current fair value of the Units.

         (C)      RECENT TENDER OFFERS

         In addition to informal secondary market sales, third party investors have periodically sought to acquire Units by means of a tender offer for outstanding Units. However, such tender offers generally involve only a limited number of Units, are held open only for a limited time, and are available only on a limited basis. In particular, since May 1999, parties unaffiliated with ARV have made the following "mini-tender" offers:

                                  TENDER OFFER PRICE                        NET TENDER OFFER PRICE
     DATE                              PER UNIT                                  PER UNIT (1)
--------------                         --------                                  ------------
May 1999                               $ 99 (2)                                      $ 69 (2)
June 1999                              $144 (2)                                      $114 (2)
September 1999                         $275                                          $245
January 2000                           $234                                          $204
December 2000                          $190                                          $160
June 2001                              $170                                          $140
June 2003                              $300                                          $270
November 2003                          $325                                          $295

(1)  Based on a hypothetical tender of five Units.

(2) These prices have been adjusted to reflect a distribution in July 1999 of $466 per Unit. Before this adjustment, the sales price per Unit for these transactions was $565 and $610, respectively.

         During the past two years, the average Tender Offer Price in "mini-tender" offers that we know about was $312.50 per Unit and the average Net Tender Offer Price in these "mini-tender" offers was $282.50 per Unit.

         The "Tender Offer Price per Unit" refers to the per Unit price offered for Units in these transactions before any deductions for the Partnership transfer fee. The "Net Tender Offer Price per Unit" refers to the tender offer prices per Unit that we calculated based upon the hypothetical sale of five Units at the tender offer prices reported to the Partnership, less the $150 transfer fee per transaction the Partnership charges for substituting the buyer as the new owner of the transferred Units. The Partnership Agreement requires the purchaser of Units to pay to the Partnership the lesser of the actual costs and expenses incurred in connection with the substitution or $150. The Partnership believes that these costs and expenses have been in excess of $150. The terms of the past "mini-tender" offers have imposed the $150 transfer fee upon the seller of the Units. In the Offer, we will pay this fee to the Partnership in connection with any transfer of your Units to us in the Offer.

         We believe that calculating the Net Tender Offer Price per Unit based upon a hypothetical sale of five Units provides a useful basis on which to evaluate the net prices at which the typical Unitholder has been able to dispose of their Units in recent third party tender offers. Unitholders holding five or fewer Units hold 52% of the Units other than those held by ARV or its subsidiaries, and the most common number of Units held by Unitholders is five. Because we will pay the $150 transfer fee in connection with the Offer and because this fee is a material expense in relation to the aggregate sales price paid in what we believe is a typical "mini-tender" offer, we believe that the Net Tender Offer Price per Unit shows a holder of the most common number of Units held the amount this Unitholder would have received in past "mini-tender" offers by taking into account the $150 transfer fee that they would have been required to pay. However, you should note that if a Unitholder had tendered more or fewer Units in any such tender offer, the $150 transfer fee paid by that Unitholder would have been spread over more or fewer Units, thus raising or lowering the net amount that the tendering Unitholder would have received for each of his or her Units.

         The Net Tender Offer Prices shown above do not necessarily reflect the net sales proceeds actually received by sellers of Units, which may be further reduced to amounts less than the reported price by costs which are not imposed by the Partnership.

6.       ALTERNATIVES CONSIDERED TO THE OFFER AND THE MERGER

         ARV believes that a cash tender offer for the Units and the cash-out Merger are the best methods for accomplishing its objectives of acquiring the entire equity interest in the Partnership and of providing our Unitholders with liquidity for their investment in the Partnership and an opportunity to eliminate future record-keeping and tax filing requirements. However, ARV also considered alternatives to the Offer and the Merger that might have addressed certain aspects of the interests of ARV and Unitholders.

         SALE OF ALL OR SUBSTANTIALLY ALL OF THE PARTNERSHIP'S ASSETS. As a potential alternative to the Offer and the Merger, ARV considered transactions to provide Unitholders with complete liquidity for their Units through the transfer of all or substantially all of the Partnership's assets through a sale of the Partnership's assets and a liquidation of the Partnership. However, ARV decided not to pursue this structure, because as a Unitholder of approximately 52.5% of the Units, ARV determined to retain its ownership interest in the Partnership and its assets.

         CONTINUED OWNERSHIP. ARV considered continuing to operate the Partnership for the benefit of Unitholders for a longer period with the expectation of achieving greater capital appreciation. However, ARV decided not to pursue this structure because of the significant costs and expenses the Partnership incurs in remaining a publicly-reporting entity. ARV also considered the increased flexibility it will have in managing the Partnership's properties if the Offer and the Merger were consummated and ARV wholly owned the Partnership's assets.

Continued operation of the Partnership also would not provide Unitholders with an immediate opportunity to obtain liquidity for their investment and thereby to eliminate future record-keeping and tax filing requirements.

         TENDER OFFER WITHOUT A MERGER. ARV considered making the Offer without also seeking the consent of Unitholders to the Merger. However, completing the Offer without completing the Merger could result in our acquiring less than the entire equity interest in the Partnership. Additionally, unless we were to receive sufficient tenders to reduce the number of Unitholders below 300, we must also complete the Merger to meaningfully reduce the Partnership's expenses. Although making the Offer without also seeking to effect the Merger would provide Unitholders the opportunity to tender their Units and liquidate their investment, and thereby eliminate future record-keeping and tax filing requirements, ARV decided not to pursue the Offer without also seeking to effect the Merger because of its goal of acquiring the entire equity interest in the Partnership and because of the significant expenses ARV will incur in making the Offer whether or not it also seeks the consent of Unitholders to the Merger.

         In determining to proceed with the Offer and the Merger, ARV concluded that the Offer and the Merger together were the most expeditious and efficient way to accomplish the purposes described above and in the Section entitled " -- Purpose of the Offer and the Merger; Future Plans."


         Because we were formed by ARV solely for the purpose of conducting the Offer and consummating the Merger, all of ARV's considerations with respect to the foregoing apply to us.



7.       EFFECTS OF THE OFFER

EFFECT ON VOTING POWER


         As a result of the Offer, we would directly increase our ownership in the Units and ARV would indirectly increase its ownership in the Units. In such case, we directly, and ARV indirectly, will have the voting rights associated with being the owner of such Units. Unitholders that tender their Units will reduce their voting power in the Partnership proportionately.


EFFECT ON ECONOMIC INTEREST


          If the Offer is consummated, our direct ownership, and ARV's indirect ownership, in the Partnership, and our direct and ARV's indirect interest in the Partnership's profits, losses and distributions, would be proportionally increased. In this case, our direct and ARV's indirect interest in the Partnership's book value and net earnings would also increase proportionally and Unitholders that tender their Units will reduce their economic interest in the Partnership proportionately. ARV would continue to be general partner of the Partnership and directly hold approximately 53% of the Units. We expect to continue to hold the Units purchased in the Offer until the consummation of the Merger.


EXCHANGE ACT REGISTRATION

         The Units are currently registered under the Exchange Act. If there are fewer than 300 Unitholders remaining after the Offer or any subsequent open market or privately negotiated purchases, ARV may, and intends to, terminate the registration of the Units under the Exchange Act. Upon deregistration of the Units, the Partnership would no longer be legally required to file periodic reports with the SEC, and certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with Unitholders meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, would no longer be applicable to the Partnership. In addition, "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

POSSIBLE TRANSACTIONS

         If the Offer is completed but the Merger is not consummated, ARV would continue to serve as the general partner of the Partnership and would continue to own more than 50% of the Units. In such case, ARV would evaluate the various alternatives available to it at that time. These may include: (a) continuing to operate the Partnership as in the past; (b) pursuing an extraordinary transaction, such as a reorganization or liquidation involving the Partnership, or a sale or transfer of the assets of the Partnership; or (c) restructuring or refinancing the assets of the Partnership and declaring one or more distributions of cash reflecting the proceeds of such refinancing. There can be no assurance that the amounts that might be received by the remaining Unitholders in such a transaction would be comparable to the Offer Price being offered hereby.

OTHER POSSIBLE PURCHASES OF UNITS

         Whether or not the Offer is successfully completed or ARV seeks to consummate a subsequent transaction, unless the Merger is effected, we may acquire additional Units in open market or in privately negotiated purchases. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. Our purchase of Units pursuant to any open market or privately negotiated purchases would reduce the number of Units and may reduce the number of holders of Units. This could further adversely affect the liquidity and market value of the remaining Units held by the public.

EFFECT ON TRADING MARKET

         Currently, secondary sales activity for the units is limited, informal and sporadic. If the Offer is completed and you do not tender your Units, or if we complete the Offer but the Merger is not effected, the number of Unitholders remaining and the number of Units that are still in the hands of the public will be even further reduced, and you may consequently experience even more difficulty in liquidating your investment in the Partnership.

8.       EFFECTS OF THE MERGER

EFFECT ON VOTING POWER


         Pursuant to the Merger Agreement, as a result of the Merger, all of the Units held by us or ARV prior to the Merger will continue to be outstanding following the Merger and all Units held by unaffiliated Unitholders will be cancelled and converted into the right to receive $____ in cash for each Unit owned. Therefore, as a result of the Merger, all Unitholders (other than ARV) will cease to have any voting rights with respect to any Units and ARV directly or indirectly will own 100% of the voting power of the Partnership.


EFFECT ON ECONOMIC INTEREST


          If the Merger is consummated, ARV would own the entire equity interest in the Partnership which would give it a 100% interest in the Partnership's profits, losses and distributions. In this case, it would own directly or indirectly the entire interest in the Partnership's book value and net earnings. At September 30, 2003, the Partnership's book value per Unit was -$132. For the year ended December 31, 2002, the Partnership's net income was approximately $1,195,000. Despite the benefit of owning the entire economic interest in the Partnership (and despite the reduction in costs that would result from the Partnership no longer being a public company), following the Merger, ARV will be subject to the risks associated with owning the entire Partnership. In addition, you, the Partnership's other current public Unitholders and the Special Limited Partners would no longer have any interest in the Partnership's future earnings or growth.


          Subject to the terms of the Merger Agreement, at the effective time of the Merger, we will be merged with and into the Partnership. Therefore, our legal existence will cease at such time and we will have no voting (or economic) rights with respect to the Partnership.


EXCHANGE ACT REGISTRATION

         The Units are currently registered under the Exchange Act. If there are fewer than 300 Unitholders remaining after the Offer or any subsequent open market or privately negotiated purchases, ARV may, and intends to, terminate the registration of the Units under the Exchange Act. However, even if the Units remain registered after the consummation of the Offer, ARV may, and intends to, terminate the registration of the Units under the Exchange Act after the consummation of the Merger. Upon deregistration of the Units, the Partnership would no longer be legally required to file periodic reports with the SEC.


FEDERAL INCOME TAX EFFECT




          If the Merger is consummated, then, for federal income tax purposes, the existence of the Partnership as a separate entity will be terminated and the Partnership will be disregarded as an entity separate from ARV. As a result, the Partnership will be treated for federal tax purposes as having liquidated and as having distributed all of its assets and liabilities to ARV other than any cash deemed distributed to non-tendering Unitholders. The deemed liquidation of the Partnership will result in certain adjustments to the basis of the Partnership's assets in the hands of ARV, but should result in no recognition of gain or loss to the Partnership, ARV, or any of their affiliates. Any non-tendering Unitholders who receive cash in exchange for their Units in the Merger will recognize gain or loss in the same manner as if they had sold their Units for cash, as described below in "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS -- Consequences to a Tendering Unitholder or a Unitholder Who Receives Cash in the Merger".


9. TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS; INTEREST IN SECURITIES OF THE PARTNERSHIP


         ARV owns approximately 18,322 Units, or approximately 52.5%, of the outstanding Units, and is the general partner of the Partnership. Neither we nor any of ARV's executive officers, directors or affiliates owns any Units. No other person owns of record, or to the best knowledge of ARV owns beneficially, more than 5% of the total number of Units outstanding.

         No sales of Units were made by or to affiliates of the Partnership during the last two years.


          The Partnership has an agreement with ARV pursuant to which ARV receives a property management fee equal to 5% of revenues of the Partnership. ARV earned $1,168,187 in management fees for the fiscal year ended December 31, 2002 and $900,524 in management fees for the nine months ended September 30, 2003. Additionally, pursuant to the Partnership Agreement, the Partnership pays ARV a Partnership administrative fee of 10% of cash flow before distributions. ARV earned $248,400 in administrative fees for the fiscal year ended December 31, 2002 and $152,765 in administrative fees for the nine months ended September 30, 2003. Kasman Capital, Inc., a corporation controlled by Joseph D. Kasman, a director of Atria Senior Living Group, Inc. ("Atria") and ARV, is engaged by Lazard Freres Real Estate Investors L.L.C. ("LFREI") to provide real estate consulting and advisory services to LFREI and its affiliates in connection with their investments, including Atria and ARV. Kasman Capital, Inc. does not provide any consulting or advisory services to the Partnership and receives no compensation from the Partnership. LFREI is the general partner of limited partnerships, which were formed to invest in companies active in the real estate industry and is a managing member of Prometheus Senior Quarters LLC. Prometheus Senior Quarters LLC indirectly wholly-owns Atria, which is the sole stockholder of ARV. For more information, see Schedule I.


         Except as otherwise set forth in this Offer to Purchase and Consent Solicitation Statement, (i) neither we nor, to the best knowledge of ARV, the persons listed on Schedule I nor any of our affiliates other than ARV, beneficially owns or has a right to acquire any Units, (ii) neither we nor ARV nor, to the best knowledge of ARV, the persons listed on Schedule I nor any of our affiliates, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Units within the past 60 days,
(iii) neither we nor ARV nor, to the best knowledge of ARV, the persons listed on Schedule I nor any of our affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) during the past two years, there have been no transactions or business relationships, which would be required to be disclosed under the rules and regulations of the SEC between us or, to the best knowledge of ARV, the persons listed on Schedule I or any of our affiliates, on the one hand, and the Partnership or its affiliates, on the other hand, and (v) during the past two years, there have been no contracts, negotiations or transactions between us or, to the best knowledge of ARV, the persons listed on
Schedule I or any of our affiliates, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities or a sale or other transfer of a material amount of assets. The Partnership has no directors.

10.      CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

IN GENERAL


          The following is a description of the material United States federal income tax consequences to a Unitholder of the sale of Units pursuant to the Offer or the subsequent Merger. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), United States Treasury regulations promulgated or proposed thereunder, judicial authorities, published administrative positions of the IRS, and other applicable authority, all as in effect on the Offer Date. All of the foregoing are subject to change, possibly with retroactive effect, and any change could affect the continuing accuracy of this summary. We have not sought any ruling from the IRS with respect to any matter discussed in this summary, the IRS may take a different view as to any of the matters discussed in this summary, and, ultimately, a court may agree with the position taken by the IRS rather than with the position taken by us. This summary assumes that the Partnership is properly classified as a partnership, and not as a corporation, for United States federal income tax purposes, and that the Partnership is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code which would be treated as a corporation for federal tax purposes. Based on an opinion of counsel obtained by the Partnership in connection with its initial public offering of Units, the Partnership has, since its inception, filed all of its income tax returns on the basis that it is not a publicly traded partnership, but the Partnership has not obtained an opinion on this issue in connection with the current offering, and there can be no assurance that the IRS will not successfully challenge the position taken by the Partnership. If the Partnership were a publicly traded partnership or were otherwise classified as a corporation, then Unitholders who tender their Units or receive cash in exchange for their Units in the Merger would be treated as selling stock and would generally recognize a capital gain or loss. However, the discussion below, which describes the federal income tax treatment of Unitholders as partners in a partnership, would not be applicable to the Partnership or the Unitholders.



         This discussion deals only with Unitholders that hold the Units as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address tax considerations that may apply (i) to Unitholders that are or have been subject to special tax rules (such as banks, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, grantor trusts, dealers or traders in securities or currencies, persons that received, or held, the Units in connection with the performance of services, persons that hold, or held, the Units as part of a hedging, "straddle" or "conversion" transaction or otherwise as part of a holding with any other position, persons that are or have been deemed to sell Units under the constructive sale provisions of the Internal Revenue Code, persons that are subject to special passive loss rules governing persons who materially participate in a real property business, or persons whose functional currency is or was not the United States dollar) or (ii) under the alternative minimum tax, any federal tax other than the federal income tax, or any state, local or foreign tax laws. Except as expressly provided herein, this summary applies only to a beneficial owner of a Unit that is (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia), (iii) an estate (other than a foreign estate, within the meaning of Section 7701(a)(31) of the Internal Revenue Code), or (iv) a trust over the administration of which a court within the United States is able to exercise primary supervision, if one or more United States persons have the authority to control all substantial decisions of the trust (collectively, "United States holders").

CONSEQUENCES TO A TENDERING UNITHOLDER OR A UNITHOLDER WHO RECEIVES CASH IN THE MERGER


         Your sale of Units pursuant to the Offer or your receipt of cash in exchange for all of your Units in the Merger will be treated as a taxable disposition of your Units for United States federal income tax purposes. You will recognize gain or loss on the sale in an amount equal to the difference between the amount realized by you on the sale and your adjusted tax basis in the Units. The amount realized will be equal to the sum of (x) the amount of cash received by you pursuant to the Offer or the Merger and (y) the amount of the liabilities of the Partnership properly allocable to the Units sold for federal income tax purposes (as determined under Section 752 of the Internal Revenue Code). Your adjusted tax basis in all your Units in the aggregate generally will be equal to the amount paid by you for the Units, plus the amount of the liabilities of the Partnership properly allocable to your Units (as determined under Section 752 of the Internal Revenue Code) and the Partnership income or gain allocated to you, less any Partnership deductions or losses allocated to your Units and any distributions made to you by the Partnership.

         For United States federal income tax purposes, as a Unitholder, you are considered to own a single interest in the Partnership, having a single adjusted tax basis, without regard to the number of Units that you hold and without regard to whether all your Units were acquired at the same time. If you sell fewer than all of your Units in the Offer and we do not effect the Merger, then you will recover an allocable portion of this overall adjusted tax basis in your Units. You will not be permitted to identify the cost or other tax basis that is specifically attributable to the particular Units that you sell. You will be deemed to have one or more holding periods for the transferred Units in proportion to your holding period(s) for your overall interest. If you are considering a tender of less than all of your Units, then you are urged to consult your own tax advisor as to these and other consequences to you of a partial sale.


          If you sell all of your Units pursuant to the Offer or you receive cash in exchange for all of your Units in the Merger, you will be allocated a share of the Partnership's taxable income or loss for the taxable year of the sale in accordance with the Internal Revenue Code and the Partnership Agreement and the allocation to you of the Partnership's taxable income or loss, as well as any distributions made by the Partnership to you, will affect your basis in your Units and thus the amount of gain or loss that you will recognize on a sale of your Units. If you sell a portion of your Units pursuant to the Offer or you receive cash in exchange for a portion of your Units in the Merger, you will be allocated a share of the Partnership's taxable income or loss for the taxable year of the sale in accordance with the Internal Revenue Code and the Partnership Agreement. Any distributions made by the Partnership to you will affect your basis in your Units and thus the amount of gain or loss that you will recognize. The potential impact of the allocation to you of the Partnership's taxable income or loss on your basis in the case of a sale of only a portion of your Units is unclear, and you should consult with your own tax advisor on this point.


         The gain or loss that you recognize generally will be treated as capital gain or loss. However, any portion of the amount realized by you that is attributable to the share of the

Partnership's "unrealized receivables" or "inventory items" ("Section 751 Property") allocable to the Units sold will be taxable as ordinary income under
Section 751 of the Internal Revenue Code, to the extent that the portion of the amount realized that is attributable to Section 751 Property exceeds your allocable share of the Partnership's adjusted tax basis in the Section 751 Property. For this purpose, the "unrealized receivables" allocable to the Units sold include the share of the Partnership's prior depreciation deductions allocable to the Units that would be subject to recapture if the depreciated assets were sold for fair market value. Under Section 751, it is possible that you may recognize ordinary income on the sale of your Units, even if you realize a net loss on the sale.


         Your capital gain or loss on the sale of Units will be treated as long-term capital gain or loss if your holding period in the Units for federal income tax purposes is more than one year. In general, your holding period for your Units began at the time that you acquired those Units. However, if you acquired Units at different times, then the Units, although considered for basis allocation and other tax purposes as a single partnership interest, will have a divided holding period in your hands, based upon the relative number of Units that you acquired at the various times. Under current law, long-term capital gain of non-corporate Unitholders is taxable at a maximum rate of 15% (except that the rate will be 25% on the portion of the gain ("unrecaptured section 1250 gain") that is attributable to depreciation claimed with respect to real estate that is not recaptured as ordinary income under Section 1250 of the Internal Revenue Code and except that a 28% rate may apply to the extent of any net gain from "collectibles" within the meaning of Section 408(m) of the Internal Revenue
Code), whereas the maximum marginal federal income tax rate for ordinary income is 35%. The maximum rate of tax applicable to income of corporate Unitholders, regardless of whether characterized as capital gain or as ordinary income, is 35%. The ability of a Unitholder to offset capital losses against ordinary income is limited.



         Under the passive activity loss rules contained in Section 469 of the Internal Revenue Code, which apply to noncorporate taxpayers and, with modifications, to certain classes of corporations, losses generated by passive activities may be used only to offset income from passive activities and may not be applied to reduce active income or portfolio income. Passive activity losses that are suspended because a taxpayer does not have sufficient passive income to absorb the passive activity losses may be carried over to future taxable years. Suspended passive activity losses will no longer be subject to the passive loss limitations in the year in which the taxpayer completely disposes of the taxpayer's interest in the passive activity that generated the losses. Under these rules, if a Unitholder is subject to the passive loss rules:


         - In general, income or gain derived by you from the sale of your Units in the Offer or your receipt of cash in exchange for your Units in the Merger will be treated as passive income and may be offset against any passive activity losses derived by you in the current taxable year or against suspended passive losses from prior taxable years.

         - If you sell all of your Units in the Offer or receive cash in exchange for all of your Units in the Merger, then any Partnership losses that have been suspended under the passive loss limitations will cease to be subject to those limitations.

         - If you do not sell all of your Units in the Offer, and we do not effect the Merger, then the deductibility of any suspended losses will continue to be subject to the passive activity loss limitations until you sell your remaining Units.

The limitations on the use of passive activity losses are complex and you are urged to consult your own tax advisor regarding the impact of the rules on your ability to use your distributive share of passive losses from the Partnership.

         Gain realized by a non-United States Unitholder on a sale of Units in the Offer or in the Merger will be subject to United States federal income tax. Under Section 1445 of the Internal Revenue Code, the transferee of an interest held by a non-United States person in a partnership that owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized with respect to the transaction. In order to comply with this requirement, we will withhold 10% of the amount realized by you in the Offer or the Merger, unless you properly complete and sign a certificate, under penalties of perjury, that includes your name, address, and taxpayer identification number, and that certifies that you are not a non-United States person. Amounts withheld will be creditable against a Unitholder's income tax liability and, if in excess thereof, a refund can be obtained from the IRS by filing a United States federal income tax return.

         If you sell Units in the Offer or the Merger, then (unless you are a Unitholder exempt from the backup withholding rules) 28% of the amount otherwise payable to you may be subject to withholding under the backup withholding rules. Such withholding under the backup withholding rules will not be required if you
(i) furnish a correct taxpayer identification number and certify on the substitute Internal Revenue Service Form W-9 included in the Agreement of Assignment and Assumption that you are not subject to backup withholding tax,
(ii) provide a certification of foreign status on Internal Revenue Service Form W-8BEN, or (iii) otherwise establish an exemption from backup withholding tax.

         If you do not provide a correct taxpayer identification number, then you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding tax does not constitute an additional tax and will be creditable against your United States federal income tax liability, provided that the required information is given to the IRS. If backup withholding tax results in an overpayment of tax, then you can obtain a refund by filing a United States federal income tax return.

         If you sell your Units in the Offer, then you will be required to file an information statement with your federal income tax returns for the year of the sale that provides certain information as to the capital gain, unrecaptured section 1250 gain, and ordinary income that you recognized on the sale. Under Code section 6050K, transferors of certain partnership interests are required to inform the partnership of the transfer. We will undertake to send any required notices to the Partnership on your behalf.

CONSEQUENCES TO A NON-TENDERING UNITHOLDER

         If we do not effect the Merger, a Unitholder that does not tender its Units in the Offer (a "non-tendering Unitholder") should not be subject to any material United States federal income tax consequences as a result of the failure to tender.


         WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX IMPLICATIONS OF THE OFFER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

11.      FORWARD-LOOKING STATEMENTS


         THE PARTNERSHIP'S BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION ARE SUBJECT TO MANY RISKS, INCLUDING THOSE SET FORTH HEREIN. CERTAIN STATEMENTS CONTAINED IN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS," AND WORDS OF SIMILAR IMPORT, CONSTITUTE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE PARTNERSHIP'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE ONLY PREDICTIONS, HOWEVER, AND ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS FACING THE PARTNERSHIP. THESE RISKS INCLUDE, BUT ARE NOT LIMITED TO, THOSE ITEMS DISCUSSED BELOW. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT, INCLUDING BUT NOT LIMITED TO UNDER THE HEADINGS "-- BACKGROUND TO THE OFFER AND THE MERGER," -- FAIRNESS OF THE OFFER AND THE MERGER," "THE PARTNERSHIP -- DESCRIPTION OF THE PARTNERSHIP" AND "THE PARTNERSHIP -- PROJECTIONS FOR THE PARTNERSHIP PROPERTIES; BUDGETS." UNITHOLDERS ARE CAUTIONED THAT, IN ADDITION TO THE OTHER FACTORS SET FORTH UNDER THOSE HEADINGS, THE FOLLOWING FACTORS MAY CAUSE THE PARTNERSHIP'S ACTUAL FINANCIAL PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS:


         -        supply and demand for the Partnership's products and services;

         -        our ability to access capital necessary for our operations;

         -        competitive product and pricing pressures;

         -        changes in industry laws and regulations; and

         - general economic and industry conditions in the assisted living marketplace.


         Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this Offer to Purchase and Consent Solicitation Statement. Subject to our and ARV's obligations under Rules 13e-3(d)(2), 13e-3(f)(1)(iii) and 14d-3(b) to amend the Schedule 13E-3 and Schedule TO, each of which this Offer to Purchase and Convert Solicitation Statement forms a part, we and ARV each disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                 THE PARTNERSHIP

1.       DESCRIPTION OF THE PARTNERSHIP

         The Partnership was formed on February 9, 1988 to develop, finance, acquire and operate senior citizen housing. Although the prospectus pursuant to which Units were offered contained no definite plan to sell any properties in accordance with a timetable, the management of the general partner at the time projected that the Partnership might sell or finance a property after operating that property for a five to seven year period. The Partnership was structured as a self-liquidating partnership with a finite life, which would distribute its cash flow during its operating stage and its proceeds from property sales during its liquidating stage. The Partnership's estimated operational life at the time of inception was 10 to 15 years from the opening date of the last facility developed or acquired. Under the Partnership Agreement, there is no fixed obligation to divest the Partnership's assets and the Partnership will continue until December 31, 2046, unless sooner terminated in accordance with its terms.

         The Partnership currently owns and operates the following eight Partnership properties: Retirement Inn of Burlingame, Retirement Inn of Campbell, Retirement Inn of Daly City, Retirement Inn of Fremont, Retirement Inn of Fullerton, Montego Heights Lodge, Retirement Inn of Sunnyvale and Valley View Lodge. Each of these properties was acquired by the Partnership in 1989. In addition, the Partnership acquired the building at Covina Villa, which is subject to a ground lease, in 1988. The Partnership has also leased the building at Inn at Willow Glen since 1989.

         As of the Offer Date, there were 35,019.880 issued and outstanding Units held of record by approximately 1,637 Unitholders.

         The Partnership's principal executive offices are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626, and its telephone number is (714) 751-7400.

PARTNERSHIP PROPERTIES

         RETIREMENT INN OF BURLINGAME

         Retirement Inn of Burlingame is an assisted living community located at 250 Myrtle Road, Burlingame, San Mateo County, California. The community was developed in 1977 and purchased by the Partnership in 1989. It has 67 studio and one-bedroom apartments and is comprised of a 36,000 square foot, four-story building situated on less than one acre of land. ARV Burlingame, L.P., an entity wholly owned by the Partnership, has a fee interest in Retirement Inn of Burlingame. The Partnership believes that Retirement Inn of Burlingame is adequately covered by insurance.

         Retirement Inn of Burlingame is encumbered by a HUD-insured loan originated by Red Mortgage Capital that bears interest at a fixed rate of 7.79% per year and matures on April 1, 2036. On September 30, 2003, total indebtedness remaining under this loan was $3,196,663. The loan documents provide that this loan is not prepayable prior to May 1, 2006. From and after May 1, 2006, any prepayment of the loan must be accompanied by a prepayment penalty starting at 5% of the principal balance and decreasing by 1% per year through 2011.

         The occupancy rate and average monthly revenue per occupied unit at Retirement Inn of Burlingame for the last three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
     Year                    Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            78%                               $2,239

2001                            81%                               $2,274

2002                            78%                               $2,440

2003 YTD (1)                    90%                               $2,512

(1) Year to date as of September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building in Burlingame was $1,303,000. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 1.05% and annual realty taxes are $47,246. As of December 31, 2002, there was approximately $135,000 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         RETIREMENT INN OF CAMPBELL

         Retirement Inn of Campbell is an assisted living community located at 290 North San Tomas Aquinas Road, Campbell, Santa Clara County, California. The community was developed in 1975 and purchased by the Partnership in 1989. It has 70 studio apartments and is comprised of a 37,113 square foot, two-story building situated on just over 1 acre of land. ARV Campbell, L.P., an entity wholly owned by the Partnership, has a fee interest in Retirement Inn of Campbell. The Partnership believes that Retirement Inn of Campbell is adequately covered by insurance.

         Retirement Inn of Campbell is encumbered by a HUD-insured loan originated by Red Mortgage Capital that bears interest at a fixed rate of 8.03% per year and matures on January 1, 2036. On September 30, 2003, total indebtedness remaining under this loan was $1,762,165. The loan documents provide that this loan is not prepayable prior to February 1, 2006. From and after February 1, 2006, any prepayment of the loan must be accompanied by a prepayment penalty starting at 5% of the principal balance and decreasing by 1% per year through 2011.

         The occupancy rate and average monthly revenue per occupied unit at Retirement Inn of Campbell for the last three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
    Year                     Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            95%                               $2,281

2001                            99%                               $2,548

2002                            97%                               $2,890

2003 YTD (1)                    86%                               $2,884

(1) Year to date as of September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building in Retirement Inn of Campbell was $1,718,000. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 1.4% and annual realty taxes are $52,531. As of December 31, 2002, there was approximately $137,000 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         RETIREMENT INN OF DALY CITY

         Retirement Inn of Daly City is an assisted living community located at 501 North King Drive, Daly City, San Mateo County, California. The community was developed in 1975 and purchased by the Partnership in 1989. It has 60 studio and one-bedroom apartments and suites and is comprised of a 37,628 square foot, two-story building situated on just over 1 acre of land. ARV Daly City, L.P., an entity wholly owned by the Partnership, has a fee interest in Retirement Inn of Daly City. The Partnership believes that Retirement Inn of Daly City is adequately covered by insurance.

         Retirement Inn of Daly City is encumbered by a HUD-insured loan originated by Red Mortgage Capital that bears interest at a fixed rate of 7.75% per year and matures on March 1, 2036. On September 30, 2003, total indebtedness remaining under this loan was $3,935,998. The loan documents provide that this loan is not prepayable prior to April 1, 2006. From and after April 1, 2006, any prepayment of the loan must be accompanied by a prepayment penalty starting at 5% of the principal balance and decreasing by 1% per year through 2011.

         The occupancy rate and average monthly revenue per occupied unit at Retirement Inn of Daly City for the last three fiscal years and the first 9 months of 2003 are as follows:

                               Average                       Monthly Revenue
   Year                      Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            82%                               $1,635

2001                            96%                               $1,717

2002                            82%                               $1,960

2003 YTD (1)                    78%                               $2,047

(1) Year to date as of September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building in Retirement Inn of Daly City was $1,607,000. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 1.05% and annual realty taxes are $51,620. As of December 31, 2002, there was approximately $101,000 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         RETIREMENT INN OF FREMONT

         Retirement Inn of Fremont is an assisted living community located at 38801 Hastings Street, Fremont, Alameda County, California. The community was developed in 1977 and purchased by the Partnership in 1989. It has 69 studio and one-bedroom apartments and is comprised of a 38,423 square foot, two-story building situated on just over 1 acre of land. ARV Fremont, L.P., an entity wholly owned by the Partnership, has a fee interest in Retirement Inn of Fremont. The Partnership believes that Retirement Inn of Fremont is adequately covered by insurance.

         Retirement Inn of Fremont is encumbered by a HUD-insured loan originated by Red Mortgage Capital that bears interest at a fixed rate of 7.75% per year and matures on March 1, 2036. On September 30, 2003, total indebtedness remaining under this loan was $2,940,158. The loan documents provide that this loan is not prepayable prior to April 1, 2011. From and after April 1, 2011, there are no penalties for prepayment of the loan in whole or in part.

         The occupancy rate and average monthly revenue per occupied unit at Retirement Inn of Fremont for the last three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
    Year                     Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            80%                               $2,000

2001                            85%                               $2,223

2002                            94%                               $2,285

2003 YTD (1)                    86%                               $2,422

(1) Trailing twelve months ended September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building in Retirement Inn of Fremont was $1,172,000. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 1.07% and annual realty taxes are $58,795. As of December 31, 2002, there was approximately $119,365 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         RETIREMENT INN OF FULLERTON

         Retirement Inn of Fullerton is an assisted living community located at 1621 East Commonwealth Avenue, Fullerton, Orange County, California. The community was developed in 1974 and purchased by the Partnership in 1989. This two-story building has 68 studio apartments and is approximately 40,000 square feet situated on just over 1 acre of land. ARV Fullerton, L.P., an entity wholly owned by the Partnership, has a fee interest in Retirement Inn of Fullerton. The Partnership believes that Retirement Inn of Fullerton is adequately covered by insurance.

         Retirement Inn of Fullerton is encumbered by a HUD-insured loan originated by Red Mortgage Capital that bears interest at a fixed rate of 7.25% per year and matures on January 1, 2037. On September 30, 2003, total indebtedness remaining under this loan was $2,182,936. The loan documents provide that this loan is not prepayable prior to February 1, 2007. From and after February 1, 2007, any prepayment of the loan must be accompanied by a prepayment penalty starting at 5% of the principal balance and decreasing by 1% per year through 2012.

         The occupancy rate and average monthly revenue per occupied unit at Retirement Inn of Fullerton for the last three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
    Year                     Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            89%                               $1,878

2001                            79%                               $1,989

2002                            72%                               $2,058

2003 YTD (1)                    73%                               $2,002

(1) Year to date as of September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building in Retirement Inn of Fullerton was $1,562,171. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 2.07% and annual realty taxes are $34,707. As of December 31, 2002, there was approximately $5,000 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         MONTEGO HEIGHTS LODGE

         Montego Heights Lodge is an assisted living community located at 1400 Montego Way, Walnut Creek, Contra Costa County, California. The community was developed in 1978 and purchased by the Partnership in 1989. It has 163 studio and one-bedroom apartments and is comprised of a 106,396 square foot, four-story building situated on approximately 5 acres of land. ARV Montego Heights, L.P., an entity wholly owned by the Partnership, has a fee interest in Montego Heights Lodge. The Partnership believes that Montego Heights Lodge is adequately covered by insurance.

         Montego Heights Lodge is encumbered by a HUD-insured loan originated by Red Mortgage Capital that bears interest at a fixed rate of 8.06% per year and matures on January 1, 2036. On September 30, 2003, total indebtedness remaining under this loan was $7,645,479. The loan documents provide that this loan is not prepayable prior to February 1, 2006. From and after February 1, 2006, any prepayment of the loan must be accompanied by a prepayment penalty starting at 5% of the principal balance and decreasing by 1% per year through 2011.

         The occupancy rate and average monthly revenue per occupied unit at Montego Heights Lodge for the three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
    Year                     Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            91%                               $2,001

2001                            83%                               $2,265

2002                            74%                               $2,495

2003 YTD (1)                    68%                               $2,549

(1) Year to date as of September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building in Montego Heights Lodge was $8,670,310. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 1.25% and annual realty taxes are $120,400. As of December 31, 2002, there was approximately $130,000 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         RETIREMENT INN OF SUNNYVALE

         Retirement Inn of Sunnyvale is an assisted living community located at 175 East Remington Drive, Sunnyvale, Santa Clara County, California. The community was developed in 1976 and purchased by the Partnership in 1989. It has 123 studio and one-bedroom apartments and is comprised of a 62,968 square foot, two-story building situated on approximately 2 acres of land. ARV Sunnyvale, L.P., an entity wholly owned by the Partnership, has a fee interest in Retirement Inn of Sunnyvale. The Partnership believes that Retirement Inn of Sunnyvale is adequately covered by insurance.

         Retirement Inn of Sunnyvale is encumbered by a HUD-insured loan originated by Red Mortgage Capital that bears interest at a fixed rate of 8.03% per year and matures on January 1, 2036. On September 30, 2003, total indebtedness remaining under this loan was $8,718,766. The loan documents provide that this loan is not prepayable prior to February 1, 2006. From and after February 1, 2006, any prepayment of the loan must be accompanied by a prepayment penalty starting at 5% of the principal balance and decreasing by 1% per year through 2011.

         The occupancy rate and average monthly revenue per occupied unit at Retirement Inn of Sunnyvale for the last three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
    Year                     Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            96%                               $2,270

2001                            93%                               $2,460

2002                            78%                               $2,658

2003 YTD (1)                    80%                               $2,589

(1) Year to date as of September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building in Retirement Inn of Sunnyvale was $3,246,000. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 1.1% and annual realty taxes are $108,889. As of December 31, 2002, there was approximately $170,000 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         VALLEY VIEW LODGE

         Valley View Lodge is an assisted living community located at 1228 Rossmoor Parkway, Walnut Creek, Contra Costa County, California. The community was developed in 1976 and purchased by the Partnership in 1989. It has 125 studio and one-bedroom apartments and is comprised of a 97,818 square foot, two-story building situated on approximately 4.6 acres of land. ARV Valley View, L.P., an entity wholly owned by the Partnership, has a fee interest in Valley View Lodge. The Partnership believes that Valley View Lodge is adequately covered by insurance.

         Valley View Lodge is encumbered by a HUD-insured loan originated by Red Mortgage Capital that bears interest at a fixed rate of 8.00% per year and matures on January 1, 2036. On September 30, 2003, total indebtedness remaining under this loan was $11,193,357. The loan documents provide that this loan is not prepayable prior to February 1, 2006. From and after February 1, 2006, any prepayment of the loan must be accompanied by a prepayment penalty starting at 5% of the principal balance and decreasing by 1% per year through 2011.

         The occupancy rate and average monthly revenue per occupied unit at Valley View Lodge for the last three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
    Year                     Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            86%                               $2,629

2001                            97%                               $2,911

2002                            96%                               $3,232

2003 YTD (1)                    98%                               $3,518

(1) Year to date as of September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building in Valley View Lodge was $5,019,000. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 1.07% and annual realty taxes are $102,114. As of December 31, 2002, there was approximately $245,000 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         COVINA VILLA

         Covina Villa is an assisted living community located at 825 West San Bernadino Road, Covina, Los Angeles County, California. The community was developed in 1977 and purchased by the Partnership subject to a ground lease in 1988. It has 62 studio and one-bedroom apartments with a total of approximately 36,000 square feet on 1.09 acres of land. The Partnership has a fee ownership in Covina Villa, subject to a ground lease. The Partnership believes that Covina Villa is adequately covered by insurance.

         Covina Villa is encumbered by a ground lease that covers the land on which the community is built. This lease expires on June 30, 2037 and does not have an extension option. There is no purchase option available to the Partnership through this lease, nor are there any provisions that allow for early termination of the lease. Rent expense under the ground lease for 2002, 2001 and 2000 was $127,000, $122,000, and $115,000, respectively.

         The occupancy rate and average monthly revenue per occupied unit at Covina Villa for the last three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
    Year                     Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            96%                               $2,015

2001                            82%                               $2,043

2002                            68%                               $2,163

2003 YTD (1)                    91%                               $2,234

(1) Year to date as of September 30, 2003.

         As of December 31, 2002, the federal tax basis of the building for Covina Villa was $2,056,439. The rate of depreciation is 3.6% and the claimed life for depreciation is 27.5 years. The realty tax rate on the property is 1.1% and annual realty taxes are $29,841. As of December 31, 2002, there was approximately $123,102 of federal tax basis of equipment, furniture and fixtures having lives of five to seven years and depreciated on a double declining balance basis.

         INN AT WILLOW GLEN

         Inn at Willow Glen is an assisted living community located at 1185 Pedro Street, San Jose, Santa Clara County, California. The community was developed in 1977 and has been leased by the Partnership since 1989. It has 83 studio and one-bedroom apartments with approximately 47,000 square feet set on approximately 1.6 acres of land. The Partnership operates the Inn at Willow Glen under an operating lease agreement. The Partnership believes that Inn at Willow Glen is adequately covered by insurance.

         Inn at Willow Glen is subject to an operating lease that expires on November 22, 2007 and has one 10-year extension option remaining. There is no purchase option available to the Partnership through this lease, nor are there any provisions that allow for early termination of the lease. Rent expense under the operating lease for 2002, 2001, and 2000 was $246,000 each year.

         The occupancy rate and average monthly revenue per occupied unit at Inn at Willow Glen for the last three fiscal years and the first 9 months of 2003 are as follows:

                              Average                        Monthly Revenue
    Year                     Occupancy                      Per Occupied Unit
------------                 ---------                      -----------------
2000                            89%                               $2,307

2001                            95%                               $2,562

2002                            83%                               $2,710

2003 YTD (1)                    81%                               $2,772

(1) Year to date as of September 30, 2003.

         Although the Partnership leases the building at the Inn at Willow Glen, it invests in improvements to the property and in equipment, furniture and fixtures for the property. As of December 31, 2002, the federal tax basis of the improvements to the building at Inn at Willow Glen was $656,318 and the remaining life for depreciation was 4 years. These improvements are depreciated using the straight line basis. The realty tax rate on the property is 1.2% and annual realty taxes are $85,448 which are paid by the Partnership. As of December 31, 2002, there was approximately $143,413 of federal tax basis of equipment, furniture and fixtures for the property, which have lives of five to seven years and are depreciated on a double declining balance basis.

         OTHER PARTNERSHIP ASSETS

         The Partnership's other assets consist primarily of cash. See "SPECIAL FACTORS -- Determination of the Offer Price -- (A) Liquidation Valuation Method -- Valuation of Other Partnership Assets."

2.       BUSINESS RISKS

         The Partnership faces a number of business risks, including the following:

         - STAFFING AND LABOR COSTS. The Partnership competes with other providers of assisted living and senior housing to attract and retain qualified personnel. The Partnership also relies on the available labor pool of employees, and unemployment rates are very low in many areas where we operate. The Partnership makes a genuine effort to remain competitive with other companies in our industry. Therefore, if it is necessary for the Partnership to increase pay and/or enhance benefits to maintain its competitive status in its industry, the Partnership's net income would decrease without corresponding increases in rental, assisted living or management revenue.

         - COMPETITION. The assisted living industry is highly competitive, and we expect that the Partnership's business will become more competitive in the future. Sources of competition include family members providing care at home, numerous local, regional and national providers of assisted living and long-term care whose facilities and services range from home-based health care to skilled nursing facilities, and acute care hospitals. In addition, we believe that as assisted living receives increased attention among the public and insurance companies, new competitors focused on assisted living will enter the market, including hospitality companies expanding into the market. Some of the Partnership's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or are capable of obtaining, greater financial resources than those available to the Partnership.

                  We also expect the Partnership to face increased competition for the acquisition and development of assisted living communities. Some of the Partnership's present and potential competitors are significantly larger or have, or may obtain, greater financial resources than the Partnership. These forces could limit the Partnership's ability to attract residents, attract qualified personnel, expand its business, or increase the cost of future acquisitions, each of which could have a material adverse effect on the Partnership's business, financial condition, results of operations and prospects.

         - GOVERNMENT REGULATION. Health care is subject to extensive regulation and frequent regulatory change. Currently, no federal rules explicitly define or regulate assisted living. However, the Partnership is and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in localities where it operates or intends to operate. Changes in such laws and regulations, or new interpretations of existing laws and regulations could have a significant effect on methods and costs of doing business, and on reimbursement levels from governmental and other payers. In addition, the President and Congress have proposed in the past, and may propose in the future, health care reforms that could impose additional regulations on the Partnership or limit the amounts that it may charge for its services. We cannot assess the ultimate timing and impact that any pending or future health care reform proposals may have on the assisted living, home health care, skilled nursing or health care industry in general. No assurance can be given that any such reform will not have a material adverse effect on the business, financial condition or results of operations and prospects of the Partnership.

         - OBTAINING RESIDENTS AND MAINTAINING RATES. As of September 30, 2003, the Partnership properties had a combined occupancy rate of approximately 87%. Occupancy may drop in these Partnership properties, primarily due to changes in the health of residents, increased competition from other assisted living providers, particularly those offering newer facilities, and the reassessment of residents' physical and cognitive state. There can be no assurance that the Partnership properties will be substantially occupied at current set rates at any time. In addition, the Partnership may only be able to lease the units in its Partnership properties at rates below its set rates due to limitations imposed on rates by local market conditions or other factors, including the physical obsolescence of the Partnership properties. Even if the Partnership achieves substantial occupancy at its set rates, those set rates may not allow for projected cost recovery and profit if operating expenses increase.

                  In addition, in order to increase set rates, the Partnership must provide advance notice of rate increases, generally at least 30 days. Because of this advance notice requirement, the Partnership is not able to reflect cost increases in set rates until at least several months after such cost increases occur. In addition, if the Partnership fails to generate sufficient revenue, it may be unable to make interest and principal payments on indebtedness.

         - GEOGRAPHIC CONCENTRATION. All of the Partnership's properties are located in California. The market value of these assets and the income generated from them could be negatively affected by changes in local and regional economic conditions, specific laws and the regulatory environment in California, and by acts of nature. We cannot provide assurance that such geographic concentration will not have an adverse impact on the Partnership's business, financial condition, operating results and prospects.

         - GENERAL REAL ESTATE RISKS. The performance of the Partnership properties is influenced by factors generally affecting real estate investments, and real estate risks specific to the Partnership properties. These risks include:

                  - an oversupply of, or a reduction in demand for, assisted living communities in a particular market;

                  -        the attractiveness of properties to residents;

                  - zoning, rent control, environmental quality regulations or other regulatory restrictions;

                  -        competition from other forms of housing;

                  - the ability to provide adequate maintenance and insurance; and

                  - the ability to control operating costs, including maintenance, insurance premiums and real estate taxes.

                  Real estate investments are also affected by such factors as applicable laws, including tax laws, interest rates and the availability of financing. Real estate investments are relatively illiquid and, therefore, limit the Partnership's ability to vary its portfolio promptly in respect to changes in economic or other conditions. If the Partnership fails to operate its properties effectively, it may have a material adverse effect on its business, financial condition, operating results and prospects.

         - CAPITAL EXPENDITURES. ARV believes that some of the Partnership's properties are in need of refurbishment or repair which will require significant capital expenditures for some period. These expenditures would reduce the Partnership's cash flow and would reduce the amount of cash otherwise available for distribution to Unitholders.

         - OTHER DISCLOSED RISKS. In addition, the Partnership is subject to a number of business and market risks as set forth in the Partnership's Form 10-K for the fiscal year ended December 31, 2002 (the "2002 10-K"). We are delivering a copy of the 2002 10-K with this Offer to Purchase and Consent Solicitation Statement and the 2002 10-K is also incorporated by reference. For more information see "OTHER MATTERS -- Available Information, Incorporation by Reference."

3.       SOURCE AND AMOUNT OF FUNDS FOR THE OFFER AND THE MERGER

         The total amount of funds required for us to purchase all of the outstanding Units pursuant to the Offer and the Merger and to pay fees and expenses related thereto, is estimated to be approximately $_______. For a statement of these related fees and expenses, see "OTHER MATTERS -- Certain Fees and Expenses." We plan to obtain all funds needed for the Offer and the Merger from funds to be contributed by ARV. ARV intends to obtain these funds from its cash on hand. As of September 30, 2003, ARV had $8,012,411 of cash and cash equivalents.

4.       SELECTED HISTORICAL FINANCIAL DATA FOR THE PARTNERSHIP

         Below is a summary of certain financial information for the Partnership, which has been excerpted or derived from the 2002 10-K and the Partnership's Form 10-Q for the quarter ended September 30, 2003 (the "Third Quarter 10-Q"). More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained in those reports and documents and should be read in conjunction with such related notes. The 2002 10-K and the Third Quarter 10-Q are incorporated in this Offer to Purchase and Consent Solicitation Statement by reference. We and ARV disclaim any responsibility for the information included in these documents, including, without limitation, any information derived from the documents and included in this Offer to Purchase and Consent Solicitation Statement, other than any responsibility ARV may have as the general partner of the Partnership.

                                                                                                     FOR THE NINE MONTHS
                                                      YEAR ENDED DECEMBER 31,                        ENDED SEPTEMBER 30,
                                  --------------------------------------------------------------   -----------------------
                                     2002          2001         2000         1999         1998         2003         2002
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUES:
  Rent                            $   18,869   $   19,034   $   17,242   $   16,411   $   15,400   $   14,482   $   14,217
  Assisted Living                      4,036        3,929        3,685        4,014        3,663        3,204        3,055
  Interest and other                     525          495          389          451          536          346          365
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL REVENUES                        23,430       23,458       21,316       20,876       19,599       18,032       17,637
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------

COSTS AND EXPENSES:
  Community property operations       12,477       12,351       11,650       10,938       11,463        9,837        9,382
  Assisted living                      2,716        2,808        2,654        2,402        1,727        2,063        2,046
  General and administrative           1,068        1,177          639        1,004        1,118        1,058          799
  Depreciation and amortization        1,477        1,512        2,298        1,802        1,111        1,196        1,101
  Property taxes                         601          658          711          610          529          473          494
  Advertising                            363          318          361          217          201          309          278
  Interest                             3,522        3,583        3,370        2,468        1,637        2,634        2,639
  Loss on debt extinguishment              -           56          310            -            -            -            -
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL COSTS AND EXPENSES              22,224       22,463       21,993       19,441       17,786       17,570       16,739
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before franchise tax
expense                                1,206          995         (677)       1,435        1,813          462          898
Franchise tax expense                     11           10           10            -            -            8            8
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
NET INCOME (LOSS)                 $    1,195   $      985   $     (687)  $    1,435   $    1,813   $      454   $      890
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Total assets                      $   39,336   $   41,568   $   39,556   $   38,543   $   21,836   $   39,674   $   38,987
Partners' capital (deficiency)    $   (4,976)  $   (3,171)  $   (3,656)  $   (2,895)  $   13,439   $   (4,522)  $   (5,281)
Notes Payable                     $   41,776   $   42,024   $   41,226   $   39,545   $    6,170   $   41,575   $   41,840

PER LIMITED PARTNER UNIT:
Net income (loss)                 $    33.78   $    27.85   $   (19.42)  $    40.99   $    51.25   $    12.84   $    25.16
   Distributions of earnings      $    84.81   $    14.13   $        -   $    40.99   $    51.25   $        -   $    84.81
   Distributions - return of
   capital                                 -            -         2.12       461.33         2.38            -            -
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Total distributions            $    84.81   $    14.13   $     2.12   $   502.32   $    53.63   $        -   $    84.81
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========


     At September 30, 2003, the Partnership's book value per Unit was -$132.

5.       PROJECTIONS FOR THE PARTNERSHIP PROPERTIES; BUDGETS


         PROJECTIONS. The Partnership does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data of the Partnership. However, in connection with the "going-private" acquisition of ARV in 2003, ARV prepared projections, including projections of the future net operating income of the Partnership properties for the years 2003 to 2006. These projections were provided to the financial advisor to the special committee for its use in connection with its analysis of the fairness of the consideration to be received by ARV's unaffiliated stockholders in such acquisition. However, these projections were not prepared for or in connection with the Offer or the Merger. Furthermore, these projections were not considered or used in determining the Offer Price. These projections were filed as an exhibit to the proxy statement filed with the SEC with respect to the acquisition of ARV.


         BUDGETS. ARV prepares internal annual operating budgets for the Partnership's properties which are used by management as performance targets for the purposes of determining incentive compensation for employees. These budgets do not represent management's expectations as to the future operating results of the Partnership and were not used in determining the Offer Price. The annual budget for the 2004 fiscal year (the "2004 Budget") was finalized in January 2004. The 2004 Budget was not prepared with a view to public disclosure and has been filed as an exhibit to ARV and the Purchaser's Tender Offer Statement on Schedule TO in respect of the Offer for the limited purpose of giving you access to financial information of the Partnership.

         DISCLAIMERS. Neither the 2004 Budget nor the projections discussed above (the "Projections") were prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than as shown above. Neither the 2004 Budget nor the Projections have been examined, reviewed or compiled by the Partnership's independent auditors, and accordingly they have not expressed an opinion or any other assurance regarding such materials.


         THE FORECASTED INFORMATION IS REFERENCED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS PREPARED BY ARV PRIOR TO THE OFFER. ACCORDINGLY, NONE OF ARV, THE PARTNERSHIP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION AS TO THE 2004 BUDGET OR THE PROJECTIONS. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE 2004 BUDGET AND THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF ARV AND THE PARTNERSHIP, THERE CAN BE NO ASSURANCE THAT RESULTS SET FORTH IN THE 2004 BUDGET OR THE PROJECTIONS WILL BE REALIZED. IT IS LIKELY THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.

6.       DIVIDENDS AND DISTRIBUTIONS

         FUTURE DISTRIBUTIONS. If the Partnership declares or makes any distributions on the Units payable or distributable to Unitholders of record on a date prior to (i) the transfer of the Units purchased pursuant to the Offer to us or our nominee or transferees on the books and records of the Partnership or
(ii) the effective time of the Merger, then, subject to the provisions described in "THE TENDER OFFER -- Conditions to the Offer" and "THE CONSENT SOLICITATION - The Merger Proposal; Effective Time of the Merger Proposal":

         - we will reduce the Offer Price by the amount of any such cash distributions, and

         - the whole of any such noncash distribution to be received by the tendering Unitholders will (a) be received and held by the tendering Unitholders for our account and will be required to be promptly remitted and transferred by each tendering Unitholder to the Partnership for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us.

         With respect to Units acquired pursuant to the Offer, pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash distribution and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by us in our sole discretion. Under the Merger Agreement, Unitholders will be required to surrender to us any non-cash distribution prior to receiving the Offer Price or we may deduct from the Offer Price the value thereof, as determined by us in our sole discretion.

         HISTORICAL DISTRIBUTIONS. Since its inception on February 9, 1988, the Partnership has made distributions as follows. There is no restriction on the Partnership's current or future ability to make distributions.

                                    ANNUAL AMOUNT OF
                                 DISTRIBUTIONS ON A PER
YEAR                                  5 UNIT BASIS
----                             ----------------------
1988                                    $   102
1989                                        240
1990                                        288
1991                                        316
1992                                        281
1993                                        237
1994                                        279
1995                                        319
1996                                        273
1997                                        163
1998                                        281
1999                                      2,562 (1)
2000                                         11
2001                                         71

                                    ANNUAL AMOUNT OF
                                 DISTRIBUTIONS ON A PER
YEAR                                  5 UNIT BASIS
----                             ----------------------
2002                                        424 (2)
2003                                          0

------------------------

(1) Includes a special distribution of $2,329 from the refinance of a property.

(2)      Includes a special distribution of $396 from the release of reserves.

                                THE TENDER OFFER

1.       TERMS OF THE OFFER; EXPIRATION DATE


         Upon the terms of and subject to the conditions to the Offer (including the terms of and conditions to any extension or amendment of the Offer), we will accept for payment and pay for all Units validly tendered on or before the Expiration Date and not withdrawn in accordance with the terms of the section below entitled, "-- Withdrawal Rights." The term "Expiration Date" shall mean 12:00 a.m., Eastern time, on ________, 2004, unless and until we, in our sole discretion, extend the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by us, will expire.


         The Offer is conditioned on the satisfaction of certain conditions. See "-- Conditions to the Offer," which sets forth all the conditions to the Offer. We reserve the right (but shall not be obligated), in our sole discretion and for any reason, to waive any or all conditions. If, by the Expiration Date, any or all such conditions have not been satisfied or waived, we reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with the applicable rules and regulations of the SEC, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS


         Upon the terms of and subject to the conditions to the Offer (including the terms of and conditions to any extension or amendment of the Offer), we will accept for payment, and will pay for, all Units validly tendered and not withdrawn in accordance with the section "-- Withdrawal Rights," promptly following the Expiration Date. Subject to applicable rules and regulations of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, Units pending receipt of any regulatory or governmental approvals or pending receipt of any additional documentation required by the Agreement of Assignment and Transfer or as specified in this Offer to Purchase and Consent Solicitation Statement. Under the terms of and subject to the conditions to the Offer, the tendering Unitholders will be paid promptly subject to and following:
(i) receipt of a valid, properly and fully executed Agreement of Assignment and Transfer, including any confirmations required from any custodian of tendered Units (together with any other applicable documents), and (ii) the actual transfer of Units to us. If the Units are not actually transferred to us, we will not be required to purchase such Units. We reserve the right, in our sole discretion, to pay tendering Unitholders before our receipt of such confirmation or the actual transfer of Units to us. We will issue payment only to Unitholders of record and payments will be forwarded only to the Unitholder's address listed on the Agreement of Assignment and Transfer.

         If any tendered Units accepted for payment are not purchased for any reason, the Agreement of Assignment and Transfer with respect to the Units not purchased will have no effect from the date the Offer is terminated and no payments will be made in respect of such Units. If, for any reason, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or we are unable to accept for payment, purchase or pay for the Units tendered pursuant to the Offer, then without prejudice to our rights under "-- Conditions to the Offer" (but subject to compliance with Rule 14e-1(c) under the Exchange Act), we may retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in the Section "-- Withdrawal Rights."

         If we increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered before the increase.

         Unless otherwise prohibited, we reserve the right to transfer such materials or assign, in whole or from time to time in part, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

3.       PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING UNITS

VALID TENDER

         To participate in the Offer and validly tender your Units, you must complete, in their entirety, the following documents that accompany this Offer to Purchase and Consent Solicitation Statement and return them to the Information Agent at the address set forth below (and on the back of this Offer to Purchase and Consent Solicitation Statement) on or before the Expiration
Date:

         -        The YELLOW Agreement of Assignment and Transfer; and

         - Any other applicable documents included with the Agreement of Assignment and Transfer or specified in the instructions to that document.

         IF LEGAL TITLE TO YOUR UNITS IS HELD THROUGH AN IRA, KEOGH OR SIMILAR ACCOUNT, WE WILL SEND ON YOUR BEHALF A COPY OF SUCH COMPLETED MATERIALS TO YOUR CUSTODIAN TO OBTAIN YOUR CUSTODIAN'S CONFIRMATION. HOWEVER, IN
THIS CASE, YOU SHOULD SEND YOUR COMPLETED MATERIALS TO THE INFORMATION AGENT NOT LESS THAN ONE WEEK PRIOR TO THE EXPIRATION DATE SO THAT WE HAVE TIME TO OBTAIN

SUCH CONFIRMATION PRIOR TO THE EXPIRATION DATE. YOU MAY ALSO SEND YOUR COMPLETED AGREEMENT OF ASSIGNMENT AND TRANSFER TO YOUR CUSTODIAN TO OBTAIN YOUR CUSTODIAN'S CONFIRMATION AND THEN RETURN THE AGREEMENT OF ASSIGNMENT AND TRANSFER TO THE INFORMATION AGENT PRIOR TO THE EXPIRATION DATE.

         IN ADDITION, OUR COMPLETION OF THE OFFER IS CONDITIONED ON APPROVAL OF THE MERGER PROPOSAL BY UNITHOLDERS WHO COLLECTIVELY HOLD MORE THAN 50% OF THE UNITS NOT OWNED BY ARV OR ITS SUBSIDIARIES. CONSEQUENTLY, IF YOU DECIDE TO TENDER YOUR UNITS BUT DO NOT DELIVER YOUR CONSENT TO THE MERGER PROPOSAL, YOUR FAILURE TO CONSENT TO THE MERGER PROPOSAL WILL REDUCE THE LIKELIHOOD THAT THE OFFER WILL BE COMPLETED AND THAT WE WILL PURCHASE THE UNITS YOU MAY HAVE TENDERED. WE HAVE THE RIGHT, SUBJECT TO COMPLIANCE WITH SEC REGULATIONS, TO WAIVE THIS CONDITION, BUT WE ARE UNDER NO OBLIGATION TO DO SO. IF YOU WISH TO CONSENT TO THE MERGER PROPOSAL AS WELL AS PARTICIPATE IN THE OFFER, YOU SHOULD ALSO RETURN THE GREEN CONSENT FORM CONSENTING TO THE MERGER PROPOSAL TOGETHER WITH THE OTHER DOCUMENTS REQUIRED FOR YOU TO VALIDLY TENDER YOUR UNITS (AND REFERENCED ABOVE).


         These documents must be received by the Information Agent by 12:00 A.M., EASTERN TIME, ON _________, 2004 (or such time until which the Offer is extended) and may be sent by mail, hand delivery, overnight courier or facsimile to:


                          ACS Securities Services, Inc.
Attn: American Retirement Villas Properties II, a California limited partnership
                           3988 N. Central Expressway
                              Building 5, 6th Floor
                                Dallas, TX 75204
                              Tel.: (866) 275-3707
                              Fax: (866) 275-3710

We enclose a pre-addressed postage paid return envelope for your convenience.

         The method of delivery of the Agreement of Assignment and Transfer and all other required documents is at your option and risk, and delivery will be deemed made only when actually received by the Information Agent. If delivery is by mail, we recommend registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration of the Offer. If delivery is by facsimile, you must also return the original documents, which originals, only, may be received after the Expiration Date provided that the facsimile is received prior to or on the Expiration Date.

         You may tender any or all Units that you own.

BACKUP WITHHOLDING TAX

         To prevent the possible application of backup withholding tax with respect to payment of the Offer Price for your tendered Units, you should (i) provide us with your correct taxpayer identification number and certify that you are not subject to backup withholding tax. These certifications are described in "SPECIAL FACTORS -- Certain United States Federal Income Tax Considerations" and in the Agreement of Assignment and Transfer; (ii) insert your taxpayer identification number in the space provided on the signature page to the Agreement of

Assignment and Transfer; and (iii) complete the Substitute Form W-9 included with the Agreement of Assignment and Transfer, which contains the certifications referred to above. Please refer to the instructions to the Agreement of Assignment and Transfer.

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT (FIRPTA) WITHHOLDING

         To prevent the withholding of federal income tax under Section 1445 of the Internal Revenue Code in an amount equal to 10% of the amount realized by you on your sale of Units (the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered), you must properly complete and sign the certification that is included with the Agreement of Assignment and Transfer, under penalties of perjury, that includes your name, address and taxpayer identification number, and in which you certify that you are not a non-United States person. Please refer to the instructions to the Agreement of Assignment and Transfer and "SPECIAL FACTORS -- Certain United States Federal Income Tax Considerations."

APPOINTMENT AS ATTORNEY-IN-FACT AND PROXY

         By executing an Agreement of Assignment and Transfer as set forth above, and subject to " -- Withdrawal Rights" and our acceptance of and payment for your Units, you irrevocably constitute and appoint us and our designees as your true and lawful attorneys-in-fact and proxies, in the manner set forth in the Agreement of Assignment and Transfer, with respect to the Units you tender and we accept for payment (and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after the Offer
Date), with full power of substitution, and to the full extent of your rights (such power of attorney and proxy being deemed to be an irrevocable durable power coupled with an interest and being unaffected by your disability, incapacity, dissolution, termination or bankruptcy) to (i) seek to transfer ownership of such Units on the Partnership's books to us (and to execute and to deliver any accompanying evidences of transfer and authenticity which we, the Partnership or ARV may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) become a substituted Limited Partner, (iii) receive any and all distributions made or declared by the Partnership after the Offer Date in respect of such Units, (iv) receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (v) execute and deliver to the Partnership and/or ARV (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which we are entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, (vi) endorse any check payable to or upon the order of you representing a distribution to which we are entitled pursuant to the terms of the Offer, in each case on your behalf, in favor of us or any other payee we otherwise designate, (vii) exercise all your voting and other rights as any such attorney-in-fact in its sole discretion may deem proper at any meeting of Unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, (viii) act in such manner as any such attorney-in-fact shall, in its sole discretion, deem proper with respect to the Units, (ix) execute a loss and indemnity agreement relating to the Units on your behalf if you fail to include your original certificate(s) (if any) representing the Units with the Agreement of Assignment and Transfer or (x) commence any litigation that we or our designees, in our sole discretion, deem necessary to enforce any exercise of our or such designees' powers as your attorneys-in-fact as set forth above.

         Such appointment will be effective upon our receipt of the Agreement of Assignment and Transfer. Upon such receipt, all prior proxies given by you with respect to such Units (other than pursuant to the Consent Solicitation) will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).

         The proxy described in this section is separate and apart from the power of attorney and proxy we are seeking from you in the Consent Solicitation to effect the Merger Proposal.

ASSIGNMENT OF ENTIRE INTEREST IN THE PARTNERSHIP

         By executing and delivering the Agreement of Assignment and Transfer, you irrevocably sell, assign, transfer, convey and deliver to us all of your right, title and interest in and to the Units tendered and accepted for payment pursuant to the Offer and any distributions (whether cash, non-cash, in-kind or otherwise, including voting rights and other benefits of any nature whatsoever and whenever distributable or allocable to the Units under the Partnership Agreement) issued or issuable in respect of the tendered Units on or after the Offer Date, unconditionally to the extent that the rights appurtenant to the Units may be transferred and conveyed without the consent of ARV. In addition, by executing an Agreement of Assignment and Transfer, and not otherwise timely withdrawing pursuant to the provisions of " -- Withdrawal Rights," you also assign to us all of your rights to receive distributions from the Partnership with respect to the Units which are accepted for payment and purchased pursuant to the Offer, including those cash distributions made or declared on or after the Offer Date. ARV, as the general partner of the Partnership, is expected to provide its written acknowledgement that the provisions and procedures of the Partnership Agreement governing the assignment of Units have been followed in connection with the Offer.

DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

         All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Units pursuant to the procedures described above or in " -- Acceptance for Payment and Payment for Units" will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and our interpretation of the terms of and conditions to the Offer (including the Agreement of Assignment and Transfer and the instructions thereto) will be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and us upon the terms of and subject to the conditions to the Offer, including the tendering Unitholder's representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Units complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholder who has granted options to sell or purchase the Units, holds option rights to acquire such securities, maintains "short" positions in the Units (i.e., who has borrowed the Units) or has lent the Units to a short seller. Because of the nature of limited partnership units, we believe that it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unitholder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery or (v) uses any other method of delivery permitted in the Offer.

4.       WITHDRAWAL RIGHTS

         Except as otherwise provided in this section, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date, and, if and to the extent that we have not accepted tendered Units for payment by ________, 2004 (60 days after the date of this Offer to Purchase and Consent Solicitation Statement), at any time thereafter until we have accepted tendered Units for payment.

         For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent (i.e., a valid notice of withdrawal must be received after the date of this Offer to Purchase and Consent Solicitation Statement but on or before ___________, 2004, or such other date to which the Offer may be extended) at the address or facsimile number set forth in the attached Agreement of Assignment and Transfer. Any such notice of withdrawal must be in the form accompanying this Offer to Purchase and Consent Solicitation Statement, must specify the name of the person who tendered the Units to be withdrawn and must be signed by the same person(s) who signed the Agreement of Assignment and Transfer. If the Units are held in the name of two or more persons, all such persons must sign the notice of withdrawal.

         If purchase of, or payment for, Units is delayed for any reason (including because of the terms of the Offer), or if we are unable to purchase or pay for Units for any reason, then, without prejudice to our rights under the Offer, we may retain tendered Units and such Units may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this section, subject to Rule 14e-1(c) under the Exchange Act, which provides, in part, that no person who makes a tender offer shall fail to pay the consideration offered or return the securities (i.e., Units) deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Units properly withdrawn will be deemed to not be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered by following the procedures described in " -- Procedure for Accepting the Offer and Tendering Units" at any time before the Expiration Date.

5.       EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT


         We expressly reserve the right, in our sole discretion and regardless of whether any of the conditions set forth in " -- Conditions to the Offer" shall have been satisfied, at any time and from time to time, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of validly tendered Units and (ii) amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration. We also expressly reserve the right to terminate the Offer and not accept for payment any Units if there shall fail to occur any of the conditions specified in " -- Conditions to the Offer." Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. We may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer or any other material changes in the terms of the Offer.


         If we extend the Offer or if we (whether before or after our acceptance for payment of Units) are delayed in our payment for Units or are unable to pay for Units pursuant to the Offer for any reason (including because of the terms of the Offer), then, without prejudice to our rights under the Offer, we may retain tendered Units on our behalf, and such Units may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as described in " -- Withdrawal Rights." However, our ability to delay payment for Units that we have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.


         If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price (including any reduction in price resulting from a cash distribution by the Partnership made or declared on or after the Offer Date) or a change in percentage of securities sought, however, a minimum ten business-day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase and Consent Solicitation Statement, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 a.m., Eastern time.

6.       CONDITIONS TO THE OFFER

         The Offer is conditioned on approval of the Merger Proposal by Unitholders holding a majority of the Units that ARV or its subsidiaries do not own, as well as on the other conditions discussed below.

         Notwithstanding any other terms of the Offer and in addition to (and not in limitation of) our rights to extend, amend or terminate the Offer at any time in our sole discretion, we shall be required to accept for payment and, subject to any applicable rules or regulations of the SEC, to pay for any Units tendered, only if (and we may postpone the acceptance for payment or, subject to the restriction referred to above, the payment for any Units tendered, unless):
(A) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the completion of the transactions contemplated by the Offer shall have occurred or been obtained at any time before the time of payment for the Units (whether or not Units have theretofore been accepted for payment); (B) no preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency, which imposes or confirms a prohibition on our ability to complete the Offer or effect the Merger, shall have been issued and remain in effect at any time before the time of payment for the Units (whether or not the Units have theretofore been accepted for payment); (C) on or before the Expiration Date, no legal or governmental action would prohibit the purchase of Units tendered in the Offer; and (D) on or before the Expiration Date, we determine, in our reasonable judgment, that none of the following conditions shall exist:

                  (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency, other than an injunction or other order described in clause (B) above, shall have been issued and shall remain in effect which, in our view, (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by us or the consummation of the Merger, (ii) imposes, confirms or seeks to impose or confirm limitations on our ability to effectively exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by us pursuant to the Offer or the Merger or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by us of any Units, (iv) might cause any material diminution of the economic benefits expected to be derived by us or any of our affiliates as a holder of Units or the voting or other rights expected to be derived by us or any of our affiliates as a Limited Partner, in each case as a result of the transactions contemplated by the Offer or the Merger, (v) might materially adversely affect our or the Partnership's business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects, (vi) challenges the acquisition by us of the Units or seeks to obtain any material damages as a result thereof or (vii) challenges or adversely affects the Offer or the Merger;

                  (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

                  (c) there shall have been threatened or instituted or be pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, or any other person, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which might, directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (vii) of paragraph (a) above;


                  (d) any change, development, condition or event shall have occurred or been threatened since December 31, 2003, in the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Partnership, which, in our reasonable judgment, is or may be adverse to the Partnership, or we shall have become aware of any fact that, in our reasonable judgment, does or may have an adverse effect on the value of the Units;


                  (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority, or other event which might have a material adverse effect, on the extension of credit by banks or lending institutions or which might result in any imposition of currency controls in the United States, (iv) a commencement or material escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that, in each case, materially adversely affects the Partnership's business or (v) a material change in United States or other currency exchange rates or a suspension or limitation on the currency markets;


                  (f)      any event shall occur that materially
         damages or causes a material impairment of the Partnership's properties or prevents the Partnership from operating assisted living communities in a manner substantially similar to the manner in which it was operating assisted living communities as of the date of this Offer to Purchase and Consent Solicitation Statement;



                  (g) except with respect to the Merger and only with respect to any of the following transactions that result from an unsolicited offer or proposal initiated by a party unaffiliated with ARV, recommended the Partnership or any of its subsidiaries shall have authorized, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities or any comparable event, not in the ordinary course of business consistent with past practices;

                  (h) the failure to occur of any approval or authorization by any federal or state authorities necessary for the completion of the purchase of all or any part of the Units to be acquired hereby, which in our reasonable judgment in any such case, and regardless of the circumstances (including any action of ours) giving rise thereto, makes it inadvisable to proceed with such purchase or payment;


                  (i) we shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer or the Merger; and




                  (j) there is a material possibility that the acceptance by us of the Units tendered and not withdrawn pursuant to the Offer or the transfer of such Units to us would cause the Partnership to be classified as a corporation or as a publicly traded partnership, within the meaning of Section 7704 of the Internal Revenue Code.


         Notwithstanding anything to the contrary in this Offer to Purchase and Consent Solicitation Statement, the foregoing conditions are for the sole benefit of us and our affiliates and may be asserted by us regardless of the circumstances giving rise to such conditions (including, without limitation, any action or inaction by us or any of our affiliates) or may be waived by us in whole or in part at any time and from time to time in our sole discretion on or after the Offer Date and on or before the Expiration Date (other than the conditions in clauses (A) and (B) of the second paragraph of this Section 6, which may be asserted or waived at any time or from time to time on or after the Offer Date and before the time of payment for the Units). Our failure, at any time, to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time on or after the Offer Date and on or before the Expiration Date (other than the conditions in clauses (A) and (B) of the second paragraph of this Section 6, which may be asserted at any time or from time to time on or after the Offer Date and before the time of payment for the Units). Any determination by us concerning the events described above will be final and binding upon all parties.

7.       CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

         Except as set forth in this Section, we are not aware of (i) any filings, approvals or other actions by any domestic or foreign governmental or administrative or regulatory agency that would be required before our acquisition of Units pursuant to the Offer other than the filing of a Tender Offer Statement on Schedule TO (which has been filed) and any required amendments thereto or (ii) any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by our acquisition of Units as contemplated in this Offer to Purchase and Consent Solicitation Statement. Should any such approval or other action be required, it is our intention that such additional approval or action would be sought. While we have no intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the Offer without purchasing Units thereunder. Our obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this
Section 7.

ANTITRUST

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be completed until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. We do not believe that the HSR Act is applicable to the acquisition of Units pursuant to the Offer or to the consummation of the Merger.

ERISA

         By executing and returning the Agreement of Assignment and Transfer, a Unitholder will be representing that either (a) the Unitholder is not subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 et seq., or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

MARGIN REQUIREMENTS

         The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

STATE TAKEOVER LAWS

         A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, substantial numbers of security holders or principal executive officers or principal places of business in such states. Although we have not attempted to comply with any state anti-takeover statutes in connection with the Offer, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase and Consent Solicitation Statement nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, we might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obliged to accept for purchase or pay for any Units tendered.

                            THE CONSENT SOLICITATION

1.       RECORD DATE; OUTSTANDING UNITS; VOTING RIGHTS

         Only a holder of Units of record at the close of business on January __, 2004, the date of this Offer to Purchase and Consent Solicitation Statement, who has been admitted as a Limited Partner, shall be entitled to vote by written consent on the Merger Proposal. As of the Offer Date, there were 1,637 holders of record and approximately 35,019 Units issued and outstanding. As of the date of this Offer to Purchase and Consent Solicitation Statement, ARV owns approximately 18,322 Units, representing approximately 52.5% of the outstanding Units, and we do not own any Units. Each Unitholder who has been admitted to the Partnership as a Limited Partner, and each Special Limited Partner, is entitled to cast one vote for each Unit held of record.

2.       THE MERGER PROPOSAL; EFFECTIVE TIME OF THE MERGER PROPOSAL

         We are soliciting your consent to the Merger Proposal described below. By granting your consent to the Merger Proposal, you will also be appointing us as your attorney-in-fact and proxy for the purpose of taking any action we consider necessary or desirable to effect the Merger Proposal. The form of the power of attorney and proxy is set forth in its entirety on the Consent Form. Your abstention or failure to timely return the enclosed Consent Form will have the same effect as not consenting to the Merger Proposal.


         We are seeking your approval of the principal terms of the Merger Agreement and the Merger. Pursuant to the Merger Agreement, each Unit not owned by ARV or tendered to us in the Offer would be converted into the right to receive the Offer Price, or $___ in cash, less the amount of any cash distributions made or declared with respect to the Units on or after the date of this Offer to Purchase and Consent Solicitation Statement until the effective time of the Merger, to the extent that we do not receive such distributions with respect to any such Units. Any non-cash distribution made or declared during this time will be held by each Unitholder for our account and transferred to us or exercised for our benefit, in which case the proceeds of such exercise will be promptly remitted to us. Each Unit owned by ARV or tendered to us in the Offer would remain issued and outstanding, and our limited partnership interests would be automatically converted and become one fully paid and nonassessable Unit. Pursuant to the Merger Agreement, each special limited partnership interest will be converted into the right to receive $____ in cash less the sum of all distributions of cash from the Partnership attributable to the special limited partnership interests that are declared or made on or after the date of this Offer to Purchase and Consent Solicitation Statement, to the extent that we do not receive such distributions. Unitholders whose tendered Units are accepted for purchase in the Offer will not be entitled to also receive $___ per Unit if the Merger is consummated. Upon completion of the Merger, ARV directly or indirectly would own the entire equity interest in the Partnership and ARV would remain the general partner of the Partnership.


         The Merger is conditioned upon our receipt of consents to the Merger Proposal by the limited partners who collectively hold more than 50% of the Units that are not held by ARV or its subsidiaries.

         Your consent would be effective at the time at which we receive sufficient consents for approval of the Merger Proposal. The Merger would be consummated pursuant to the Merger

Agreement. We reserve the right to make certain changes to the structure of the Merger and the parties to the Merger Agreement at any time prior to effecting the Merger, so long as those changes do not adversely affect the interests of Unitholders that have consented to this Merger Proposal. We have included this provision in the Merger Agreement in order to address any unforeseen issues that may arise that relate to the structure of the Merger, including tax, corporate law and contractual considerations. In addition, as a condition to granting its approval of the fairness of the Merger, the California Commissioner of Corporations may require us to modify the terms of the Merger Agreement, including the consideration that will be paid to Unitholders upon consummation of the Merger. Without limiting the foregoing, while the Merger Agreement contemplates the merger of Purchaser (or another affiliate of ARV) with and into the Partnership, we reserve the right instead to cause the Partnership to merge with and into Purchaser (or another affiliate of ARV).


         For more information about the terms and conditions to the Merger, you should read Annex A to this Offer to Purchase and Consent Solicitation Statement for the full text of the Merger Agreement.

3.       THE MERGER; REQUIRED APPROVALS

         Under applicable California partnership law, the Merger Agreement must be approved by both the Partnership and by us as the other business entity that desires to enter into the Merger. ARV, as the general partner of both us and the Partnership, has approved the Merger Agreement.

         In addition, under applicable California law, because ARV, our affiliate and general partner, owns more than 50% but less than 90% of the outstanding Units, there are certain restrictions on our ability to effect a merger with the Partnership in which Unitholders who do not tender their Units to us in the Offer receive cash rather than nonredeemable interests or securities in ourselves or our parent in exchange for their Units. Specifically, in order to effect the Merger with the Partnership in which non-tendering Unitholders receive cash in exchange for their Units, either:

         - we must receive the consent to the Merger Agreement by all Unitholders other than ARV; or

         - the California Commissioner of Corporations must approve the terms and conditions of the Merger and the fairness of such terms and conditions at a hearing conducted pursuant to the rules and regulations of the California Corporations Code.

         We would not be required to obtain the consent to the Merger Agreement by all Unitholders other than ARV or the approval of the California Commissioner of Corporations to effect the Merger, if we acquire enough Units in the Offer so that, together with those Units owned by ARV, we hold directly or indirectly in excess of 90% of the outstanding Units upon completion of the Offer.

         Although we believe that the terms of the Offer and the consideration to be paid to non-tendering Unitholders in the Merger are substantively fair to and in the best interests of the Limited Partners (See "SPECIAL FACTORS -- Fairness of the Offer and the Merger"), we may not be able to acquire in excess of 90% of the outstanding Units upon completion of the Offer. Therefore, so long as the Merger Proposal to approve the Merger is approved by Limited Partners who collectively hold more than 50% of the Units that are not held by ARV or its subsidiaries, we intend to apply for a hearing before the California Commissioner of

Corporations to be held following completion of the Offer and Consent Solicitation at which we will present our arguments and evidence as to the fairness of the transaction and seek to obtain the Commissioner's approval of the Merger. Notice of any such hearing will be published in accordance with the rules and regulations under the California Corporations Code, and any party interested in the Merger will be entitled, at their own cost and expense, to attend and participate in the hearing.

         You should be aware that while some of the conditions to the Offer and the Merger are similar, the conditions to the Offer and the Merger are not the same. In particular, while the Merger is conditioned upon the California Commissioner of Corporations' approval of the terms and conditions of the Merger and determination that such terms and conditions are fair (unless ARV and its subsidiaries own at least 90% of the Units after the Offer is completed), the Offer is not conditioned upon this approval or any similar determination of fairness by the California Commissioner of Corporations or anyone else. We may complete the Offer and purchase the Units tendered prior to any fairness hearing by the California Commissioner of Corporations. Even if a hearing is held and we fail to obtain a favorable determination and approval, we may still complete the Offer and purchase the Units tendered, subject to the terms of the Offer. However, we will not complete the Merger unless the conditions to the Merger described above have been satisfied. Please see "SPECIAL FACTORS -- Effects of the Offer" for a description of the effects on the Partnership if we complete the Offer but do not complete the Merger.

         These requirements of California law are intended to provide you with certain procedural protections regarding the fairness of the terms and conditions of the Merger Agreement and the Offer Price to be paid upon the cash out of Units in the Merger. These procedural protections are therefore not available to you should you make an individual decision whether or not to tender your Units in the Offer, and the number of Units to be tendered.

         Notwithstanding our intention to effect the Merger following the procedures and approvals outlined above, we reserve the right to waive any and all conditions to the Merger or to abandon the Merger whether or not the Offer is completed, the Merger Proposal is approved or the other conditions to the Merger have been satisfied.

4.       SOLICITATION PERIOD


         The solicitation period is the time during which Unitholders may vote for or against the Merger Proposal (the "Solicitation Period"). The Solicitation Period will commence upon delivery of this Offer to Purchase and Consent Solicitation Statement and will continue until 12:00 a.m., Eastern time, on ________ 2004, unless the Offer is extended by Purchaser, in which case the Solicitation Period will be extended to such later date that coincides with the Expiration Date of the Offer.


5.       VOTING AND REVOCATION OF CONSENTS


         A GREEN Consent Form is included with this Offer to Purchase and Consent Solicitation Statement. The Consent Form should be properly executed and received by the Information Agent by 12:00 A.M., EASTERN TIME, ON ___________, 2004 (or such later time to which the expiration of the Solicitation Period may be extended) and may be sent by mail, hand delivery, overnight courier or facsimile to the Information Agent:

                          ACS Securities Services, Inc.
Attn: American Retirement Villas Properties II, a California limited partnership
                           3988 N. Central Expressway
                              Building 5, 6th Floor
                                Dallas, TX 75204
                              Tel.: (866) 275-3707
                              Fax: (866) 275-3710

         We enclose a pre-addressed postage-paid return envelope for your convenience. For the Consent Forms transmitted via facsimile to be valid, the entire Consent Form (front and back) must be received by the Information Agent. Consent Forms transmitted via facsimile will be deemed to have been received and dated on the date they are actually received by the Information Agent. If delivery is by facsimile, you must also return the original Consent Form, which original, only, may be received after the Expiration Date provided that the facsimile is received prior to or on the Expiration Date.

         IF LEGAL TITLE TO YOUR UNITS IS HELD THROUGH AN IRA, KEOGH OR SIMILAR ACCOUNT, WE WILL SEND ON YOUR BEHALF A COPY OF YOUR COMPLETED CONSENT FORM TO YOUR CUSTODIAN TO OBTAIN YOUR CUSTODIAN'S CONFIRMATION. HOWEVER, IN THIS CASE, YOU SHOULD SEND YOUR COMPLETED CONSENT FORM TO THE INFORMATION AGENT NOT LESS THAN ONE WEEK PRIOR TO THE EXPIRATION DATE SO THAT WE HAVE TIME TO OBTAIN SUCH CONFIRMATION PRIOR TO THE EXPIRATION DATE. YOU MAY ALSO SEND YOUR COMPLETED CONSENT FORM TO YOUR CUSTODIAN TO OBTAIN YOUR CUSTODIAN'S CONFIRMATION AND THEN RETURN THE CONSENT FORM TO THE INFORMATION AGENT PRIOR TO THE EXPIRATION DATE.

         PLEASE KEEP IN MIND THAT WE ARE NOT REQUIRED TO COMPLETE THE OFFER OR PURCHASE ANY UNITS THAT YOU MAY OTHERWISE WISH TO TENDER UNLESS WE RECEIVE, AMONG OTHER THINGS, THE CONSENT TO THE MERGER PROPOSAL FROM UNITHOLDERS HOLDING A MAJORITY OF THE UNITS THAT ARE NOT HELD BY ARV AND ITS SUBSIDIARIES.

         Consent Forms may be revoked and votes may be changed at any time on or prior to the earlier of the date on which we receive sufficient consents to adopt the Merger Proposal or the Expiration Date (the "Approval Date"). For a revocation or change of vote to be effective, you must execute and deliver to the Information Agent, on or prior to the Approval Date, a subsequently dated Consent Form or a written notice to the Information Agent stating that you revoke your consent or change your vote as to the Merger Proposal. Unitholders may submit a subsequently dated Consent Form or written notice via mail, hand delivery, overnight courier or facsimile, provided that it is received by the Information Agent on or prior to the Approval Date. For subsequently dated Consent Forms transmitted via facsimile to be valid, the entire subsequently dated Consent Forms (front and back) must be received by the Information Agent on or prior to the Approval Date. Any subsequently dated Consent Form or written revocation notices transmitted via facsimile will be deemed to have been received and dated on the date they are actually received by the Information Agent. If delivery is by facsimile, you must also return the original documents, which originals, only, may be received after the Approval Date provided that the facsimile is received prior to or on the Approval Date.

         All properly executed Consent Forms that are received and not withdrawn prior to the Approval Date will become binding and irrevocable after the Approval Date and will be deemed to be coupled with an interest. Consent Forms will be effective only when actually received by the Information Agent on or prior to the Approval Date. Valid Consent Forms submitted prior to the Approval Date will remain valid and outstanding after the Approval Date and will be subject to the instructions contained therein. Consent Forms or notices of a change of vote dated after the Approval Date will not be valid.

         If no instructions are indicated, your Consent Form will have the same effect as consenting to the Merger Proposal; it will constitute a vote "FOR" the Merger Proposal. However, the failure to return the enclosed Consent Form will have the same effect as not consenting to the Merger Proposal; it will constitute a vote "AGAINST" the Merger Proposal.

         Questions concerning (1) how to complete the Consent Form, (2) where to remit the Consent Form or (3) how to obtain additional Consent Forms should be directed to the Information Agent toll free at (866) 275-3707.

         In accordance with Exchange Act Rule 14a-3(e)(1), only one Offer to Purchase and Consent Solicitation Statement may be delivered to two or more Unitholders who share an address, unless the Partnership has received contrary instructions from one or more of Unitholders. We will undertake to deliver promptly upon written or oral request a separate copy of the Offer to Purchase and Consent Solicitation Statement to a Unitholder at a shared address to which a single copy of the documents was delivered. If you are a Unitholder who shares an address and you wish to receive a separate copy of the Offer to Purchase and Consent Solicitation Statement, or if you and the other Unitholder(s) who share an address have received multiple copies of this Offer to Purchase and Consent Solicitation Statement and you wish to request delivery of a single copy of all future transmittals with respect to this Offer to Purchase and Consent Solicitation Statement, you should contact the Information Agent:

                          ACS Securities Services, Inc.
Attn: American Retirement Villas Properties II, a California limited partnership
                           3988 N. Central Expressway
                              Building 5, 6th Floor
                                Dallas, TX 75204
                              Tel.: (866) 275-3707
                              Fax: (866) 275-3710

6.       EFFECTIVE TIME OF THE MERGER

         As soon as practicable after all conditions to the Merger have been satisfied (or waived) ARV, the general partner of the Partnership, will file a certificate of merger with the California Secretary of State (the "Certificate of Merger"). The Merger will become effective upon the filing of the Certificate of Merger with the California Secretary of State or upon such later date and time as is provided in the Certificate of Merger.

7.       NO SPECIAL MEETING

         The Partnership Agreement does not require a special meeting of Unitholders or Special Limited Partners to consider the Merger or the Merger Proposal. Accordingly, no special meeting of Unitholders or Special Limited Partners will be held.

8.       INTERESTS OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

         In considering whether to vote for or against the Merger Proposal, you should carefully review the sections of this Offer to Purchase and Consent Solicitation Statement that address the potential conflicts of interest inherent in this transaction that arise out of our and ARV's relationships to the Partnership. See "SPECIAL FACTORS -- Risk Factors -- ARV, the general partner of the Partnership, may have a conflict of interest with respect to the Offer and the Consent Solicitation," and "SPECIAL FACTORS -- Transactions, Negotiations and Agreements; Interest in Securities of the Partnership."

9.       COSTS OF THE CONSENT SOLICITATION

         All of the costs of the Consent Solicitation will be borne by ARV and Purchaser.

                                  OTHER MATTERS

1.       CERTAIN FEES AND EXPENSES

         We have retained ACS Securities Services, Inc. as Information Agent in connection with the Offer and Consent Solicitation. ACS Securities Services, Inc. will also serve as the paying agent with respect to the Offer and, if consummated, the Merger. The Information Agent may contact Unitholders by mail, telephone, telex, telegraph and personal interview and may request custodians, brokers, dealers and other nominee Unitholders to forward material relating to the Offer and Consent Solicitation to beneficial owners. The Information Agent has not been retained to make solicitations or recommendations in its role as Information Agent. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the United States Federal securities laws.

         We will not reimburse any costs that the Partnership may incur in connection with the Offer and Consent Solicitation.

         The following table presents the estimated fees and expenses we expect to incur in connection with the Offer and Consent Solicitation:

Legal fees and expenses                  $ _______
Printing and mailing costs                  10,000
Filing fees                                    397
Information Agent                          _______
Transfer fees                              208,650(1)
Appraisals                                  46,500
Miscellaneous                               84,888
Total                                    $ _______

(1) Pursuant to the Partnership Agreement, actual transfer fees will equal the lesser of $150 and the actual costs and expenses incurred in connection with each transfer of Units. The Partnership believes that these costs and expenses have been in excess of $150.

         Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer and Consent Solicitation. We will reimburse custodians, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, for customary clerical and mailing expenses they incur in forwarding materials to their customers. We have not made any provisions in connection with the Offer and Consent Solicitation to provide counsel or legal advice or appraisal services to Unitholders at our expense.

2.       AVAILABLE INFORMATION; INCORPORATION BY REFERENCE

         The Partnership is subject to the reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other documents with the SEC relating to its business, financial conditions and other matters. Such reports, proxy statements and other documents may be examined and copies may be obtained from the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Web site at http://www.sec.gov. Copies should be available by mail upon payment of the SEC's customary charges by writing to the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. We incorporate by reference into this Offer to Purchase and Consent Solicitation Statement the documents set forth below that the Partnership previously filed with the SEC. These documents contain important information about the Partnership and its financial performance:

         - The Partnership's 2002 10-K (a copy of which accompanies this Offer to Purchase and Consent Solicitation Statement),

         - The Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003,

         - The Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003,

         - The Partnership's Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003, and

         - The Partnership's Current Reports on Form 8-K dated January 17, 2003, May 9, 2003, October 2, 2003 and December 15, 2003.

         Copies of the reports, opinions, and appraisals described herein are available for inspection and copying at the principal executive offices of ARV during regular business hours by any Unitholder or its representative who has been so designated in writing, and will be provided to any such Unitholder or representative upon written request without charge. Unitholders interested in obtaining a copy of any such reports, opinions, or appraisals should contact ARV Assisted Living, Inc., 245 Fischer Avenue, Suite D-1, Costa Mesa, CA 92626,
Attention: Doug Armstrong. We and ARV disclaim any responsibility for the information included in the Partnership's reports filed with the SEC, other than the responsibility ARV may have as the general partner of the Partnership. We and ARV disclaim any responsibility for the reports, statements, appraisals, opinions and other documents of any other person.

3.       NO DISSENTER'S RIGHTS

         Dissenter's rights are not available in the Offer or the Merger. Under California partnership law, dissenters' rights do not apply in transactions such as the Merger to California limited partnerships formed prior to January 1, 1991 unless the partnership agreement so provides or if all general partners and a majority in interest of the Limited Partners determine that dissenters' rights shall apply. The Partnership was formed on February 9, 1988, the Partnership Agreement does not provide for dissenters' rights and there has never been a determination by the general partners and limited partners that dissenters' rights apply to the Partnership. Therefore, if we consummate the Merger, whether or not you have consented to the Merger Agreement and the Merger, your Units not tendered in the Offer will be converted into the right to receive cash in an amount equal to the price per Unit payable in the Offer. As noted above in `THE CONSENT SOLICITATION - The Merger; Required Approvals," Unitholders will be entitled to receive notice of, and at their own cost and expense, to attend and participate in any hearing regarding the Merger held before the California Commissioner of Corporations.

4.       MISCELLANEOUS

         THE OFFER AND CONSENT SOLICITATION IS BEING MADE TO ALL UNITHOLDERS TO THE EXTENT KNOWN BY PURCHASER. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. THE OFFER AND CONSENT SOLICITATION IS NOT BEING MADE TO THE SPECIAL LIMITED PARTNERS.

         No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase and Consent Solicitation Statement or in the Agreement of Assignment and Transfer and, if given or made, such information or representation must not be relied upon as having been authorized.

         Pursuant to Rules 14d-3 and 13e-3 of the General Rules and Regulations under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. Pursuant to

Regulation 14A under the Exchange Act, we have filed with the SEC a Proxy Statement on Schedule 14A. Such statements and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in " -- Available Information; Incorporation by Reference."

                            ARVP II ACQUISITION, L.P.

JANUARY [ ], 2004

                                   SCHEDULE I

             INFORMATION CONCERNING THE PARTNERSHIP, ARV, PURCHASER
                         AND CERTAIN OF THEIR AFFILIATES

         The following sets forth certain information relating to the Partnership, ARV, Purchaser, and certain of their affiliates that we are required to provide under the SEC's rules.

PARTNERSHIP

     General

         The Partnership is a California limited partnership. The Partnership was formed on February 9, 1988 to develop, finance, acquire and operate senior citizen housing. The Partnership currently owns and operates the following eight Partnership properties: Retirement Inn of Burlingame, Retirement Inn of Campbell, Retirement Inn of Daly City, Retirement Inn of Fremont, Retirement Inn of Fullerton, Montego Heights Lodge, Retirement Inn of Sunnyvale and Valley View Lodge. Each of these properties was acquired by the Partnership in 1989. In addition, the Partnership acquired the building at Covina Villa, which is subject to a ground lease, in 1988. The Partnership has also leased the building at Inn at Willow Glen since 1989. The Partnership's executive offices are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626 (Telephone: (714) 751-7400).

ARV

     General

         ARV is a Delaware corporation and general partner of the Partnership. ARV, together with its affiliates, is a fully integrated provider of assisted living accommodations and services in the United States. ARV operates, acquires, and develops assisted living centers that offer a combination of housing, personalized support services, and healthcare in a non-institutional setting. ARV's assisted living centers are designed to respond to the individual needs of elderly residents who require assistance with certain activities of daily living, but who do not require the intensive nursing care provided in a skilled nursing facility. ARV's executive offices are located at 501 South Fourth Avenue, Suite 140, Louisville, KY 40202 (Telephone (502) 719-1600).

     Executive Officers and Directors

         The names and positions of the executive officers and directors of ARV are set forth below. Each executive officer and director is a citizen of the United States of America. During the last five years, neither ARV, nor to the best of its knowledge, any of its respective directors or executive officers (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

Directors

John A. Moore
Joseph D. Kasman
Matthew J. Lustig           Chairman of the Board

Executive Officers

John A. Moore               Chief Executive Officer
Mark D. Jessee              Chief Financial Officer
Carmin Grandinetti          Senior Vice President, General Counsel and Secretary
Douglas Armstrong           Senior Vice President, Special Counsel and Assistant
                            Secretary
Julie Harding               Chief Marketing and Sales Officer
Bernard Wheeler-Medley      Senior Vice President and Chief Quality Officer

     Material Occupations, Positions, Offices or Employment During Previous Five Years

         John A. Moore. From November 1996 to March 1998, Mr. Moore was Executive Vice President of Finance for World Financial Properties, a Canadian-based real estate company with global interests, located at One Liberty Plaza, New York, New York 10006. From March 1998 to December 2001, he was a Principal and Chief Financial Officer of LFREI. Since January 2002, Mr. Moore has acted as a Managing Principal and the Chief Financial Officer of LFREI. Since October 2003, Mr. Moore has served as Chief Executive Officer of ARV.

         Joseph D. Kasman. Since January 1994, Mr. Kasman has served as President of Kasman Capital, Inc., a real estate firm located at 401 Clairmont Avenue, Suite 3, Thornwood, New York 10594. Since June 2001, Mr. Kasman has served as Managing Member of Katonah Storage Partners, LLC, a storage company located at 401 Clairmont Avenue, Suite 3, Thornwood, New York 10594.

         Matthew J. Lustig. Since 1994, Mr. Lustig has served as Managing Director of Lazard Freres & Co. LLC. From April 1999 to September 1999, Mr. Lustig served as acting Chief Executive Officer of LFREI. Since January 2002, Mr. Lustig has served as Managing Principal of LFREI.

         Mark D. Jessee. Since October, 2003, Mr. Jessee has served as Chief Financial Officer of ARV. Since March 2001, Mr. Jessee has served as Chief Financial Officer for Atria Senior Living Group, Inc. (formally Atria, Inc.). From July 1997 until February 2001, Mr. Jessee served as Vice President of Finance for Atria, Inc.

         Carmin Grandinetti. Since November 19, 2003, Mr. Grandinetti has served as Senior Vice President, Secretary and General Counsel of ARV. Since April 12, 1999, Mr. Grandinetti has served as Senior Vice President and General Counsel for Atria Senior Living Group, Inc.

(formally Atria, Inc.). From January 1, 1989 to April 11, 1999, Mr. Grandinetti was a member of the law firm of Greenbaum Doll & McDonald, PLLC, engaged in the private practice of law.

         Julie Harding. Since June 2003, Ms. Harding has served as Chief Marketing and Sales Officer for ARV and as Chief Marketing Officer for Atria Senior Living Group, Inc. (formally Atria, Inc.). Before that time, she served as the Senior Vice President, Sales/Marketing for Atria Retirement and Assisted Living since June 2000 after working in various senior corporate communications functions since joining the company in April 1998.

         Bernard Wheeler-Medley. Mr. Wheeler-Medley joined the legal department of ARV in 1996 and served as an officer and Associate General Counsel for ARV until 2002. Since 2002, Mr. Wheeler-Medley has served as Chief Quality Officer of ARV.

         Douglas Armstrong. Mr. Armstrong was promoted to Senior Vice President, Secretary and General Counsel of ARV in January 2002 and on November 19, 2003, became Senior Vice President, Special Counsel and Assistant Secretary. Mr. Armstrong was retained in January 1998 as legal counsel. Subsequently, he was promoted to the position of Vice President, Legal Counsel for ARV.

ATRIA SENIOR LIVING GROUP, INC.

     General

         Atria Senior Living Group, Inc. ("Atria") is a Delaware corporation and sole stockholder of ARV. Atria's executive offices are located at 501 South Fourth Avenue, Suite 140, Louisville, KY 40202 (Telephone (502) 719-1600).

     Executive Officers and Directors

         The names and positions of the executive officers and directors of Atria are set forth below. Each executive officer and director is a citizen of the United States of America. During the last five years, neither Atria, nor to the best of its knowledge, any of its respective directors or executive officers
(a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

Directors

John A. Moore
Joseph D. Kasman
Matthew J. Lustig           Chairman of the Board
Mark S. Ticotin
Robert C. Larson
Marjorie L. Reifenberg

Executive Officers

John A. Moore               Chief Executive Officer
Mark D. Jessee              Chief Financial Officer
Carmin Grandinetti          Senior Vice President, General Counsel and Secretary
Douglas Armstrong           Senior Vice President, Special Counsel and Assistant
                            Secretary
Julie Harding               Chief Marketing Officer
Bernard Wheeler-Medley      Senior Vice President and Chief Quality Officer

     Material Occupations, Positions, Offices or Employment During Previous Five Years

         John A. Moore. From November 1996 to March 1998, Mr. Moore was Executive Vice President of Finance for World Financial Properties, a Canadian-based real estate company with global interests, located at One Liberty Plaza, New York, New York 10006. From March 1998 to December 2001, he was a Principal and Chief Financial Officer of LFREI. Since January 2002, Mr. Moore has acted as a Managing Principal and the Chief Financial Officer of LFREI. Since October 2003, Mr. Moore has served as Chief Executive Officer of ARV.

         Joseph D. Kasman. Since January 1994, Mr. Kasman has served as President of Kasman Capital, Inc., a real estate firm located at 401 Clairmont Avenue, Suite 3, Thornwood, New York 10594. Since June 2001, Mr. Kasman has served as Managing Member of Katonah Storage Partners, LLC, a storage company located at 401 Clairmont Avenue, Suite 3, Thornwood, New York 10594.

         Matthew J. Lustig. Since 1994, Mr. Lustig has served as Managing Director of Lazard Freres & Co. LLC. From April 1999 to September 1999, Mr. Lustig served as acting Chief Executive Officer of LFREI. Since January 2002, Mr. Lustig has served as Managing Principal of LFREI.

         Mark S. Ticotin. From 1997 to 1998, Mr. Ticotin was President and Chief Operating Officer of Corporate Property Investors, one of the leading shopping mall companies in the United States, located at 305 East 47th Street, New York, New York 10017. From 1998 to March 1999, Mr. Ticotin was a Senior Executive Vice President of Simon Property Group, a real estate investment trust engaged in the ownership and management of regional malls and shopping centers, located at 115 West Washington Street, Indianapolis, IN 46204. From April 1999 to December 1999, Mr. Ticotin served as acting Chief Operating Officer of LFREI. From January 2000 to December 2001, he acted as Principal and Executive Vice President of LFREI. Since January 2002, Mr. Ticotin has been a Managing Principal of LFREI.

         Robert C. Larson. Since September 1999, Mr. Larson has been a Managing Director of Lazard Freres & Co. LLC and Chairman of LFREI. Since January 2002, he has also been a Managing Principal of LFREI. From 1974 to 2001, Mr. Larson was Chairman of Taubman Realty Group, a partnership engaged in the ownership, management, leasing, acquisition, development and expansion of regional shopping centers, and Vice Chairman and Director of Taubman Centers, Inc., a real estate investment trust that acquires, owns, and develops regional shopping centers in nine U.S. states, both of which are located at 200 East Long Lake Road,

Bloomfield Hills, Michigan 48304. Since 2000, he has also acted as Chairman of Larson Realty Group, a privately-owned company engaged in real estate investment, development, management, leasing and consulting, located at 38500 Woodward Avenue, Bloomfield Hills, Michigan 48304.

         Marjorie L. Reifenberg. From October 1994 to June 1998, Ms. Reifenberg was a Partner at Kirkland & Ellis, a law firm with offices at 153 E. 53rd Street, New York, New York 10022. From July 1998 to May 1999, she acted as Vice President and General Counsel of LFREI. Since June 1999, Ms. Reifenberg has acted as a Principal and General Counsel of LFREI.

         Mark D. Jessee. Since October 2003, Mr. Jessee has served as Chief Financial Officer of ARV. Since March 2001, Mr. Jessee has served as Chief Financial Officer for Atria Senior Living Group, Inc. (formally Atria, Inc.). From July 1997 until February 2001, Mr. Jessee served as Vice President of Finance for Atria, Inc.

         Carmin Grandinetti. Since November 19, 2003, Mr. Grandinetti has served as Senior Vice President, Secretary and General Counsel of ARV. Since April 12, 1999, Mr. Grandinetti has served as Senior Vice President and General Counsel for Atria Senior Living Group, Inc. (formally Atria, Inc.). From January 1, 1989 to April 11, 1999, Mr. Grandinetti was a member of the law firm of Greenbaum Doll & McDonald, PLLC, engaged in the private practice of law.

         Julie Harding. Since June 2003, Ms. Harding has served as Chief Marketing and Sales Officer for ARV and as Chief Marketing Officer for Atria Senior Living Group, Inc. (formally Atria, Inc.). Before that time, she served as the Senior Vice President, Sales/Marketing for Atria Retirement and Assisted Living since June 2000 after working in various senior corporate communications functions since joining the company in April 1998.

         Bernard Wheeler-Medley. Mr. Wheeler-Medley joined the legal department of ARV in 1996 and served as an officer and Associate General Counsel for ARV until 2002. Since 2002, Mr. Wheeler-Medley has served as Chief Quality Officer of ARV.

         Douglas Armstrong. Mr. Armstrong was promoted to Senior Vice President, Secretary and General Counsel of ARV in January 2002 and on November 19, 2003 became Senior Vice President, Special Counsel and Assistant Secretary. Mr. Armstrong was retained in January 1998 as legal counsel. Subsequently, he was promoted to the position of Vice President, Legal Counsel for ARV.

ATRIA HOLDINGS LLC

         Atria Holdings LLC ("Atria Holdings") is a Delaware limited liability company and has no directors or executive officers. Atria Holdings is the sole stockholder of Atria. Atria Holdings' executive offices are located at c/o Lazard Freres Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

         During the last five years, Atria Holdings (a) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor (b) was it a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

PROMETHEUS SENIOR QUARTERS LLC

         Prometheus Senior Quarters LLC ("PSR LLC") is a Delaware limited liability company and has no directors or executive officers. PSR LLC is the sole member of Atria Holdings. PSR LLC's executive offices are located at c/o Lazard Freres Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

         During the last five years, PSR LLC (a) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor
(b) was it a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

LF STRATEGIC REALTY INVESTORS II L.P., LFSRI II ALTERNATIVE PARTNERSHIP L.P. AND LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P.

         LF Strategic Realty Investors II L.P. ("LFSRI II"), LFSRI II-Alternative Partnership, L.P. ("LFSRI II-Alternative") and LFSRI II-CADIM Alternative Partnership L.P. ("LFSRI II-CADIM," and together with LFSRI II and LFSRI II-Alternative, the "Funds") is each a Delaware limited partnership and each has no directors or executive officers. Each Fund is an investment partnership formed to invest in companies active in the real estate industry. Each Fund is a managing member of PSR LLC. The business address and phone number of each Fund is c/o Lazard Freres Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

         During the last five years, none of the Funds (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

LAZARD FRERES REAL ESTATE INVESTORS L.L.C.

     General

         Lazard Freres Real Estate Investors L.L.C. ("LFREI") is a New York limited liability company and is the general partner of LFSRI II, LFSRI II-Alternative and LFSRI II-CADIM. LFREI's activities consist principally of acting as a general partner of several real estate investment partnerships. The business address and phone number of LFREI is Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000). Lazard Freres & Co. LLC, a New York limited liability company, is the managing member of

LFREI. Lazard Freres & Co. LLC's activities consist principally of financial advisory services. The business address and phone number of Lazard Freres & Co. LLC is Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000). On a day-to-day basis, Lazard Freres & Co. LLC is run by a management committee. Lazard Freres & Co. LLC is wholly-owned by Lazard LLC, a Delaware limited liability company and therefore, Lazard LLC may be viewed as controlling Lazard Freres & Co. LLC. Lazard LLC is a holding company. The Head of Lazard controls Lazard LLC, subject to the approval of certain significant matters by the Lazard Board of Lazard LLC. The principal business office of Lazard LLC is 3711 Kennett Pike, Suite 120, P.O. Box 4649, Greenville, Delaware 19807-4649.

     Executive Officers and Members of the Investment Committee of LFREI

         The names of each of the executive officers and members of the investment committee of LFREI and the present and principal occupation for each such person and the corporation or other organization in which such employment is conducted are set forth below. Except as otherwise indicated, each executive officer and member of the investment committee of LFREI is a citizen of the United States of America. During the last five years, neither LFREI, nor to the best of its knowledge, any of the executive officers or members of the investment committee of LFREI (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. The business address and phone number of the following persons is: c/o Lazard Freres Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

LFREI Executive Officers

      NAME                                            PRINCIPAL OCCUPATION
      ----                                            --------------------
Robert C. Larson                      Chairman and Managing Principal of LFREI and Managing
                                      Director of Lazard Freres & Co. LLC
Matthew J. Lustig                     Managing Principal of LFREI and Managing Director of
                                      Lazard Freres & Co. LLC
John A. Moore                         Managing Principal and Chief Financial Officer of LFREI
Mark S. Ticotin                       Managing Principal of LFREI
Gary Ickowicz                         Principal of LFREI
Marjorie L. Reifenberg                Principal, General Counsel and Secretary of LFREI
Douglas N. Wells                      Principal of LFREI
(citizen of Canada)
Henry C. Herms                        Controller of LFREI

LFREI Investment Committee

      NAME                                            PRINCIPAL OCCUPATION
      ----                                            --------------------
Albert H. Garner                      Managing Director of Lazard Freres & Co. LLC
Steven J. Golub                       Managing Director of Lazard Freres & Co. LLC
Jonathan H. Kagan                     Managing Director of Lazard Freres & Co. LLC
Robert C. Larson                      Chairman and Managing Principal of LFREI and Managing
                                      Director of Lazard Freres & Co. LLC
Matthew J. Lustig                     Managing Principal of LFREI and Managing Director of
                                      Lazard Freres & Co. LLC
James A. Paduano                      Managing Director of Lazard Freres & Co. LLC
Mark S. Ticotin                       Managing Principal of LFREI
Ali E. Wambold                        Managing Director of Lazard Freres & Co. LLC

     Material Occupations, Positions, Offices or Employment During Previous Five Years

         Robert C. Larson. Since September 1999, Mr. Larson has been a Managing Director of Lazard Freres & Co. LLC and Chairman of LFREI. Since January 2002, he has also been a Managing Principal of LFREI. From 1974 to 2001, Mr. Larson was Chairman of Taubman Realty Group, a partnership engaged in the ownership, management, leasing, acquisition, development and expansion of regional shopping centers, and Vice Chairman and Director of Taubman Centers, Inc., a real estate investment trust that acquires, owns, and develops regional shopping centers in nine U.S. states, both of which are located at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304. Since 2000, he has also acted as Chairman of Larson Realty Group, a privately-owned company engaged in real estate investment, development, management, leasing and consulting, located at 38500 Woodward Avenue, Bloomfield Hills, Michigan 48304.

         Matthew J. Lustig. Since 1994, Mr. Lustig has served as Managing Director of Lazard Freres & Co. LLC. From April 1999 to September 1999, Mr. Lustig served as acting Chief Executive Officer of LFREI. Since January 2002, Mr. Lustig has served as Managing Principal of LFREI.

         John A. Moore. From November 1996 to March 1998, Mr. Moore was Executive Vice President of Finance for World Financial Properties, a Canadian-based real estate company with global interests, located at One Liberty Plaza, New York, New York 10006. From March 1998 to December 2001, he was a Principal and Chief Financial Officer of LFREI. Since January 2002, Mr. Moore has acted as a Managing Principal and the Chief Financial Officer of LFREI. Since October 2003, Mr. Moore has served as Chief Executive Officer of ARV.

         Mark S. Ticotin. From 1997 to 1998, Mr. Ticotin was President and Chief Operating Officer of Corporate Property Investors, one of the leading shopping mall companies in the United States, located at 305 East 47th Street, New York, New York 10017. From 1998 to March 1999, Mr. Ticotin was a Senior Executive Vice President of Simon Property Group, a real estate investment trust engaged in the ownership and management of regional malls and shopping centers, located at 115 West Washington Street, Indianapolis, IN 46204. From April 1999 to December 1999, Mr. Ticotin served as acting Chief Operating Officer of LFREI. From January 2000 to December 2001, he acted as Principal and Executive Vice President of LFREI. Since January 2002, Mr. Ticotin has been a Managing Principal of LFREI.

         Gary Ickowicz. From 1990 to December 2001, Mr. Ickowicz was a Director of Real Estate Investment Banking at Lazard Freres & Co. LLC. Since January 2002, he has acted as a Principal of LFREI.

         Marjorie L. Reifenberg. From October 1994 to June 1998, Ms. Reifenberg was a Partner at Kirkland & Ellis, a law firm with offices at 153 E. 53rd Street, New York, New York 10022. From July 1998 to May 1999, she acted as Vice President and General Counsel of LFREI. Since June 1999, Ms. Reifenberg has acted as a Principal and General Counsel of LFREI.

         Douglas N. Wells. From July 1997 to December 2001, Mr. Wells served as Vice President of LFREI. Since January 2002, he has been a Principal of LFREI.

         Henry C. Herms. Since October 1997, Mr. Herms has served as Controller of LFREI.

         Albert H. Garner. Since 1997, Mr. Garner has served as a Managing Director of Lazard Freres & Co. LLC.

         Steven J. Golub. Since 1997, Mr. Golub has served as a Managing Director of Lazard Freres & Co. LLC.

         Jonathan H. Kagan. From 1995 to 2001, Mr. Kagan was Managing Director of Centre Partners Management LLC, a financial institution specializing in private equity, located at 30 Rockefeller Plaza, Suite 5050, New York, New York 10020. Since 2001, he has served as a Managing Director of Lazard Freres & Co. LLC.

         James A. Paduano. Since November 1972, Mr. Paduano has acted as a banker for Lazard Freres & Co. LLC. From May 2001 to December 2003, he was Chairman and Chief Executive Officer of Container and Pallet Services, Inc., a provider of reusable containers, totes, pallets and caps, located at 425 Washington Street, San Francisco, California 94111. Additionally, since 1974, Mr. Paduano has been a Director of Donovan Data Systems, Inc., a leading supplier of data processing and information management services to the advertising industry, located at 115 West 18th Street, New York, New York. Since 1997, he has also acted as a Director of Secure Products, Inc., a licensor of security technology, located at 436 Springfield Avenue, Summit, New Jersey. Since December 2002, he has also been a Director of Pilgrim Electronics, Inc., a wholesale electronic component part distributor, located at 60 Beaver Brook Road, Danbury, Connecticut 06810.

         Ali E. Wambold. Since 1987, Mr. Wambold has been a Managing Director (or equivalent) of Lazard Freres & Co. LLC. Since 1993, he has also been a Managing Director of Lazard & Co., Limited (formerly known as Lazard Brothers & Co., Limited), located at 50 Stratten Street, London W1J 8LL, United Kingdom. Lazard & Co., Limited's activities consist principally of financial advisory services. Since 1999, Mr. Wambold has been primarily responsible for the coordination and development of Lazard's alternative investment activities.

     Members of the Management Committee of Lazard Freres & Co. LLC

         The names of each of the members of the management committee of Lazard Freres & Co. LLC and the present and principal occupation for each such person and the corporation or other organization in which such employment is conducted are set forth below. Except as otherwise indicated, each of the following persons is a citizen of the United States of America. During the last five years, neither Lazard Freres & Co. LLC, nor to the best of its knowledge, any of the members of the management committee of Lazard Freres & Co. LLC (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. Except as otherwise indicated, the business address and phone number of the following persons is: c/o Lazard Freres & Co. LLC, Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

      NAME                                           PRINCIPAL OCCUPATION
      ----                                           --------------------
Michael J. Castellano                Managing Director of Lazard Freres & Co. LLC
Norman Eig                           Co-Chief Executive Officer and Director of Lazard Asset
                                     Management LLC
Steven J. Golub                      Managing Director of Lazard Freres & Co. LLC
Scott D. Hoffman                     Managing Director of Lazard Freres & Co. LLC
Kenneth M. Jacobs                    Deputy Chairman of Lazard and Managing Director and
                                     Head of House of Lazard Freres & Co. LLC
Gary S. Shedlin                      Managing Director of Lazard Freres & Co. LLC
Charles Stonehill                    Managing Director of Lazard Freres & Co. LLC
(citizen of the United
States and the United
Kingdom)
David L. Tashjian                    Managing Director of Lazard Freres & Co. LLC
Ali E. Wambold                       Managing Director of Lazard Freres & Co. LLC
Charles G. Ward, III                 President of Lazard LLC

     Material Occupations, Positions, Offices or Employment During Previous Five Years

         Michael J. Castellano. From September 1995 to March 1999, Mr. Castellano was a Senior Vice President and Controller of Merrill Lynch & Co., a financial services company, located at Four World Financial Center, New York, New York 10080. From March 1999 to August 2001, he was Senior Vice President and Chief Control Officer for Merrill Lynch & Co., Inc. From January 2000 to August 2001, he was Chairman of Merrill Lynch International Bank for Merrill Lynch & Co., Inc. Since August 2001, Mr. Castellano has been Managing Director and Chief Financial Officer of Lazard Freres & Co. LLC.

         Norman Eig. Since January 2003, Mr. Eig has served as Co-Chief Executive Officer and Director of Lazard Asset Management LLC. From May 1997 through January 12, 2003, Mr. Eig served as Vice Chairman of Lazard Freres & Co. LLC.

         Steven J. Golub. Since 1997, Mr. Golub has served as a Managing Director of Lazard Freres & Co. LLC.

         Scott D. Hoffman. From January 1998 to December 1998, Mr. Hoffman was a Director and Assistant Counsel for Lazard Freres & Co. LLC. From January 1999 to December 2000, Mr. Hoffman was Managing Director and Assistant Counsel of Lazard Freres & Co. LLC. Since January 2001, Mr. Hoffman has been Managing Director and General Counsel of Lazard Freres & Co. LLC and Lazard LLC.

         Kenneth M. Jacobs. Since 1988, Mr. Jacobs has been a Managing Director of Lazard Freres & Co. LLC. Since January 2002, Mr. Jacobs has been a Deputy Chairman of Lazard and Head of House of Lazard Freres & Co. LLC.

         Gary S. Shedlin. Since 1997, Mr. Shedlin has been a Managing Director of Lazard Freres & Co. LLC.

         Charles Stonehill. Since August 2002, Mr. Stonehill has been a Managing Director and Head of Global Capital Markets of Lazard Freres & Co. LLC. From late 1997 until May 2002, Mr. Stonehill was a Managing Director and Head of the Investment Banking Division in the Americas at Credit Suisse First Boston, a financial management company, with offices at 11 Madison Avenue New York, New York 10010. He was also a member of the Operating Committee of Credit Suisse First Boston.

         David L. Tashjian. Since 1997, Mr. Tashjian has been a Managing Director and Head of U.S. Capital Markets of Lazard Freres & Co. LLC.

         Ali E. Wambold. Since 1987, Mr. Wambold has been a Managing Director (or equivalent) of Lazard Freres & Co. LLC. Since 1993, he has also been a Managing Director of Lazard Brothers & Co., Limited, located at 50 Stratten Street, London W1J 8LL, United Kingdom. Lazard Brothers & Co., Limited's activities consist principally of financial advisory services. Since 1999, Mr. Wambold has been primarily responsible for the coordination and development of Lazard's alternative investment activities.

         Charles G. Ward, III. From February 1994 to February 2002, Mr. Ward served as President, Head or Co-Head of Global Investment Banking and Private Equity at Credit Suisse First Boston, a financial management company, located at 11 Madison Avenue, New York, New York 10010. Since February 2002, Mr. Ward has been President of Lazard LLC.

    Members of the Lazard Board of Lazard LLC

         The names of each of the members of the Lazard Board of Lazard LLC and the present and principal occupation, business address and citizenship for each such person and the corporation or other organization in which such employment is conducted are set forth below. During the last five years, neither Lazard LLC, nor to the best of its knowledge, any of the members of the Lazard Board of Lazard LLC (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

                             PRESENT AND PRINCIPAL OCCUPATION AND BUSINESS
                             ---------------------------------------------
    NAME                                        ADDRESS                                        CITIZENSHIP
    ----                                        -------                                        -----------
Marcus Agius                Deputy Chairman of Lazard and Chairman of Lazard                   United Kingdom
                            & Co., Limited
                            Lazard & Co., Limited
                            50 Stratten Street
                            London W1J 8LL
                            United Kingdom
Antoine Bernheim            Investor and Chairman of Assicurazioni Generali                    France
                            S.p.A.
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France
Gerardo Braggiotti          Deputy Chairman of Lazard; Managing Director of                    Italy
                            Lazard Freres S.A.S., Lazard Freres & Co.
                            LLC and Lazard & Co., Limited; Chairman of
                            the Board of Lazard AB Stockholm; Vice
                            Chairman of the Board of Lazard Asesores
                            Financieras S.A.; Chairman of the Board of
                            Lazard & Co. (Milan); and Vice Chairman of
                            the Advisory Committee of Lazard & Co.
                            (Frankfurt) Gmbh
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France
Michel A. David-Weill       Chairman of Lazard and Chairman of the Lazard                      France
                            Board of Lazard LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY 10020, USA
Jean Guyot                  Investor                                                           France
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France

                             PRESENT AND PRINCIPAL OCCUPATION AND BUSINESS
                             ---------------------------------------------
    NAME                                        ADDRESS                                        CITIZENSHIP
    ----                                        -------                                        -----------
Kenneth M. Jacobs           Deputy Chairman of Lazard; and Managing Director                   USA
                            and Head of House of Lazard Freres & Co. LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY 10020, USA
Alain Merieux               President Directeur General (CEO) of BioMerieux                    France
                            S.A. and Nouvelle bioMerieux Alliance
                            BioMerieux S.A. and Nouvelle bioMerieux Alliance
                            69280 Marcy L'Etoile
                            France
Bruno M. Roger              Chairman of Lazard Freres S.A.S.                                   France
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France
Patrick Sayer               Chief Executive Officer of Eurazeo                                 France
                            Eurazeo
                            3 Rue Jacques Bingen
                            75017 Paris France
Francois Voss               Managing Director of Lazard Freres S.A. S.                         France
                            Lazard Freres S.A.S.
                            121 Boulevard Haussmann
                            75382 Paris Cedex 08 France
Bruce Wasserstein           Head of Lazard LLC and Chairman of the Executive                   USA
                            Committee of Lazard Strategic Coordination
                            Company LLC
                            Lazard Freres & Co. LLC
                            30 Rockefeller Plaza
                            New York, NY 10020, USA

     Material Occupations, Positions, Offices or Employment During Previous Five Years

         Marcus Agius. From 1997 to May 2001, Mr. Agius was Deputy Chairman of Lazard & Co., Limited, an investment bank. Since May 2001, he has acted as Chairman of Lazard & Co., Limited.

         Antoine Bernheim. From January 1967 to March 2000, Mr. Bernheim served as a Managing Director and/or a Limited Partner of Lazard Freres & Cie, 121 Boulevard Haussmann, 75008 Paris, France, an investment bank, and from January 1977 to March 2000, as a Managing Director and/or a Limited Partner of Maison Lazard & Cie, 12 Avenue Percier, 75008 Paris, France, a holding company. Since July 1989, he has been a Managing Director and/or a Member of the board of Lazard LLC, and a Managing Director and/or a Limited Partner, since May 1989, of Partena, 12 Avenue Percier, 75008 Paris, France, a diversified holdings concern. From January 1988 to April 2001, he was President of the board of La France Participations et Gestion, 7/9, Boulevard Haussmann, 75009 Paris, France, an insurance company, and from March 1973 to May 2001, he was President of Euralux, 4 Rue Carlo Hemmet, 1734 Luxembourg, Luxembourg, an investment activity organization. From July 1984 to April 2001, Mr. Bernheim was Vice-President of the board of Eurafrance, 12 Avenue Percier, 75008 Paris, France, a diversified holdings concern. Since February 1988, he has been Vice President and/or a Director of Mediobanca, Piazzetta Enrico Cuccia 1, 20121 Milan, Italy, a banking organization, and since April 1999, he has been a Director, Vice President and/or President of Assicurazioni Generali S.p.A., Piazza Duca degli Abruzzi 2, 34132 Trieste, Italy, an insurance company. Since October 1996, Mr. Bernheim has been a Director, Vice President and/or President of the board of Generali France Holding, 76 Rue Saint-Lazare, 75009 Paris, France and a Director, from June 1997 to June 2001, of Generali France Assurances, 5 rue de Londres, 75009 Paris, France, both of which are insurance companies. Since September 1998, Mr. Bernheim has been a Member of the Supervisory Board, a Director and/or Vice-President of the board of LVMH Moet Hennessy Louis Vuitton, 30 Avenue Hoche, 75008 Paris, France, a provider of luxury goods. He has been a Director of the following organizations: Rue Imperial (formerly Societe Anonyme de la Rue Imperiale de Lyon), 49 Rue de la Republique, 69002 Lyon, France, a holding and real estate company, since June 1968; La France Vie, 7/9 Boulevard Haussmann, 75009 Paris, France, an insurance company, from 1967 to 1999; Societe Immobiliere Marseillaise, 12 Rue de la Republique, 13001 Marseille, France, a real estate company, from January 1968 to April 2002; Ciments Francais, 5 Place de la Pyramide, Tour Generale, 92008 Paris la Defense, France, a cement company, since June 1993; Cereol (formerly Eridania Beghin-Say), 59239 Thumeries, France, a sugar company, from July 1993 to September 2001; and Bollere (formerly Bollore Technologies), Odet, 29500 Ergue Gaberic, France, an investment company, since June 1997. He was a Member of the Supervisory Board, from January 1997 to April 2001, of Axa, 9 Place Vendome, 75001 Paris, France, an insurance company. Since January 1994, he has been a Director and/or Vice President of the board of Bollore Investissement (formerly Albatros Investissement), Odet, 29500 Ergue Gaberic, France, an investment concern. Since July 1985, he has been a Director and/or Member of the Supervisory Board of Eurazeo (formerly Azeo and Financiere et Industrielle Gaz &
Eaux), 3 Rue Jacques Bingen, 75017 Paris, France, a diversified holdings concern. Since March 2001, he has been President and a Director of B.B Investissement, 31-32 Quai de Dion-Bouton, 92800 Puteaux, France, an investment company. Mr. Bernheim has also served as a Director of the following organizations: Sofibol, Odet, 29500 Ergue Gaberic, France, a holding company, from June 1989 to May 1999, and again from October 1999 to June 2002; Aachener and Munchener Betelligungs-Aktiengeselischaft, Aachener and Munchener Allee 9, 52002 Aachen, Germany, an insurance company, since July 1998; Banca della Svizzera Italiana, Via Magatti 2, 6901 Lugano, Switzerland, a banking organization, since November 1998; Generali Holding Vienna AG, Landskrongasse 1-3, 1010 Vienna, Austria, an insurance company, since June 1996; IntesaBci S.p.A., Piazza Paolo Ferrari 10, 20121 Milan, Italy, a banking organization, since December 2002; Financiere Agache, 11 Rue Francois ler, 75008 Paris, France, a holding company, from September 1986 to April 2001, and again from May 2001 to October 2002; Christian Dior SA, 30 Avenue Montaigne, 75008 Paris, France, a luxury goods provider, from September 1986 to April 2001, and again from May 2001 to October 2002; Christian Dior Couture, 30 Avenue Montaigne, 75008 Paris, France, a luxury goods provider, from December 1995 to March 2001, and again from November 2001 to the present; Maison Lazard Developpement (formerly Maison Lazard International), 12 Avenue Percier, 75008 Paris, France, an investment services company, from July 1996 to June 2000; and La Federation Continentale, 11 Boulevard Haussmann, 75009 Paris, France, an insurance company, from May 1997 to October 1999. Mr. Bernheim was, from October 1998 to October 1999, President of the board and/or Director of Generali France Participations, 76 Rue Saint-Lazare, 75009 Paris, France, an insurance company. Additionally, he was a Director of the following organizations: Lazard Asia Limited, 80 Raffles Place, UOB Plaza II -22-20, Singapore 04862, an investment banking concern, from December 1994 to May 2001; VLGI, 23 Rue de 1'Arcade, 75008 Paris, France, a real estate company, from April 1986 to December 2002; and AON France, 45 Rue Kleber, 92697 Levallois-Perret Cedex, France, an insurance company, from December 1999 to December 2002.

         Gerardo Braggiotti. From 1997 to March 1998, Mr. Braggiotti was Deputy Chief Executive Officer of Mediobanca, located at Piazzetta Enrico Ciccia 1, Via Filodrammatici, 20121 Milan, Italy. From March 1998 to December 2001, he was Managing Director and Member of the Executive Committee of Lazard LLC. Since January 2002, Mr. Braggiotti has served as Deputy Chairman and Member of the Executive Committee of Lazard LLC.

         Michel A. David-Weill. From September 1997 to January 2002, Mr. David-Weill was Chairman and Chief Executive Officer of Lazard Freres & Co. LLC. Since January 2002, he has been Chairman of Lazard LLC.

         Jean Guyot. Since 1993, Mr. Guyot has been a Limited Partner of Lazard Freres & Cie, an investment bank. Since 1993, he has been a Limited Partner of Maison Lazard & Cie and Partena. Since June 1972, Mr. Guyot has been a Director of Eurafrance. Since April 1989, he has been a Partner of Fonds Partenaire Gestion. Since January 1986, he has been a Director of Gaz & Eaux, a diversified holdings concern located at 3 Rue Jacque Bingen, 75017 Paris, France. From September 1983 until 1999, he was a Director of Industrial Vehicles Corporation (IVECO) (Hollande), a provider of industrial vehicles located at IVECO Central Europe Robert Schuman Strausse No. 1 Unnterschleissheim, Munich. Additionally, Mr. Guyot has been a Managing Director of Lazard LLC since July 1984. Since March 2000, he has served as a Managing Director of Boulainvilliers SNC, an investment company located at 121 Boulevard Haussmann, 75008 Paris, France.

         Kenneth M. Jacobs. Since 1988, Mr. Jacobs has been a Managing Director of Lazard Freres & Co. LLC. Since January 2002, Mr. Jacobs has been a Deputy Chairman of Lazard and Head of House of Lazard Freres & Co. LLC.

         Alain Merieux. Since 1997, Mr. Merieux has served as Chief Executive Officer of BioMerieux SA, a company specializing in in-vitro diagnostics, as well as Chief Executive Officer of Accra, a company specializing in portfolio administration, each of which is located at Marcy 1'Etoile, 69280 France. From 1997 until 2002, he served as Chief Executive Officer of BMH, a holding company, located at Marcy 1'Etoile, 69280 France. From 1997 until 2002, he served as Chief Executive Officer of Transgene, a genetics research company, located at 11 Rue de Molsheim, Strasburg, 67000 France. Since 2002, he has served as a Director of the same company. From 2000 until 2002, he served as Chief Executive Officer of bioMerieux-Pierre Fabre, a holding company, located at Marcy 1'Etoile, 69280 France. Since 2000, he served as Chairman of B.M.A. (now S.G.H.), a holding company, located at 43 Avenue du 11/11/1918, Tassin la Demi-Lune, 69160 France. Since 1997, he has served as a Director of C.G.I.P./Wendel Investissement, a financial company, located at 89 Rue Taitbout, 75009 Paris, France. Since

1997, he has served as a Director of Societe de la Rue Imperiale de Lyon, an estate rental specialist, located at 49 Rue de la Republique, 69002 Lyon, France. Since 1997, he has served as a Director of Compagnie Plastic Omnium, a holding company, located at 19 Avenue Jules Carteret, 69007 Lyon, France. Since 1998, he has served as a Director of Financiere at Industrielle Gazeo Eurazeo, a holding company, located at 3 Rue Jacques Bingen, 75017 Paris, France. From 1999 until 2002, he served as a Director of Harmonie SA, a financial company, located at 3 Bd. Prince Henri, L-1724 Luxembourg, Luxembourg. Since 1999, he has served as a Managing Director of SCI Accra, an estate rental specialist, located at Marcy 1'Etoile, 69280 France. From 2000 until 2002, he served as Managing Director of FM SARL, a holding company, located at Marcy 1'Etoile, 69280 France. From 1997 to 2001, he served as Chairman of bioMerieux, Inc., an in-vitro diagnostic distribution company, located at 100 Rodolphe Street, Durham, North Carolina. Since 2000, he has served as Chairman of Silliker bioMerieux, Inc., a holding company, located at 900 Maplewood Road, Homewood, Illinois 60430 (now Silliker Group Corporation). Since 2000, he has served as Chairman of bioMerieux Italia S.p.A., an in-vitro diagnostic distribution company, located at Via Fiume Bianco 56, 00144 Rome, Italy. Since 2002, he has served as a member of the Supervisory Board of Akzo-Nobel, a holding company located at Velperweg 76 Arnhem PO 9300 6800 Arnhem Netherlands. Since 2000, he has served as Director of Lazard LLC. Since 2002, he has served as President of the Board of Directors of bioMerieux Hellas, an invitro diagnostic company, located at 35, Michalakopoulou Street, 11528 Greece.

         Bruno M. Roger. Since 1978, Mr. Roger has served as Managing Director of Lazard Freres S.A.S., an investment bank. From March 1990 to April 2001, Mr. Roger was Chairman and Chief Executive Officer of Azeo (formerly Gaz & Eaux), an investment company with investments in the U.S., Europe and Asia, located at 3 Rue Jacques Bingen, 75017 Paris, France. From March 2000 to January 2002, Mr. Roger served as Vice-Chairman and Chief Executive Officer of Lazard Freres S.A.S. From April 2001 to May 2002, he served as Chairman and Chief Executive Officer of Eurazeo, an investment company with diversified holdings, located at 3 Rue Jacques Bingen, 75017 Paris, France. Since January 2002, Mr. Roger has served as Chairman of Lazard Freres S.A.S. and from May 2002 to July 2003 as Chairman of the Supervisory Board of Eurazeo.

         Patrick Sayer. From July 1995 to June 2002, Mr. Sayer was a Managing Director of Lazard Freres S.A.S. From February 2000 to June 2002, he was a Managing Director of Lazard Freres & Co. LLC. Since May 2002, Mr. Sayer has been the Chief Executive Officer of Eurazeo.

         Francois Voss. Since 1978, Mr. Voss has been a Managing Director of Lazard Freres SAS, an investment bank, located at 121 Boulevard Haussmann, 75008 Paris, France. Since 1978, he has also been a Managing Director of Maison Lazard SAS, a holding company, located at 12 Avenue Percier, 75008 Paris, France. Since 1978, he has also been a Managing Director of Partena, a diversified holdings concern. Since 1999, he has also been Chief Executive Officer of Lazard Service Investissement, a financial consulting firm, located at 12 Avenue Percier, 75008 Paris, France. Additionally, since 1999, he has been a Managing Director of Lazard LLC. Since October 1995, he has been a Managing Director and Limited Partner of Lazard Freres Gestion, an asset management company, located at 10 Avenue Percier, 75008 Paris, France. Since December 1995, Mr. Voss has been President of Groupama Oblig-Europe, an investment company, located at 8-10 Rue d'Astorg, 75008 Paris, France. Mr. Voss has served as a Director for the following organizations: BNP Epargne Patrimoine, an asset management company, located at 18 Boulevard Montmartre, 75008 Paris, France, since November 1979; Rue Imperiale, a holding and real estate company, located at 49 Rue de la Republique, 69002 Paris, France, since October 1994; Les Fils Dreyfus & Cie, a banking concern, located at 16 Aeschenvorstadt CH 4002 Bale, Switzerland, since March 2002; Sovaclux, an investment company, located at 14 Rue Aldrigen, Luxembourg, Luxembourg, since November 1980; Lazard Japan Fund Ltd., an investment company, located at The Aall Building, North Church Street-Grand Cayman, Cayman Islands, BWI, since November 1985; The World Trust Fund, an investment company, located at 14 Rue Aldrigen, Luxembourg, Luxembourg, since June 1991; and Lazard Far East Investors (Holding) Limited, an investment company, located in Jersey, Channel Island, since September 1988. Additionally, he has been a non-voting Director of Objectif France, an investment company, located at 121 Boulevard Haussmann, 75008 Paris, France, since October 1991, and of Fonds Partenaires Gestion S.A., a private equity leveraged buyout fund management company, located at 10 Rue Treilhard, 75008 Paris, France, since 1995. Mr Voss has served as representant permanent of Lazard Freres Gestion on the boards of the following organizations: Objectif Capitalisation, since June 1988; Objectif Japon, since June 2001; Objectif Actions Internationales, since September 1997; Objectif Dynamique Internationales, since 2002; and Objectif Signatures Privees, since 2002; all of which are investment companies located at 121 Boulevard Haussmann, 75008 Paris, France. Since March 1997, he has served as representant permanent of LFG. Additionally, he serves as representant permanent of Somargest on the boards of the following organizations: Objectif Patrimoine, since May 2002, and Objectif Actions Euro, since November 2002; all of which are investment companies located at 121 Boulevard Haussmann, 75008 Paris, France.

         Bruce Wasserstein. From February 1988 to January 2001, Mr. Wasserstein served as the Chief Executive Officer of Wasserstein Perella & Co. (acquired by Dresdner Bank AG in January 2001), located at 1301 Avenue of the Americas, New York, New York 10019. From January 2001 to November 2001, he was Co-Chief Executive Officer of Dresdner Kleinwort Wasserstein, located at 1301 Avenue of the Americas, New York, New York 10019. Since January 2002, Mr. Wasserstein has acted as the Head of Lazard.

ARVP II ACQUISITION, L.P.

         Purchaser was formed in California on November 12, 2003 by ARV in contemplation of the Offer and proposed Merger. ARV formed Purchaser for the sole purpose of effecting the Offer and the Merger. Purchaser has not been engaged in any business activities other than those in connection with its formation, the Offer and the Merger. ARV is the general partner of Purchaser. Purchaser will be merged with and into the Partnership if the Merger is consummated, subject to the terms of the Merger Agreement. ARV will then be the sole general partner of the Partnership following the merger, and ARVP II Acquisition LLC, a Delaware limited liability company of which ARV is the sole member, will be the sole limited partner of the Partnership following the merger. Purchaser's executive offices are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626 (Telephone: (714) 751-7400).

         During the last five years, Purchaser (a) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor
(b) was it a party to any judicial or
administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

                                   SCHEDULE II

            INFORMATION CONCERNING SECONDARY MARKET SALES REPORTED TO
                THE PARTNERSHIP DURING THE LAST TWO FISCAL YEARS

         The following table sets forth certain information relating to sales of Units during the last two years between parties unaffiliated with us or ARV where a sales price per Unit was reported to the Partnership:

MONTH OF REPORTED                                          NUMBER OF UNITS             NET SALES PRICE PER
  TRANSACTION               SALES PRICE PER UNIT                 SOLD                         UNIT
   April 2002                       $245                         5.000                       $215.00
   June 2002                        $425                        10.875                       $411.21
 September 2002                     $303                        10.000                       $288.00
 September 2002                     $305                        10.000                       $290.00
 September 2002                     $118                         3.500                       $ 75.14
  October 2002                      $240                        20.000                       $232.50
  October 2002                      $240                         5.000                       $210.00
  October 2002                      $240                        10.000                       $225.00
  January 2003                      $280                         8.251                       $261.82
  January 2003                      $230                         2.000                       $155.00
   April 2003                       $150                        10.000                       $135.00
   April 2003                       $194                         5.000                       $164.00
   April 2003                       $297                        10.000                       $282.00
    May 2003                        $236                         6.000                       $211.00
    May 2003                        $266                         5.000                       $236.00
   June 2003                        $241                         4.000                       $203.50
   July 2003                        $300                         5.000                       $270.00
   July 2003                        $300                        25.000                       $294.00
   July 2003                        $300                         8.000                       $281.25
   July 2003                        $300                        20.000                       $292.50
   July 2003                        $300                        10.000                       $285.00
   July 2003                        $300                         6.091                       $275.37
   July 2003                        $300                         7.558                       $280.15
   July 2003                        $300                        10.000                       $285.00
   July 2003                        $300                         7.000                       $278.57

MONTH OF REPORTED                                          NUMBER OF UNITS             NET SALES PRICE PER
  TRANSACTION               SALES PRICE PER UNIT                 SOLD                         UNIT
   July 2003                        $300                        20.000                       $292.50
   July 2003                        $300                        15.000                       $290.00
  August 2003                       $300                         7.000                       $278.57
  August 2003                       $300                        10.000                       $285.00
  August 2003                       $300                        10.000                       $285.00
  August 2003                       $300                         7.370                       $279.65
  August 2003                       $300                        25.000                       $294.00
 September 2003                     $300                         4.000                       $262.50
  October 2003                      $325                         4.000                       $287.50
  October 2003                      $301                         5.000                       $271.00
 November 2003                      $244                         5.000                       $214.00
 December 2003                      $308                        10.000                       $293.00
 December 2003                      $325                         5.000                       $295.00
 December 2003                      $325                         5.000                       $295.00
 December 2003                      $325                         5.000                       $295.00
 December 2003                      $325                         5.342                       $296.92
 December 2003                      $325                         5.000                       $295.00
 December 2003                      $325                         5.000                       $295.00


         During the last two fiscal years, the Weighted Average Sales Price per Unit for sale transactions between parties unaffiliated with us or ARV and reported to the Partnership was $289.19 per Unit, and the Weighted Average Net Sales Price per Unit for these transactions was $272.04 per Unit.


         The Net Sales Prices per Unit shown above do not necessarily reflect the net sales proceeds actually received by sellers of Units, which may be further reduced to amounts less than the reported price by costs that are not imposed by the Partnership.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), is entered into as of __________ ___, 2004, by and between American Retirement Villas Properties II, a California limited partnership ("ARVP II"), and ARVP II Acquisition, L.P., a California limited partnership ("Purchaser").

                                    RECITALS

         WHEREAS, the board of directors of ARV Assisted Living, Inc., a Delaware corporation ("ARV"), the general partner of ARVP II and Purchaser, has approved this Agreement and the merger of Purchaser with and into ARVP II (the "Merger"); and

         WHEREAS, ARVP II Acquisition, LLC, a Delaware limited liability company and sole limited partner of Purchaser, has approved this Agreement and the Merger.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

             THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER

         SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with Article 7.5 of the California Revised Limited Partnership Act (the "LP Act") and the respective organizational documents of ARVP II and Purchaser, Purchaser shall be merged with and into ARVP II and the separate legal existence of Purchaser shall thereupon cease, ARVP II shall be the surviving entity of the Merger (hereinafter sometimes referred to as the "Surviving Partnership") and the separate existence of ARVP II will continue unaffected by the Merger.

         SECTION 1.2 The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1 hereof. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         SECTION 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of California and make all other filings or recordings required by California law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of California or at such other future effective date or time as Purchaser and ARVP II shall agree and specify in the Certificate of Merger (the "Effective Time").

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects specified in the LP Act and this Agreement.

         SECTION 1.5 Restructuring. Notwithstanding anything to the contrary in this Agreement, the parties shall have the right, in their sole discretion, to
(i) change the type or structure of, and/or the parties to, the Merger, including changing the structure of the Merger so that (x) ARVP II merges with and into Purchaser with Purchaser being the surviving entity, (y) ARVP II merges with and into an affiliate of ARV other than Purchaser with ARVP II being the surviving entity and (z) an affiliate of ARV other than Purchaser merges with and into ARVP II with such other affiliate being the surviving entity and/or
(ii) assign any or all of their rights, interests, duties or obligations under this Agreement to any affiliate of ARV, provided that any action taken by any party pursuant to this Section 1.5 shall not, individually or when taken together with any or all other actions under this Section 1.5, have an adverse effect on any Limited Partner or special limited partner of ARVP II (a "Special Limited Partner"). If an entity other than Purchaser is a party to the Merger, then, without the need for any additional act or consent of any other person or entity, such entity shall execute a counterpart to the Agreement and shall thereupon become a party hereto.

                                   ARTICLE II

                          EFFECT ON UNITS AND INTERESTS

         SECTION 2.1 Effect on Units and Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, ARVP II, ARV or the limited partners of ARVP II ("Limited Partners"):

         (a) The limited partnership interest in Purchaser owned by ARVP II Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of ARV ("ARVP LLC"), shall automatically be converted into and become one fully paid and non-assessable limited partnership unit of ARVP II (a "Unit") representing a Limited Partner interest in ARVP II;


         (b) Each Unit that is owned by ARV or any affiliate of ARV (other than Purchaser) immediately prior to the Effective Time shall remain issued and outstanding and continue to represent a Limited Partner interest in ARVP II and each Unit that is owned by Purchaser immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist;


         (c) Each Unit issued and outstanding immediately prior to the Effective Time (other than Units that shall remain issued and outstanding pursuant to Section 2.1(b)) (collectively, the "Non-affiliate Units"), including all accrued and unpaid distributions thereon, shall automatically be converted into and become the right to receive $___ in cash less the sum of all distributions of cash from the Partnership attributable to each such Unit that are declared or made on or after ____________ __, 2004 (the "Reference Date"), to the extent that ARV, any affiliate of ARV or Purchaser do not receive such distributions with respect to any such Unit, including, without limitation, all distributions of cash from operations and capital proceeds, without regard to whether the applicable sale, financing, refinancing or other disposition took place before or after the Reference Date (the "LP Merger Consideration"). At the Effective Time, all such Units shall automatically be canceled and shall cease to exist, and each holder of Units (a "Unitholder") immediately prior to the Effective Time (i) who was a Limited Partner shall cease to be a Limited Partner of ARVP II, and (ii) shall cease to have any rights with respect to such Units, except the right to receive the LP Merger Consideration;

         (d) Each special limited partnership interest issued and outstanding immediately prior to the Effective Time (collectively, the "SLP Interests"), including all accrued and unpaid distributions thereon, shall automatically be converted into and become the right to receive $____ in cash less the sum of all distributions of cash from the Partnership attributable to each such SLP Interest that are declared or made on or after the Reference Date, to the extent that ARV, any affiliate of ARV or Purchaser do not receive such distributions with respect to any such SLP Interests, including, without limitation, all distributions of cash from operations and capital proceeds, without regard to whether the applicable sale, financing, refinancing or other disposition took place before or after the Reference Date (the "SLP Merger Consideration" and, together with the LP Merger Consideration, the "Merger Consideration"). At the Effective Time, all such SLP Interests shall automatically be canceled and shall cease to exist, and each holder of an SLP Interest immediately prior to the Effective Time (i) who was a Special Limited Partner shall cease to be a Special Limited Partner or Limited Partner of ARVP II or to have any other right, title or interest in the Partnership, except the right to receive the SLP Merger Consideration in accordance with the terms of this Agreement, and (ii) shall cease to have any rights with respect to such SLP Interests, except the right to receive the SLP Merger Consideration; and

         (e) Notwithstanding anything to the contrary in this Agreement, if the Merger is of another type or structure contemplated by Section 1.5, (i) each Non-affiliate Unit shall be converted into the right to receive the LP Merger Consideration, (ii) each SLP Interest shall be converted into the right to receive the SLP Merger Consideration, and (iii) the other provisions of this
Section 2.1 shall be modified by the parties hereto to give the effect to such type or structure.

         SECTION 2.2  Payment Procedures.

         (a) Paying Agent. Prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, with ACS Securities Services, Inc., as paying agent for the Merger Consideration (the "Paying Agent"), at least an amount in cash equal to the sum of (i) the product of (A) the LP Merger Consideration and
(B) the number of Non-affiliate Units and (ii) the product of (A) the SLP Merger Consideration and (B) the number of SLP Interests (the "Payment Fund") for the purpose of paying the Merger Consideration.

         (b) Payment Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each Unitholder and each Special Limited Partner of record immediately prior to the Effective Time whose Units or SLP Interests, as the case may be, were converted into the right to receive the Merger Consideration, pursuant to Sections 2.1(c) and (d) and this Section 2.2(b), a form of letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Units or SLP Interests held by a person or entity shall pass, only upon (i) delivery or presentation to the Paying Agent of evidence reasonably satisfactory to the Paying Agent that such person or entity was, immediately prior to the Effective Time, either (A) the Unitholder of record of the Units it purported to own as of such time or (B) the Special Limited Partner of record of the SLP Interests it purported to own as of such time ("Ownership Evidence") and (ii) surrender to the Paying Agent, for the account and benefit of the Surviving Partnership, of any non-cash distribution declared or made by the Partnership after the Reference Date (or any proceeds obtained or obtainable upon the exercise or conversion thereof) which is attributable to each such Unit or SLP Interest and has been received by each such Unitholder or Special Limited Partner (the "Non-Cash Distributions"). Upon delivery or presentation to the Paying Agent of a properly completed and executed Letter of Transmittal, together with Ownership Evidence (including any information or certification required for tax purposes), any Non-Cash Distributions attributable to each such Unit or SLP Interest and such other documents or evidence as the Surviving Partnership or the Paying Agent may reasonably request: (x) the Unitholder shall be entitled to receive the LP Merger Consideration for each Unit owned immediately prior to the Effective Time or (y) the Special Limited Partner shall be entitled to receive the SLP Merger Consideration for each SLP Interest owned immediately prior to the Effective Time, as the case may be, and as determined pursuant to this Agreement. In the event that Non-Cash Distributions attributable to a Unit or SLP Interest are not surrendered to the Paying Agent in accordance with this Section 2.2(b), the Merger Consideration payable upon the conversion of each such Unit or SLP Interest may, at the Surviving Partnership's option, be reduced by the value of such Non-Cash Distributions, as determined by the Surviving Partnership in its sole discretion. No interest shall be paid or shall accrue on any Merger Consideration payable pursuant to this Agreement or otherwise.

         (c) No Further Ownership Rights in Units. All Merger Consideration paid in exchange for Units or SLP Interests in accordance with this Article II shall be full satisfaction for such Units or SLP Interests, as the case may be, exchanged for such Merger Consideration and all rights related to such Units or SLP Interests. At the close of business on the date on which the Effective Time occurs, the transfer records of ARVP II shall be closed and there shall be no further registration of transfers of Units or SLP Interests on the transfer records of the Surviving Partnership of Units or SLP Interests that were outstanding immediately prior to the Effective Time.

         (d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to Unitholders or Special Limited Partners for twelve
(12) months after the Effective Time shall be delivered to the Surviving Partnership, upon demand, and any Unitholders or Special Limited Partners who have not theretofore complied with this Article II shall thereafter look solely to the Surviving Partnership for, and, subject to Section 2.2(e), the Surviving Partnership shall remain liable for, payment of their claim for Merger Consideration.

         (e) No Liability. None of Purchaser, ARV, ARVP II or the Paying Agent shall be liable to any person or entity in respect of cash from the Payment Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Units or SLP Interests have not been exchanged for Merger Consideration prior to the second anniversary of the date on which the Effective Time shall occur (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any governmental entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Partnership, free and clear of all claims or interest of any person or entity previously entitled thereto.

         (f) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund on a daily basis as directed by the Surviving Partnership; provided, however, that such investments shall be solely in (i) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or (ii) commercial paper obligations rated A-1 or P-1 by Moodys' Investors Service, Inc. or Standard & Poor's Corporation, respectively. All interest and other income resulting from such investments shall be paid to the Surviving Partnership.

         (g) Withholding Rights. Purchaser, ARV and/or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Unitholder or Special Limited Partner such amounts as Purchaser, ARV or the Paying Agent is required to deduct and withhold with respect to making such payment under the Internal Revenue Code or any provision of domestic or foreign (whether national, federal, state, provincial, local, or otherwise) tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Purchaser, ARV or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Unitholder or Special Limited Partner in respect of which such deduction and withholding was made by Purchaser, ARV or the Paying Agent.

                                   ARTICLE III

                                   CONDITIONS

         SECTION 3.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date:

         (a) Each of Purchaser and ARVP II shall have received all governmental approvals and third party consents required to be obtained in connection with the Merger except where the failure to so obtain any such approval or consent would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Purchaser or ARVP II (a "Material Adverse Effect");

         (b) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition that could reasonably be expected to have (i) a Material Adverse Effect or (ii) the effect of preventing the consummation of the Merger, shall be in effect;

         (c) There shall be no pending or threatened litigation or governmental action or proceeding challenging the Merger that could reasonably be expected to have a Material Adverse Effect;

         (d) Either (i) the principal terms of the Merger Agreement and the Merger shall have been consented to and approved by the Limited Partners of ARVP II, collectively holding more

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than 50% of the outstanding Units that neither ARV nor any affiliate of ARV nor
Purchaser held as of the Reference Date, or (ii) Purchaser, together with its affiliates, shall have acquired title to or a contractual right to acquire more than 90% of the outstanding Units; and

         (e) In the event that Purchaser, together with its affiliates, has not acquired title to or a contractual right to acquire more than 90% of the outstanding Units, the California Commissioner of Corporations shall have held a hearing pursuant to Section 25142 of the California Corporate Securities Law of 1968 and shall have finally and conclusively approved (without the possibility of appeal) the terms and conditions of the Merger and the fairness of such terms and conditions in accordance with Section 15678.3 of the LP Act, and such approval shall not have been revoked, modified or amended in any respect and shall otherwise remain in full force and effect.

         SECTION 3.2 Waiver of Conditions. Notwithstanding anything to the contrary contained herein, either ARVP II or Purchaser may, in their sole discretion, waive any of the conditions to their obligations to consummate the transactions contemplated by this Agreement set forth in Section 3.1 above.

                                   ARTICLE IV

                                   TERMINATION

         SECTION 4.1 Termination of Agreement by ARV. This Agreement may be terminated, and the Merger abandoned, by ARV, in its sole discretion, at any time prior to the Effective Time.

         SECTION 4.2 Termination of Agreement by Either Party. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time if:

         (a) The transactions contemplated by this Agreement have not been consummated on or before ____________, 2004; or

         (b) Any condition set forth in Section 3.1 to any party's obligation to consummate the transactions contemplated by this Agreement shall become incapable of being satisfied (unless such condition has been waived).

         SECTION 4.3 Effect of Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its general partners, directors, officers or employees) shall have any liability or further obligation to any other party to this Agreement.

                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.1 Further Assurances. Each of Purchaser and ARVP II shall use its reasonable best efforts to take all actions necessary and appropriate to effectuate the Merger,

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including, if necessary, executing any additional documents or other instruments and filing such documents or other instruments with the appropriate governmental authorities.

         SECTION 5.2 No Appraisal Rights. The Unitholders and Special Limited Partners are not entitled to any appraisal or dissenters' rights under applicable law as a result of the Merger.

         SECTION 5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         SECTION 5.4 Entire Agreement. This Agreement, including the exhibits hereto, reflects the entire agreement of the parties regarding the subject matter hereof and supercedes all prior agreements and understandings among the parties with respect thereto.

         SECTION 5.5 Severability. If any provision of this Agreement is held or deemed to be void, unenforceable or otherwise of no force and effect, each other provision of this Agreement shall remain in full force and effect and shall be construed without giving effect to the provision that is void, unenforceable or of no force and effect.

         SECTION 5.6 Amendment. This Agreement shall be amended only by a writing signed by all parties hereto.

         SECTION 5.7 No Third Party Beneficiary. This Agreement shall be for the sole and exclusive benefit of the parties hereto and ARV, and no other party shall have any direct or indirect right or interest in or arising out of this Agreement.

         SECTION 5.8 Counterparts. This Agreement may be signed in two or more counterparts which, when taken together, shall constitute a fully executed version of this Agreement.

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         IN WITNESS HEREOF, the parties have executed this Agreement and caused the same to be delivered on their behalf as of the date first above written.

                                     AMERICAN RETIREMENT VILLAS
                                         PROPERTIES II, A CALIFORNIA LIMITED
                                         PARTNERSHIP

                                     By: ARV Assisted Living, Inc.,
                                         its General Partner

                                     By: ___________________________________
                                     Name: _________________________________
                                     Title: ________________________________

                                     ARVP II Acquisition, L.P.

                                     By: ARV Assisted Living, Inc.,
                                         its General Partner

                                     By: ___________________________________
                                     Name: _________________________________
                                     Title: ________________________________

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